Exhibit 2.5

AGREEMENT AND PLAN OF MERGER REORGANIZATION

BY AND AMONG

NETLOGIC MICROSYSTEMS, INC.

ROADSTER MERGER CORPORATION

RMI CORPORATION

AND

THE REPRESENTATIVE OF CERTAIN OF THE HOLDERS OF ALL OF THE

CAPITAL STOCK OF RMI CORPORATION

Dated as of May 31, 2009

i

(continued)

(continued)

(continued)

(continued)

v

EXHIBITS

Form of Standstill Agreement and List of Company Stockholders Signing Market Standstill Agreements	Exhibit A

Certificate of Merger	Exhibit B

Form of Escrow Agreement	Exhibit C

Form of Note and Security Agreement	Exhibit D

INDEX OF DEFINED TERMS

Acquisition Proposal	56
Action	42
Actions	42
Additional Adjusted Percentage Number	15
Adjusted Percentage Number	15
Affiliate	81
Agent	19
Agreement	1
Allocation Schedule	66
Antitrust Filings	25
Antitrust Laws	25
Applicable Advance Earn-Out Credit	3
Applicable CEO Special Incentive Consideration	3
Applicable Closing Price	3
Applicable Directed Common Consideration	3
Applicable Earn-Out Consideration	3
Applicable Law	3
Applicable Merger Consideration	3
Applicable Period	56
Applicable Total Consideration	3
Associate	81
Business Day	81
Bylaws	3
Cause	4
CEO Adjusted Number	18
Certificate of Merger	2
Change in Control Payments	4
Change of Recommendation	57
Closing	2
Closing Date	2
Code	21
Common Merger Consideration	4, 11, 12
Common Preference Amount	4
Company	1
Company Common Stock	4
Company Debt	4
Company Effect	4
Company Employee Plan	34
Company Intellectual Property	37
Company Material Adverse Effect	4
Company Organizational Documents	4
Company Preferred Stock	4
Company Solicitation Statement and Notice of Appraisal Rights	4
Company Stock	1
Company Stockholders	1
Company’s Registered Intellectual Property	36
Confidential Information	4
Confidentiality Agreement	52
Consents	25
Contract	33
Controls	26
Credit Suisse	44
Damages	73
Default	33
Delaware Law	1
DGCL	1
Disclosure Schedule	4
Dissenting Shares	14
Earn-Out Common Consideration	5
Earn-Out Consideration	15
Earn-Out Distribution Date	5, 16
Earn-Out Per Share Common Consideration	5
Earn-Out Per Share Series A Consideration	5
Earn-Out Per Share Series B-1 Consideration	5
Earn-Out Per Share Series B-2 Consideration	5
Earn-Out Per Share Series C Consideration	5
Earn-Out Per Share Series D Consideration	5
Earn-Out Period	5
Earn-Out Series A Consideration	5, 18
Earn-Out Series B-1 Consideration	5, 19
Earn-Out Series B-2 Consideration	5, 19
Earn-Out Series C Consideration	5, 19
Earn-Out Series D Consideration	5, 19
Earn-Out Set-Off	70
Effective Time	2
Employee Retention Consideration	60
End Date	68
Environmental Laws	42
ERISA	34
ERISA Affiliate	34
Escrow Agreement	19
Escrow Amount	19
Escrow Consideration	5
Escrow Funds	19
Escrow Period	19

Estimated Transaction Expenses	5
Excess Dissenting Shares	6
Exchange Act	6
Expense Consideration	6
Expiration Date	19
Field Failure	40
Financial Statements	25
Fully Diluted Common Share Number	6
Fully Diluted Preferred Share Number	6
Fully Diluted Series A Preferred Share Number	6
Fully Diluted Series B-1 Preferred Share Number	6
Fully Diluted Series B-2 Preferred Share Number	6
Fully Diluted Series C Preferred Share Number	6
Fully Diluted Series D Preferred Share Number	6
Fully Diluted Total Share Number	6
GAAP	25
Governmental Authorities	25
Hazardous Substance	42
Incentive Shares	52
Indebtedness	28
Indemnification Funds	70
Indemnified D&Os	60
Indemnifying Securityholders	3
Intellectual Property	40
Involuntary Termination	6
IRS	31
JAMS	74
Key Customer	33
Knowledge	80
Leased Premises	31
Legal Requirements	7
Letter of Transmittal	20
Lock-up Restrictions	13
Merger	1
Merger Consideration	7
Merger Sub	1
Multiemployer Plan	35
Net Revenue	7
Net Revenue Target	7
Nominal Advance Earn-Out Credit	7
Nominal CEO Special Incentive Consideration	7
Nominal Directed Common Consideration	7
Nominal Earn-Out Consideration	7
Nominal Merger Consideration	7
Note Agreement	61
Officer’s Certificate	72
Open Source Code	38
Option	7
Option Plan	7
Option Shares	52
Parent	1
Parent Average Closing Price	7
Parent Change of Recommendation	59
Parent Claim	70
Parent Common Stock	7
Parent Effect	7
Parent Indemnified Parties	70
Parent Material Adverse Effect	7
Parent Organizational Documents	67
Parent RSUs	52
Parent SEC Documents	46
Parent Special Meeting	8, 59
Parent Stockholder Approval	8
Parties	1
Party	1
Paying Agent	20
PBGC	34
PCBs	42
Per Share Common Merger Consideration	8
Per Share Initial Series A Merger Consideration	8
Per Share Initial Series B-1 Merger Consideration	8
Per Share Initial Series B-2 Merger Consideration	8
Per Share Initial Series C Merger Consideration	8
Per Share Initial Series D Merger Consideration	8
Per Share Preferred Escrow Consideration	8
Per Share Preferred Expense Amount Consideration	8
Per Share Series A Merger Consideration	8
Per Share Series B-1 Merger Consideration	9
Per Share Series B-2 Merger Consideration	9
Per Share Series C Merger Consideration	9

Per Share Series D Merger Consideration	9
Permits	43
Person	20
Potential 280G Benefits	55
Proprietary Product	38
Proxy Statement	44
Qualified Plan	34
Real Property Leases	31
Representative	3
Representative Reimbursable Expenses	77
Required Stockholder Approval	63
Requisite Stockholder Approval	44
Restricted Period	13
Retention Shares	60
Rights Agreements	24
SEC	9
Securities Act	24
Security Interest	25
Securityholder Schedule	23
Series A Merger Consideration	9, 11, 12
Series A Preference Amount	9
Series A Preferred Stock	9
Series B-1 Merger Consideration	9, 11, 12
Series B-1 Preference Amount	9
Series B-1 Preferred Stock	9
Series B-2 Merger Consideration	9, 11, 12
Series B-2 Preference Amount	9
Series B-2 Preferred Stock	9
Series C Merger Consideration	9, 11, 12
Series C Preference Amount	9
Series C Preferred Stock	10
Series D Merger Consideration	10, 12
Series D Preference Amount	10
Series D Preferred Stock	10
Shares	13
Special Claims	71
Special Deductible	71
Special Matter	70
Standstill Agreement	1
Stock Closing Payment	10
Subsidiary	23
Superior Proposal	57
Surviving Corporation	1
Tax	31
Tax Law	31
Tax Return	31
Taxes	31
Taxing Authority	31
Threshold	71
Total Common Consideration	16
Total Preference Amount	10
Total Preferred Merger Consideration	10
Total Return to Preferred Stockholders	18
Total Series A Consideration	16, 17
Total Series B-1 Consideration	16, 17
Total Series B-2 Consideration	16, 17
Total Series C Consideration	16, 17
Total Series D Consideration	16, 17
Transaction Expenses	10
Transfer Taxes	73
Transition Share Agreement	61
Transition Shares	60
Unaudited Balance Sheet	25
Warrants	10

AGREEMENT AND PLAN OF MERGER REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER REORGANIZATION is made as of May 31, 2009 (this “Agreement”) by and among NetLogic Microsystems, Inc., a Delaware corporation (“Parent”), Roadster Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), RMI Corporation, a Delaware corporation (the “Company”), and, solely with respect to Sections 1.6, 14, 15 and 17, the Representative (as defined below). The holders of all of the capital stock of the Company (the “Company Stock”) are collectively referred to as the “Company Stockholders.” Parent and the Company are referred to collectively herein as the “Parties” and each individually as a “Party.”

WHEREAS, the board of directors of the Company has unanimously (i) determined that the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein (the “Merger”) is desirable and in the best interests of the Company and the Company Stockholders, (ii) approved, in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL” or “Delaware Law”) this Agreement and each of the transactions contemplated hereby, including the Merger; and (iii) determined to recommend that the Company Stockholders approve this Agreement and each of the transactions contemplated hereby, including the Merger; and

WHEREAS, the board of directors of Merger Sub has unanimously (i) determined that the Merger is advisable and in the best interests of Merger Sub and (ii) approved, in accordance with the applicable provisions of the DGCL, this Agreement and each of the transactions contemplated hereby, including the Merger; and

WHEREAS, in furtherance of such combination, the board of directors of Parent, as the sole stockholder of Merger Sub, approved this Agreement and the Merger, has unanimously (i) determined that the Merger upon the terms and subject to the conditions set forth herein is desirable and in the best interests of Parent and Merger Sub, (ii) approved, in accordance with the applicable provisions of the DGCL this Agreement and each of the transactions contemplated hereby, including the Merger, and (iii) determined to recommend that Parent Stockholders approve the matters set forth in the Proxy Statement; and

WHEREAS, the parties intend, for federal income tax purposes, that the Merger qualify as a reorganization as described in Section 368(a) of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain of the Company Stockholders listed on Exhibit A are entering into a standstill agreement with Parent substantially in the form attached as Exhibit A (“Standstill Agreement”); and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

SECTION 1. The Merger.

1.1 The Merger. At the Effective Time (as defined below), and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time; Closing. Unless this Agreement is earlier terminated pursuant to Section 12, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as reasonably practicable after the satisfaction or waiver of each of the conditions set forth in Sections 7, 8 and 9 below (other than conditions that by their nature are to be satisfied solely by the performance thereof at Closing, and subject to the satisfaction or waiver of those conditions at such time), or at such other time as Parent and the Company shall otherwise agree (the “Closing Date”). In connection with the Closing, the parties shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware, as contemplated by the DGCL and substantially in the form attached hereto as Exhibit B (the “Certificate of Merger”) and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall be effective upon the later of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or (b) such other date and time as may be specified in the Certificate of Merger (such later date being referred to as the “Effective Time”). The Closing shall take place at 10:00 a.m., Pacific Time, on the Closing Date at the offices of Bingham McCutchen LLP, 1900 University Avenue, East Palo Alto, California 94303.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law, including Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; Bylaws; Corporate Records.

(a) Certificate of Incorporation. At the Effective Time, the Amended and Restated Certificate of the Company shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such Certificate of Incorporation, except that the name of the Surviving Corporation as stated in such Certificate of Incorporation shall be “RMI Corporation.”

(b) Bylaws. At the Effective Time, the Bylaws of the Company shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and such Bylaws, except that the name of the Surviving Corporation on the face of such Bylaws shall be “RMI Corporation.”

(c) Corporate Records. At or prior to the Closing, the Company shall deliver or cause to be delivered to Parent the minute books, stock record books and, to the extent requested by Parent, all other documents, books, records, agreements and financial data, of the Company.

1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

1.6 Appointment of Representative; Agreements Binding on Company Stockholders. Each (i) Company Stockholder that does not perfect his, her or its appraisal or dissenters’ rights under the DGCL and is otherwise entitled to receive a portion of the Merger Consideration pursuant to Section 2 of this Agreement (the “Indemnifying Securityholders”), by virtue of having approved and adopted this Agreement shall be deemed to (a) have irrevocably constituted and appointed, effective as of the Effective Time, WP VIII Representative LLC (together with its permitted successors, the “Representative”), as their true and lawful agent, proxy and attorney-in-fact, to execute and deliver this Agreement and the Escrow Agreement on their behalf and exercise all or any of the powers, authority and discretion conferred on it under this Agreement (including, without limitation, Section 14 and Section 15), the Escrow Agreement or any other agreement or instrument entered into or delivered in connection with the transactions contemplated hereby, and (b) have irrevocably agreed to, and be bound by and comply with, all of the obligations of the Indemnifying Securityholders set forth herein (including, without limitation, Section 14 and Section 15) and in the Escrow Agreement. The Representative agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact. This power of attorney is coupled with an interest and is irrevocable.

1.7 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Applicable Advance Earn-Out Credit” shall mean the dollar amount of the result of dividing (a) the Nominal Advance Earn-Out Credit, by (b) the Applicable Closing Price, and multiplying such quotient by (c) the Parent Average Closing Price.

“Applicable CEO Special Incentive Consideration” shall mean the dollar amount of the result of dividing (a) the Nominal CEO Special Incentive Consideration, by (b) the Applicable Closing Price, and multiplying such quotient by (c) the Parent Average Closing Price.

“Applicable Closing Price” shall mean the Parent Average Closing Price; provided, that, if the Parent Average Closing Price is greater than $34.90, the “Applicable Closing Price” shall mean $34.90; provided, further, that, if the Parent Average Closing Price is less than $26.97, the “Applicable Closing Price” shall mean $26.97.

“Applicable Directed Common Consideration” shall mean the dollar amount of the result of dividing (a) the Nominal Directed Common Consideration, by (b) the Applicable Closing Price, and multiplying such quotient by (c) the Parent Average Closing Price.

“Applicable Earn-Out Consideration” shall mean the dollar amount of the result of dividing (a) the Nominal Earn-Out Consideration, by (b) the Applicable Closing Price, and multiplying such quotient by (c) the Parent Average Closing Price.

“Applicable Merger Consideration” shall mean the result of dividing (a) the Nominal Merger Consideration, by (b) the Applicable Closing Price, and multiplying such quotient by (c) the Parent Average Closing Price.

“Applicable Total Consideration” shall mean (a) Applicable Merger Consideration plus (b) Applicable Earn-Out Consideration.

“Applicable Law” shall mean any Legal Requirements applicable to the Company or its Subsidiaries.

“Bylaws” shall mean the Bylaws of the Company as in effect as of the date of this Agreement.

“Cause” shall mean commission of (i) any act of fraud or embezzlement by the employee, (ii) any intentional unauthorized use or disclosure by such employee of confidential information or trade secrets of Parent, the Surviving Corporation or any other subsidiary of Parent, or (iii) any act of dishonesty or other intentional misconduct by such person adversely affecting the business affairs of Parent, the Surviving Corporation or any other subsidiary of Parent in a material manner.

“Change in Control Payments” shall mean any cash severance, retention, bonus or any other similar payment made or that becomes payable by the Company or any of its Subsidiaries to any director, officer, employee or consultant solely as a result of the Company entering into this Agreement or the consummation of the Merger.

“Common Merger Consideration” shall have the meaning given to such term in Section 2.1(a)(ii)(A) or Section 2.1(a)(iii)(A), as applicable.

“Common Preference Amount” is the number of shares of Company Common Stock outstanding immediately prior to the Effective Time multiplied by $0.10 per share.

“Company Common Stock” shall mean the Common Stock, par value $.001 per share, of the Company.

“Company Debt” shall mean all Indebtedness of the Company.

“Company Material Adverse Effect” shall mean any change in, event, or effect on the Company or any of its Subsidiaries (in each case, a “Company Effect”) that, when taken individually or in the aggregate with all other Effects, (i) is or are materially adverse in relation to the Company’s and its Subsidiaries’ financial condition, properties, assets, liabilities or business operations, taken as a whole, or (ii) may materially impair the ability of the Company to consummate the transactions contemplated hereby, except to the extent that such Company Effect or Company Effects results from (1) changes in general economic conditions and changes affecting the industry in which the Company and its Subsidiaries operates generally that do not adversely affect the Company or any of its Subsidiaries to a materially disproportionate degree, (2) adverse conditions or events expressly disclosed to Parent in the Disclosure Schedule, or (3) changes or effects caused by the execution and delivery of this Agreement, by actions required under this Agreement, or by actions requested by Parent in writing to be taken by the Company.

“Company Organizational Documents” shall mean the Charter and the Bylaws.

“Company Preferred Stock” shall mean, collectively, the Series A Preferred Stock, the Series B-1 Preferred Stock, the Series B-2 Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock of the Company.

“Company Solicitation Statement and Notice of Appraisal Rights” shall mean the document used by the Company to solicit written consents of the Company Stockholders pursuant to Section 6.10 of this Agreement, as such is amended from time to time.

“Confidential Information” shall mean information or materials classified as confidential under the terms of the Confidentiality Agreement (as defined in Section 6.1(a) this Agreement).

“Disclosure Schedule” shall mean the disclosure schedule supplied by the Company to Parent, dated as of the date of this Agreement and delivered concurrently with the execution hereof.

“Earn-Out Common Consideration” shall mean (a) Total Common Consideration minus (b) Common Merger Consideration.

“Earn-Out Distribution Date” means the earlier of (a) the date set forth in Section 2.5(b), and (b) the date that Parent notifies the Representative that the Earn-Out Consideration is zero.

“Earn-Out Per Share Common Consideration” shall mean the (a) Earn-Out Common Consideration, divided by (b) number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Earn-Out Per Share Series A Consideration” shall mean the (a) Earn-Out Series A Consideration, divided by (b) 6,650,000, which quotient is divided by (c) Parent Average Closing Price.

“Earn-Out Per Share Series B-1 Consideration” shall mean the (a) Earn-Out Series B-1 Consideration, divided by (b) 35,491,041, which quotient is divided by (c) Parent Average Closing Price.

“Earn-Out Per Share Series B-2 Consideration” shall mean the (a) Earn-Out Series B-2 Consideration, divided by (b) Fully Diluted Series B-2 Preferred Share Number, which quotient is divided by (c) Parent Average Closing Price.

“Earn-Out Per Share Series C Consideration” shall mean the (a) Earn-Out Series C Consideration, divided by (b) Fully Diluted Series C Preferred Share Number, which quotient is divided by (c) Parent Average Closing Price.

“Earn-Out Per Share Series D Consideration” shall mean the (a) Earn-Out Series D Consideration, divided by (b) 15,822,785, which quotient is divided by (c) Parent Average Closing Price.

“Earn-Out Period” shall mean the 12 full consecutive calendar months beginning on the first day of the first calendar month immediately following the Closing Date.

“Earn-Out Series A Consideration” shall mean (a) Total Series A Consideration minus (b) Series A Merger Consideration, subject to adjustment as provided in Section 2.6.

“Earn-Out Series B-1 Consideration” shall mean (a) Total Series B-1 Consideration minus (b) Series B-1 Merger Consideration, subject to adjustment as provided in Section 2.6.

“Earn-Out Series B-2 Consideration” shall mean (a) Total Series B-2 Consideration minus (b) Series B-2 Merger Consideration, subject to adjustment as provided in Section 2.6.

“Earn-Out Series C Consideration” shall mean (a) Total Series C Consideration minus (b) Series C Merger Consideration, subject to adjustment as provided in Section 2.6.

“Earn-Out Series D Consideration” shall mean (a) Total Series D Consideration minus (b) Series D Merger Consideration, subject to adjustment as provided in Section 2.6.

“Escrow Consideration” shall mean (a) 10.2%, multiplied by (b) Total Preferred Merger Consideration.

“Estimated Transaction Expenses” shall mean the Company’s good faith estimate with supporting documentation of Transaction Expenses delivered to Parent in accordance with Section 6.8.

“Excess Dissenting Shares” shall mean any and all Dissenting Shares in excess of 2.5% of the number of shares of Company Preferred Stock and 15% of the number of Company Common Stock. The order in which appraisal rights are exercised shall determine which Dissenting Shares are Excess Dissenting Shares.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expense Consideration” shall mean (a) 0.3%, multiplied by (b) the Total Preferred Merger Consideration.

“Fully Diluted Common Share Number” shall mean the sum of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Fully Diluted Preferred Share Number” shall mean the sum of (a) Fully Diluted Series A Preferred Share Number, (b) Fully Diluted Series B-1 Preferred Share Number, (c) Fully Diluted Series B-2 Preferred Share Number, (d) Fully Diluted Series C Preferred Share Number, and (e) Fully Diluted Series D Preferred Share.

“Fully Diluted Series A Preferred Share Number” shall mean the number of shares of Company Common Stock into which the shares of Company Series A Preferred Stock outstanding are convertible, which equals 6,650,000 shares.

“Fully Diluted Series B-1 Preferred Share Number” shall mean the number of shares of Company Common Stock into which the shares of Company Series B-1 Preferred Stock outstanding are convertible, which equals 35,491,041 shares.

“Fully Diluted Series B-2 Preferred Share Number” shall mean the number of shares of Company Common Stock into which the shares of Company Series B-2 Preferred Stock outstanding are convertible, which equals 68,489,838 shares plus the number of Series B-2 Preferred Stock Warrants exercised subsequent to the date of this Agreement.

“Fully Diluted Series C Preferred Share Number” shall mean the number of shares of Company Common Stock into which the shares of Company Series C Preferred Stock outstanding immediately prior to the Effective Time are convertible, which equals 50,730,395 shares plus the number of Series C Preferred Stock Warrants exercised subsequent to the date of this Agreement.

“Fully Diluted Series D Preferred Share Number” shall mean the number of shares of Company Common Stock into which the shares of Company Series D Preferred Stock outstanding are convertible, which equals 17,770,828 shares, subject to adjustment in accordance with Section 2.5(b)(ii)(F).

“Fully Diluted Total Share Number” shall mean the sum of (a) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, (b) Fully Diluted Series A Preferred Share Number, (c) Fully Diluted Series B-1 Preferred Share Number, (d) Fully Diluted Series B-2 Preferred Share Number, (e) Fully Diluted Series C Preferred Share Number, and (f) Fully Diluted Series D Preferred Share Number.

“Involuntary Termination” shall mean termination of employment that occurs by reason of dismissal for any reason other than Cause or of voluntary resignation following: (i) a change in the position the employee accepted with Parent or its subsidiaries that materially reduces the level of employee’s responsibility, (ii) a material reduction in employee’s base salary, or (iii) relocation by more than 50 miles from the principal office where employee is located at the commencement of employment with the Company; provided that clauses (ii) and (iii) above will apply only if employee has not consented to the change or relocation. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Company (or any Parent or its subsidiaries) may consider as grounds for the dismissal or discharge of such employee.

“Legal Requirements” shall mean any United States federal, state, municipal or local or foreign order, judgment, writ, injunction, decree, law, statute, standard ordinance, code, resolution, promulgation, rule, regulation or any similar provision having the force or effect of law.

“Merger Consideration” shall mean collectively, the Common Merger Consideration, the Series A Merger Consideration, the Series B-1 Merger Consideration, the Series B-2 Merger Consideration, the Series C Merger Consideration and the Series D Merger Consideration.

“Net Revenue” shall mean total gross revenue of the Surviving Corporation recognized in accordance with GAAP, consistently applied (after giving effect to any reductions for any discount, return, credit, exchange, bad debt reserve or other adjustment) in connection with the preparation of Parent’s consolidated financial statements for public reporting purposes.

“Net Revenue Target” shall mean the sum of the dollar amounts listed on Schedule 2.5 as the “Net Revenue Target” for each corresponding full calendar month during the Earn-Out Period.

“Nominal Advance Earn-Out Credit” shall mean a total of Two Million Dollars ($2,000,000).

“Nominal CEO Special Incentive Consideration” shall mean the dollar amount calculated in accordance with Section 2.6.

“Nominal Directed Common Consideration” shall mean a total of Two Million Three Hundred Fifty Thousand Dollars ($2,350,000).

“Nominal Earn-Out Consideration” shall mean the dollar amount calculated in accordance with Section 2.5.

“Nominal Merger Consideration” shall mean a total of One Hundred Seventy Nine Million Dollars ($179,000,000).

“Option” shall mean any option (including, commitments to grant options) to acquire shares of Company Common Stock, including options granted under the Option Plan, but excluding the Warrants.

“Option Plan” shall mean the Company’s 2002 Stock Incentive Plan.

“Parent Average Closing Price” shall mean the average closing price of a share of Parent Common Stock reported on the Nasdaq Global Market Select market for the 20-day trading period in which the last day will be the third trading day prior to the Closing Date.

“Parent Common Stock” shall mean the common stock, par value $.01 per share, of the Parent.

“Parent Material Adverse Effect” shall mean any change in, event, or effect on Parent or any of its subsidiaries (in each case a “Parent Effect”) that, when taken individually or in the aggregate with all other Parent Effects, that (i) is or are materially adverse in relation to Parent’s and its subsidiaries’ financial condition, properties, assets, liabilities or business operations, taken as a whole, or (ii) may materially impair the ability of Parent to consummate the transactions contemplated hereby, except to the extent that such change Parent Effect or Parent Effects results from (1) changes in general economic conditions and changes affecting the industry in which Parent operates generally that do not adversely affect Parent and its subsidiaries to a materially disproportionate degree, (2) adverse conditions or events expressly disclosed to Company in this Agreement or exhibits or schedules hereto, or (3) changes or effects caused by the execution and delivery of this Agreement, by actions required under this Agreement, or by actions requested by Company in writing to be taken by Parent.

“Parent Special Meeting” shall mean the Parent Special Meeting referred to in Section 6.11(c) to be held for purposes of obtaining the Parent Stockholder Approval.

“Parent Stockholder Approval” shall mean the stockholder approval required by Nasdaq Marketplace Rules in order for the Parent to issue to the Company Stockholders the consideration set forth herein, and any other Parent Stockholder approvals required to effect this transaction.

“Per Share Common Merger Consideration” shall mean the (a) Common Merger Consideration, divided by (b) number of shares of Common Stock outstanding immediately prior to the Effective Time.

“Per Share Initial Series A Merger Consideration” shall mean (a) the Per Share Series A Merger Consideration minus (b) the Per Share Preferred Escrow Consideration minus (c) the Per Share Preferred Expense Amount Consideration.

“Per Share Initial Series B-1 Merger Consideration” shall mean (a) the Per Share Series B Merger Consideration minus (b) the Per Share Preferred Escrow Consideration minus (c) the Per Share Preferred Expense Amount Consideration.

“Per Share Initial Series B-2 Merger Consideration” shall mean the (a) Per Share Series B-2 Merger Consideration minus (b) the Per Share Preferred Escrow Consideration minus (c) the Per Share Preferred Expense Amount Consideration.

“Per Share Initial Series C Merger Consideration” shall mean the (a) Per Share Series C Merger Consideration minus (b) the Per Share Preferred Escrow Consideration minus (c) the Per Share Preferred Expense Amount Consideration.

“Per Share Initial Series D Merger Consideration” shall mean the (a) Per Share Series D Merger Consideration minus (b) the Per Share Preferred Escrow Consideration minus (c) the Per Share Preferred Expense Amount Consideration.

“Per Share Preferred Expense Amount Consideration” in each case shall mean 0.3% of the Per Share Series A Merger Consideration, the Per Share Series B-1 Merger Consideration, the Per Share Series B-2 Merger Consideration, the Per Share Series C Consideration and the Per Share Series D Consideration, as applicable.

“Per Share Preferred Escrow Consideration” in each case shall mean 10.2% of the Per Share Series A Merger Consideration, the Per Share Series B-1 Merger Consideration, the Per Share Series B-2 Merger Consideration, the Per Share Series C Consideration and the Per Share Series D Consideration, as applicable.

“Per Share Series A Merger Consideration” shall mean the (a) Series A Merger Consideration, divided by (b) 6,650,000, which quotient is divided by (c) Parent Average Closing Price.

“Per Share Series B-1 Merger Consideration” shall mean the (a) Series B-1 Merger Consideration, divided by (b) 35,491,041, which quotient is divided by (c) Parent Average Closing Price.

“Per Share Series B-2 Merger Consideration” shall mean the (a) Series B-2 Merger Consideration, divided by (b) Fully Diluted Series B-2 Preferred Share Number, which quotient is divided by (c) Parent Average Closing Price.

“Per Share Series C Merger Consideration” shall mean the (a) Series C Merger Consideration, divided by (b) Fully Diluted Series C Preferred Share Number, which quotient is divided by (c) Parent Average Closing Price.

“Per Share Series D Merger Consideration” shall mean the (a) Series D Merger Consideration, divided by (b) 15,822,785, which quotient is divided by (c) Parent Average Closing Price.

“SEC” shall mean the Securities and Exchange Commission.

“Series A Merger Consideration” shall have the meaning given to such term in Section 2.1(a)(ii)(B) or Section 2.1(a)(iii)(B), as applicable.

“Series A Preference Amount” is the number of shares of Series A Preferred Stock outstanding multiplied by $1.18420 per share, which equals $7,874,930.

“Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $.001 per share, of the Company.

“Series B-1 Merger Consideration” shall have the meaning given to such term in Section 2.1(a)(ii)(C) or Section 2.1(a)(iii)(C), as applicable.

“Series B-1 Preference Amount” is the number of outstanding shares of Series B-1 Preferred Stock multiplied by $0.81430 per share, which equals $28,900,355.

“Series B-1 Preferred Stock” shall mean the Series B-1 Preferred Stock, par value $.001 per share, of the Company.

“Series B-2 Merger Consideration” shall have the meaning given to such term in Section 2.1(a)(ii)(D) or Section 2.1(a)(iii)(D), as applicable.

“Series B-2 Preference Amount” is the number of outstanding shares of Series B-2 Preferred Stock immediately prior to the Effective Time multiplied by $1.02575 per share, which equals $70,253,451 plus the number of Series B-2 Preferred Stock Warrants exercised subsequent to the Merger Agreement and immediately prior to the Effective Time multiplied by $1.02575 per share.

“Series B-2 Preferred Stock” shall mean the Series B-2 Preferred Stock, par value $.001 per share, of the Company.

“Series C Merger Consideration” shall have the meaning given to such term in Section 2.1(a)(ii)(E) or Section 2.1(a)(iii)(E), as applicable.

“Series C Preference Amount” is the number of outstanding shares of Series C Preferred Stock immediately prior to the Effective Time multiplied by $1.40680 per share, which equals $71,367,520 plus the number of Series C Preferred Stock Warrants exercised subsequent to the Merger Agreement and immediately prior to the Effective Time multiplied by $1.40680 per share.

“Series C Preferred Stock” shall mean the Series C Preferred Stock, par value $.001 per share, of the Company.

“Series D Merger Consideration” shall have the meaning given to such term in Section 2.1(a)(ii)(F) or Section 2.1(a)(iii)(F), as applicable.

“Series D Preference Amount” is the number of outstanding shares of Series D Preferred Stock multiplied by $1.58000 per share, which equals $25,000,000.

“Series D Preferred Stock” shall mean the Series D Preferred Stock, par value $.001 per share, of the Company.

“Stock Closing Payment” shall mean the amount payable to each Company Stockholder, with respect to each Company Stock certificate held by such Company Stockholder as specified below: (A) the number of shares of Company Common Stock represented by such certificate, and the aggregate Per Share Common Merger Consideration to be paid to such Company Stockholder, if any, in accordance with the terms hereof and in the manner provided herein in respect of the shares of Company Common Stock, if any, held by such Company Stockholder immediately prior to the Effective Time, and (B) the number and class or series of shares of Company Preferred Stock represented by such certificate and the aggregate Per Share Preferred Merger Consideration to be paid to such Company Stockholder, if any, in accordance with the terms hereof and in the manner provided herein in respect of the shares of Company Preferred Stock, if any, held by such Company Stockholder immediately prior to the Effective Time.

“Total Preference Amount” is the sum of (a) the Common Preference Amount, (b) the Series A Preference Amount, (c) the Series B-1 Preference Amount, the Series B-2 Preference Amount, (d) the Series C Preference Amount, and (e) the Series D Preference Amount.

“Total Preferred Merger Consideration” shall mean the sum of (a) the Series A Merger Consideration, (b) the Series B-1 Merger Consideration, (c) the Series B-2 Merger Consideration, (d) the Series C Merger Consideration and (e) the Series D Merger Consideration.

“Transaction Expenses” shall mean any and all reasonable legal, accounting, consulting, investment banking, financial advisory, brokerage and other fees and expenses incurred by the Company, any of its Subsidiaries or any other Person (for which the Company or any of its Subsidiaries may pay or reimburse others or may otherwise be obligated to pay or reimburse others or may be or may become liable) in solely in connection with this Agreement, the Merger or any of the transactions contemplated hereby, outstanding on the Closing Date including, without limitation, any reasonable fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority or third parties on behalf of the Company or any of its Subsidiaries, but excluding the Change in Control Payments.

“Warrants” shall mean any warrants to acquire shares of Company Stock and Company Preferred Stock.

SECTION 2. Conversion And Exchange Of Securities.

2.1 Effect on Capital Stock. At the Effective Time and upon the terms and subject to the conditions of this Agreement, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any Company Stockholder, the shares of Company Stock will be entitled to receive, as and to the extent provided below, their specific portions of (i) the Merger Consideration, (ii) the Earn-Out Consideration, (iii) the Escrow Consideration, and (iv) the Expense Consideration, in each and every case subject to the applicable provisions of this Agreement:

(a) Conversion of Securities.

(i) Subject to the provisions of this Section 2.1, each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares), shall be cancelled, extinguished and converted automatically into the right to receive: (A) in the case of each share of Company Common Stock, cash in the amount of the Per Share Common Merger Consideration, and (B) (1) in the case of each share of Series A Preferred Stock, a fraction of Parent Common Stock equal to the Per Share Initial Series A Merger Consideration plus the Per Share Preferred Escrow Consideration, (2) in the case of each share of Series B-1 Preferred Stock, a fraction of Parent Common Stock equal to the Per Share Initial Series B-1 Merger Consideration plus the Per Share Preferred Escrow Consideration, (3) in the case of each share of Series B-2 Preferred Stock, a fraction of Parent Common Stock equal to the Per Share Initial Series B-2 Merger Consideration plus the Per Share Preferred Escrow Consideration, (4) in the case of each share of Series C Preferred Stock, a fraction of Parent Common Stock equal to the Per Share Initial Series C Merger Consideration plus the Per Share Preferred Escrow Consideration, and (5) in the case of each share of Series D Preferred Stock, a fraction of Parent Common Stock equal to the Per Share Initial Series D Merger Consideration plus the Per Share Preferred Escrow Consideration (in each case, subject to Section 2.1(f)), upon the surrender of the certificates representing such shares in accordance with the terms hereof and in the manner provided herein.

(ii) In the event the Applicable Merger Consideration is less than the Total Preference Amount, then:

(A) “Common Merger Consideration” shall mean the quantity (a)(i) Applicable Merger Consideration, multiplied by a fraction which is equal to (ii) the Common Preference Amount, divided by (iii) the Total Preference Amount, with the resulting product to be increased by the sum of the Applicable Directed Common Consideration plus the Applicable Advance Earn-Out Credit;

(B) “Series A Merger Consideration” shall mean the quantity Applicable Merger Consideration, multiplied by a fraction which is equal to (a) the Series A Preference Amount, divided by (b) the Total Preference Amount (subject to escrow withholding);

(C) “Series B-1 Merger Consideration” shall mean the quantity Applicable Merger Consideration, multiplied by a fraction which is equal to (a) the Series B-1 Preference Amount, divided by (b) the Total Preference Amount (subject to escrow withholding);

(D) “Series B-2 Merger Consideration” shall mean the quantity Applicable Merger Consideration, multiplied by a fraction which is equal to (a) the Series B-2 Preference Amount, divided by (b) the Total Preference Amount (subject to escrow withholding);

(E) “Series C Merger Consideration” shall mean the quantity Applicable Merger Consideration, multiplied by a fraction which is equal to (a) the Series C Preference Amount, divided by (b) the Total Preference Amount (subject to escrow withholding); and

(F) “Series D Merger Consideration” shall mean the quantity Applicable Merger Consideration, multiplied by a fraction which is equal to (a) the Series D Preference Amount, divided by (b) the Total Preference Amount (subject to escrow withholding).

(iii) In the event the Applicable Merger Consideration is greater than or equal to the Total Preference Amount, then:

(A) “Common Merger Consideration” shall mean the quantity (a)(i) Applicable Merger Consideration minus Total Preference Amount which difference if greater than zero shall be multiplied by a fraction which is equal to (ii) the Fully Diluted Common Share Number divided by (iii) the Fully Diluted Total Share Number to which quotient shall be added to the sum of (b) the Common Preference Amount, plus (c) the Applicable Directed Common Consideration, plus (c) the Applicable Advance Earn-Out Credit;

(B) “Series A Merger Consideration” shall mean the quantity (i) Applicable Merger Consideration minus Total Preference Amount which difference if greater than zero shall be multiplied by (ii) a fraction which is equal to (a) the Fully Diluted Series A Preferred Share Number divided by (b) the Fully Diluted Total Share Number to which product of (i) and (ii) shall be added to the sum of (iii) the Series A Preference Amount (subject to escrow withholding);

(C) “Series B-1 Merger Consideration” shall mean the quantity (i) Applicable Merger Consideration minus Total Preference Amount which difference if greater than zero shall be multiplied by (ii) a fraction which is equal to (a) the Fully Diluted Series B-1 Preferred Share Number divided by (b) the Fully Diluted Total Share Number to which product of (i) and (ii) shall be added the sum of (iii) the Series B-1 Preference Amount (subject to escrow withholding);

(D) “Series B-2 Merger Consideration” shall mean the quantity (i) Applicable Merger Consideration minus Total Preference Amount which difference if greater than zero shall be multiplied by (ii) a fraction which is equal to (a) the Fully Diluted Series B-2 Preferred Share Number divided by (b) the Fully Diluted Total Share Number to which product of (i) and (ii) shall be added the sum of (iii) the Series B-2 Preference Amount (subject to escrow withholding);

(E) “Series C Merger Consideration” shall mean the quantity (i) Applicable Merger Consideration minus Total Preference Amount which difference if greater than zero shall be multiplied by (ii) a fraction which is equal to (a) the Fully Diluted Series C Preferred Share Number divided by (b) the Fully Diluted Total Share Number to which product of (i) and (ii) shall be added the sum of (iii) the Series C Preference Amount (subject to escrow withholding); and

(F) “Series D Merger Consideration” shall mean the quantity (i) Applicable Merger Consideration minus Total Preference Amount which difference if greater than zero shall be multiplied by (ii) a fraction which is equal to (a) the Fully Diluted Series D Preferred Share Number divided by (b) the Fully Diluted Total Share Number to which product of (i) and (ii) shall be added the sum of (iii) the Series D Preference Amount (subject to escrow withholding).

(b) Cancellation. From and after the Effective Time, by virtue of the Merger, each such share of Company Stock converted pursuant to Section 2.1(a)(i) shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing each such share shall cease to have any rights with respect thereto, except the right to receive (subject to the terms of this Agreement) the portion of the Merger Consideration and Earn-Out Consideration payable with respect to such Company Stock, without interest, upon the surrender of such certificate in accordance with the terms hereof and in the manner provided herein, or, if such share of Company Stock is a Dissenting Share, the right, if any, to receive payment from the Surviving Corporation of the “fair value” or “fair market value” of such Dissenting Share as determined in accordance with the applicable provisions of the DGCL.

(c) Treasury Stock. Each share of Company Stock owned by the Company as treasury stock or owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

(d) Treatment of Subsidiary Shares. At the Effective Time, each of the shares of common stock of each of the Company’s Subsidiaries shall continue to be outstanding.

(e) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become, and shall represent, one fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(f) Fractional Shares. No fraction of a share of Parent Common Stock shall be issued as Merger Consideration or Earn-Out Consideration. In lieu of any fractional shares, the fractional amount of Parent Common Stock to which any holder of Company Stock is entitled to receive under Section 2.1 shall be paid in cash based on the Parent Average Closing Price.

(g) Restrictions on Merger Consideration. All shares of Parent Common Stock issued as Merger Consideration will be delivered subject to lock-up restrictions prohibiting sales or other liquidity transactions as described in the Proxy Statement with respect to (i) 100% of the shares of Parent Common Stock issued to a Company Stockholder until the six month anniversary date of the Closing Date and (ii) 50% of the shares of Parent Common Stock issued to a Company Stockholder for a period of six months following such six month anniversary date (the “Lock-up Restrictions”). Such shares shall bear a restrictive legend in substantially the following form and substance:

DURING THE PERIOD COMMENCING THROUGH AND INCLUDING [INSERT DATE 12 MONTHS FOLLOWING CLOSING DATE] (THE “RESTRICTED PERIOD”), THE HOLDER OF THE SHARES REPRESENTED BY THIS CERTIFICATE (THE “SHARES”) WILL NOT, DIRECTLY OR INDIRECTLY, (I) OFFER, PLEDGE, SELL, CONTRACT TO SELL, SELL ANY OPTION OR CONTRACT TO PURCHASE, PURCHASE ANY OPTION OR CONTRACT TO SELL, GRANT ANY OPTION, RIGHT OR WARRANT FOR THE SALE OF, MAKE ANY SHORT SALE OR OTHERWISE DISPOSE OF OR TRANSFER ANY SHARES, OR (II) ENTER INTO ANY SWAP OR ANY OTHER AGREEMENT OR ANY TRANSACTION THAT TRANSFERS, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, THE ECONOMIC CONSEQUENCE OF OWNERSHIP OF ANY SHARES, WHETHER ANY SUCH SWAP OR TRANSACTION IS TO BE SETTLED BY DELIVERY OF COMMON STOCK OF NETLOGIC MICROSYSTEMS, INC. OR OTHER SECURITIES, IN CASH OR OTHERWISE. THE FOREGOING RESTRICTION IS EXPRESSLY INTENDED TO PRECLUDE THE HOLDER OF THE SHARES FROM ENGAGING IN ANY HEDGING OR OTHER TRANSACTION WHICH IS DESIGNED TO OR WHICH REASONABLY COULD BE EXPECTED TO LEAD TO OR RESULT IN A SALE OR

DISPOSITION OF ANY OF SUCH SHARES EVEN IF SUCH SECURITIES WOULD BE DISPOSED OF BY SOMEONE OTHER THAN THE HOLDER OF THE SHARES. SUCH PROHIBITED HEDGING OR OTHER TRANSACTION WOULD INCLUDE WITHOUT LIMITATION ANY SHORT SALE OR ANY PURCHASE, SALE OR GRANT OF ANY RIGHT (INCLUDING WITHOUT LIMITATION ANY PUT OR CALL OPTION) WITH RESPECT TO ANY SHARES OR WITH RESPECT TO ANY SECURITY THAT INCLUDES, RELATES TO, OR DERIVES ANY SIGNIFICANT PART OF ITS VALUE FROM SUCH; PROVIDED, HOWEVER, THAT THE TERMS OF CLAUSES (I) AND (II) SHALL NOT APPLY TO 50% OF THE SHARES AFTER THE END OF THE SIX MONTH PERIOD IMMEDIATELY FOLLOWING THE CLOSING DATE.

The transfer agent of the Parent will deliver such shares in compliance with this Section 2.1(g). The terms and provisions of this Section 2.1(g) are specific terms of the Merger, and the approval and adoption of this Agreement and approval of the Merger by the Company Stockholders shall constitute approval by such Company Stockholders, as specific terms of the Merger, and the irrevocable agreement of such Company Stockholders to be bound by such terms and provisions.

2.2 Dissenting Holders.

(a) Notwithstanding anything in this Agreement to the contrary, any shares of Company Stock outstanding immediately prior to the Effective Time that are eligible under the DGCL to exercise appraisal or dissenters’ rights and are held by a holder who (a) has not voted in favor of this Agreement and the Merger, (b) has exercised and perfected appraisal or dissenters’ rights for such shares in accordance with Section 262 of the DGCL and (c) has not effectively withdrawn or lost such appraisal or dissenters’ rights (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive such consideration for Company Stock set forth in Section 2.1(a)(i), but rather such shares shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL.

(b) Notwithstanding the provisions of Section 2.2(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal and dissenters’ rights under Section 262 of the DGCL then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for such shares set forth in Section 2.1(a)(i), without interest, less the withholdable portion of the Escrow Amount with respect to such shares (whether or not actually withheld) as set forth in Sections 2.1(a) and 2.6, upon surrender of the certificate representing such Dissenting Shares.

(c) The Company shall (i) comply with the requirement of Section 262 of the DGCL, (ii) give Parent prompt notice of any written demand for appraisal or payment of the fair value of any shares received by the Company pursuant to Section 262 of the DGCL and of withdrawals of such demands, and provide copies of any documents or instruments served pursuant to the DGCL and received by the Company and (iii) give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not make any payment or settlement offer with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

(d) Any consideration paid by Parent, the Company or the Surviving Corporation to any Person with respect to any Excess Dissenting Shares pursuant to Section 262 of the DGCL in excess of the consideration that would otherwise be payable pursuant to Section 2 for each such Excess Dissenting Share (such consideration, unless determined in a final, non-appealable judgment of a court, being subject to the written approval of the Representative, which approval shall not be unreasonably withheld, conditioned or delayed), and all interest, costs, expenses and fees as incurred by the Company, Parent or the Surviving Corporation in connection with the exercise of all rights under Section 262 of the DGCL with respect to any Excess Dissenting Shares shall constitute “Damages” for purposes of this Agreement, and Parent and the Surviving Corporation, as the case may be, shall, without limiting any other rights, be entitled to recover such Damages from the Indemnification Funds.

2.3 Options. The Company shall take all necessary and appropriate action such that each outstanding and unexercised Option shall be terminated one Business Day prior to the Closing Date (unless exercised contingent on the Closing prior to such termination date), including but not limited to, not less than 30 days prior to the Closing Date, sending notice thereof to every holder of an Option.

2.4 Warrants. The Company shall take all necessary and appropriate action such that each outstanding and unexercised Warrant shall be terminated one Business Day prior to the Closing Date (unless exercised contingent on the Closing prior to such termination date), including but not limited to, not less than 30 days prior to the Closing Date, sending notice thereof to every holder of a Warrant.

2.5 Earn-Out Consideration.

(a) The holders of the Company Stock immediately prior to the Effective Time (other than the holders of Dissenting Shares) shall be entitled to receive on the Earn-Out Distribution Date, consideration equal to the quotient obtained by dividing the Nominal Earn-Out Consideration, if any, by the Applicable Closing Price (the “Earn-Out Consideration”). The Nominal Earn-Out Consideration shall be calculated as follows:

(i) In the event Net Revenue during the Earn-Out Period is less than or equal to 75% of the Net Revenue Target then the Nominal Earn-Out Consideration shall be $0;

(ii) In the event Net Revenue during the Earn-out Period is greater than 75% of the Net Revenue Target then the Nominal Earn-Out Consideration shall be the Adjusted Percentage Number multiplied by $2.4 million. “Adjusted Percentage Number” shall mean a number equal to: (A) the difference of (I) the percentage up to 100% that Net Revenue is of the Net Revenue Target and (II) 75% multiplied by (B) 100. The Earn-Out Consideration shall be payable in cash and shares of Parent Common Stock as set forth in Section 2.5(b) with each share of Parent Common Stock being deemed to have a per share value equal to the Applicable Closing Price; and

(iii) In the event Net Revenue during the Earn-out Period is greater than 90% of the Net Revenue Target then the Nominal Earn-Out Consideration shall be as determined in (ii) above plus an additional amount equal to the Additional Adjusted Percentage Number multiplied by $1.0 million. “Additional Adjusted Percentage Number” shall mean a number equal to: (A) the difference of (I) the percentage up to 100% that Net Revenue is of the Net Revenue Target and (II) 90% multiplied by (B) 100. The Earn-Out Consideration shall be payable in cash and shares of Parent Common Stock as set forth in Section 2.5(b) with each share of Parent Common Stock being deemed to have a per share value equal to the Applicable Closing Price.

For the avoidance of doubt, under no circumstances shall the total amount of Nominal Earn-Out Consideration exceed $70,000,000 payable as set forth in Section 2.5(b) in cash and shares of Parent Common Stock with each share of Parent Common Stock being deemed to have a per share value equal to the Applicable Closing Price.

(b) Within 90 days following the one-year anniversary of the Closing Date (the “Earn-Out Distribution Date”), Parent shall deposit the Earn-Out Consideration with the “Paying Agent” (as defined in Section 2.8(a)) which shall be promptly (but in any event within five (5) Business Days) distributed by the Paying Agent to Company Stockholders (other than holders of Dissenting Shares) in such amounts as calculated in accordance with this Section 2.5(b). On such date, Company Stockholders (other than holders of Dissenting Shares) shall receive for each share of Company Stock held by such Company Stockholder immediately prior to the Effective Time, (i) in the case of each share of Company Common Stock, cash in the amount of the Earn-Out Per Share Common Consideration, and (ii) in the case of Company Preferred Stock, a fraction of Parent Common Stock equal to (A) in the case of each share of Series A Preferred Stock, the Earn-Out Per Share Series A Consideration, (B) in the case of each share of Series B-1 Preferred Stock, the Earn-Out Per Share Series B-1 Consideration, (C) in the case of each share of Series B-2 Preferred Stock, the Earn-Out Per Share Series B-2 Consideration, (D) in the case of Series C Preferred Stock, the Earn-Out Per Share Series C Consideration and (E) in the case of Series D Preferred Stock, the Earn-Out Per Share Series D Consideration (in each case, subject to Section 2.5(e)):

(i) in the event the Applicable Total Consideration is less than the Total Preference Amount, then:

(A) “Total Common Consideration” shall mean the greater of (a) Common Merger Consideration or (b)(i) Applicable Total Consideration, multiplied by (ii) Common Preference Amount, which product shall be divided by (iii) Total Preference Amount to which quotient shall be added (iv) the Applicable Directed Common Consideration;

(B) “Total Series A Consideration” shall mean the (a) Applicable Total Consideration, multiplied by (b) Series A Preference Amount, which product shall be divided by (c) Total Preference Amount;

(C) “Total Series B-1 Consideration” shall mean the (a) Applicable Total Consideration, multiplied by (b) Series B-1 Preference Amount, which product shall be divided by (c) Total Preference Amount;

(D) “Total Series B-2 Consideration” shall mean the (a) Applicable Total Consideration, multiplied by (b) Series B-2 Preference Amount, which product shall be divided by (c) Total Preference Amount;

(E) “Total Series C Consideration” shall mean the (a) Applicable Total Consideration, multiplied by (b) Series C Preference Amount, which product shall be divided by (c) Total Preference Amount; and

(F) “Total Series D Consideration” shall mean the (a) Applicable Total Consideration, multiplied by (b) Series D Preference Amount, which product shall be divided by (c) Total Preference Amount.

(ii) in the event the Applicable Total Consideration is greater than or equal to the Total Preference Amount, then:

(A) “Total Common Consideration” shall mean the greater of (a) the Common Merger Consideration or (b)(i) the Common Preference Amount plus (ii)(A) the Applicable Total Consideration minus Total Preference Amount, which difference shall be multiplied by a fraction which is equal to (B) the number of shares of Common Stock outstanding immediately prior to the Effective Time, divided by the Fully Diluted Total Share Number to which quotient shall be added (C) the Applicable Directed Common Consideration;

(B) “Total Series A Consideration” shall mean (a) the Series A Preference Amount plus (b)(i) the Applicable Total Consideration minus Total Preference Amount, multiplied by (ii) the Fully Diluted Series A Preferred Share Number, which product shall be divided by (iii) the Fully Diluted Total Share Number;

(C) “Total Series B-1 Consideration” shall mean (a) the Series B-1 Preference Amount, plus (b)(i) the Applicable Total Consideration minus Total Preference Amount, multiplied by (ii) the Fully Diluted Series B-1 Preferred Share Number, which product shall be divided by (iii) the Fully Diluted Total Share Number;

(D) “Total Series B-2 Consideration” shall mean (a) the Series B-2 Preference Amount plus (b)(i) the Applicable Total Consideration minus Total Preference Amount, multiplied by (ii) the Fully Diluted Series B-2 Preferred Share Number, which product shall be divided by (iii) the Fully Diluted Total Share Number;

(E) “Total Series C Consideration” shall mean (a) the Series C Preference Amount plus (b)(i) the Applicable Total Consideration minus Total Preference Amount, multiplied by (ii) the Fully Diluted Series C Preferred Share Number, which product shall be divided by (iii) the Fully Diluted Total Share Number; and

(F) “Total Series D Consideration” shall mean (a) the Series D Preference Amount plus (b)(i) the Applicable Total Consideration minus Total Preference Amount, multiplied by (ii) the Fully Diluted Series D Preferred Share Number, divided by (iii) the Fully Diluted Total Share Number; provided, however, if the preceding calculation would result in an amount of Total Series D Consideration that is greater than $31,250,000, then the conversion price used to calculate the Fully Diluted Series D Preferred Share Number in accordance with Company Organizational Documents shall be adjusted to decrease the Total Series D Consideration to an amount that equals $31,250,000, but in no event shall the conversion price used to calculate the Fully Diluted Series D Preferred Share Number be increased above $1.58 such that in no event shall the Fully Diluted Series D Preferred Share Number be less than 15,822,785 shares.

(c) Parent shall prepare (or cause to be prepared) and deliver to the Representative no later than 30 days after receipt by Parent of the financial statements of the Surviving Corporation and in no event later than the Earn-Out Distribution Date, a calculation of the Net Revenue of the Surviving Corporation for the Earn-Out Period and a statement of the amount, if any, of Earn-Out Consideration and the cash and number of shares of Parent Common Stock to be delivered to the Company Stockholders for the applicable period. In addition, any claim by Representative challenging the amount of Earn-Out Consideration must be asserted by written notice to Parent within sixty days after the delivery of the calculation specified in Section 2.5(b).

(d) In the event that Parent, prior to the completion of the Earn-Out Period elects, to divest, discontinue, adopt a licensing model for, or second source one or more of the Company Products or businesses, and such action could be reasonably expected to materially adversely impair the opportunity to achieve the maximum Earn-Out Consideration, Parent shall pay the full Earn-Out Consideration as if it had been achieved.

(e) No fraction of a share of Parent Common Stock shall be issued as Earn-Out Consideration. In lieu of any fractional shares, the fractional amount of Parent Common Stock to which any holder of Company Common Stock is entitled to receive under Section 2.5 shall be paid in cash based on the Parent Average Closing Price.

(f) The terms and provisions of this Section 2.5 are specific terms of the Merger, and the approval and adoption of this Agreement and approval of the Merger by the Company Stockholders shall constitute approval by such Company Stockholders, as specific terms of the Merger, and the irrevocable agreement of such Company Stockholders to be bound by such terms and provisions. The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Earn-Out terms and conditions specified in this Section 2.5.

2.6 CEO Special Incentive Consideration.

(a) For purposes of this Section 2.6, the “Total Return to Preferred Stockholders” will be defined as (i) Total Preferred Merger Consideration, plus (ii) Applicable Earn-Out Consideration, minus (iii) Earn-Out Common Consideration, minus (iv) Total Preference Amount, plus (v) Common Preference Amount.

(b) Provided that Behrooz Abdi continues to provide services to Parent, the Surviving Corporation or another subsidiary of Parent as an employee, officer or director through the Earn-Out Distribution Date, he shall be entitled to receive on the Earn-Out Distribution Date but in no event later than 90 days following the one-year anniversary of the Closing Date, in the aggregate, that number of shares of Parent Common Stock equal to the quotient obtained by dividing the Nominal CEO Special Incentive Consideration, if any, by the Applicable Closing Price, subject to all applicable withholding amounts. The Nominal CEO Special Incentive Consideration shall be calculated as follows:

(i) In the event that (A) the Applicable Total Consideration is less than or equal to the Total Preference Amount or (B) the Net Revenue during the Earn-Out Period is less than or equal to 75% of the Net Revenue Target, then the Nominal CEO Special Incentive Consideration shall be $0;

(ii) In the event that (A) the Applicable Total Consideration is greater than the Total Preference Amount and (B) Net Revenue during the Earn-Out Period is greater than 75% but less than or equal to 100% of the Net Revenue Target, then the Nominal CEO Special Incentive Consideration shall be the lesser of (X) CEO Adjusted Number multiplied by $40,000, or (Y) Total Return to Preferred Stockholders. “CEO Adjusted Number” shall mean a number equal to (C) the difference of: (I) the percentage that Net Revenue is of the Net Revenue Target and (II) 75%, multiplied by (D) 100; and

(iii) In the event that (A) the Applicable Total Consideration is greater than the Total Preference Amount and (B) Net Revenue during the Earn-Out Period is greater than 100%, then the Nominal CEO Special Incentive Consideration shall be the lesser of (X) $1,000,000 or (Y) Total Return to Preferred Stockholders.

(c) In the event that the Applicable CEO Special Incentive Consideration is paid pursuant to this Section 2.6, the following defined terms shall be adjusted as follows:

(i) “Earn-Out Series A Consideration” shall be reduced by an amount equal to (a) Applicable CEO Special Incentive Consideration, multiplied by (b) the Fully Diluted Series A Preferred Share Number, divided by (c) the Fully Diluted Preferred Share Number;

(ii) “Earn-Out Series B-1 Consideration” shall be reduced by an amount equal to (a) Applicable CEO Special Incentive Consideration, multiplied by (b) the Fully Diluted Series B-1 Preferred Share Number, divided by (c) the Fully Diluted Preferred Share Number;

(iii) “Earn-Out Series B-2 Consideration” shall be reduced by an amount equal to (a) Applicable CEO Special Incentive Consideration, multiplied by (b) the Fully Diluted Series B-2 Preferred Share Number, divided by (c) the Fully Diluted Preferred Share Number;

(iv) “Earn-Out Series C Consideration” shall be reduced by an amount equal to (a) Applicable CEO Special Incentive Consideration, multiplied by (b) the Fully Diluted Series C Preferred Share Number, divided by (c) the Fully Diluted Preferred Share Number;

(v) “Earn-Out Series D Consideration” shall be reduced by an amount equal to (a) Applicable CEO Special Incentive Consideration, multiplied by (b) the Fully Diluted Series D Preferred Share Number, divided by (c) the Fully Diluted Preferred Share Number.

2.7 Escrow.

(a) At the Effective Time, shares of Parent Common Stock with a value equal to the sum of (i) the Escrow Consideration and (ii) the Expense Consideration, each share of Parent Common Stock being deemed to have a per share value equal to the Applicable Closing Price (the “Escrow Amount”), shall be withheld from the payment of the Total Preferred Merger Consideration and be delivered or caused to be delivered by Parent to Wells Fargo Bank, N.A., as escrow agent (the “Escrow Agent”) pursuant to the provisions of the escrow agreement in the form attached as Exhibit C hereto, subject to any amendments to such form requested by the Escrow Agent and mutually agreed to by Parent and the Representative (the “Escrow Agreement”). The Escrow Agreement shall be entered into prior to or concurrently with the Effective Time, by and among Parent, the Representative, on behalf of the Indemnifying Securityholders, and the Escrow Agent, and shall (i) provide Parent with recourse against the Escrow Consideration held in escrow by the Escrow Agent (the “Escrow Funds”) with respect to any and all Parent Claims made under Section 14, subject to the terms and conditions set forth in the Escrow Agreement and in such Section 14 of this Agreement and (ii) provide the Representative with recourse against the Expense Consideration to reimburse the Representative pursuant to Section 14.6. The Escrow Amount (or any portion thereof) shall be distributed to the Indemnifying Securityholders and the Representative, and Parent at the times, and upon the terms and conditions, set forth in the Escrow Agreement. The escrow described above shall commence on the Effective Time and terminate on the 12-month anniversary thereof (the “Expiration Date”) and the period between the Effective Time and the Expiration Date shall be referred to as the “Escrow Period”), provided, however, that the portion of the Escrow Funds, which, in the reasonable judgment of Parent, subject to the objection of the Representative and the subsequent resolution of the matter in the manner provided in Section 14.9, is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate theretofore delivered to the Escrow Agent and the Representative prior to termination of the Escrow Period with respect to Damages incurred or litigation pending prior to expiration of the Escrow Period, shall remain in the foregoing escrow until such claims have been finally resolved, or, if earlier, until released in accordance with Section 14.9 below, provided further that the Expense Consideration shall remain in the foregoing escrow pursuant to the terms of the Escrow Agreement. The terms and provisions of the Escrow Agreement and the transactions contemplated thereby are specific terms of the Merger, and the approval and adoption of this Agreement and approval of the Merger by the Indemnifying Securityholders shall constitute approval by such Indemnifying Securityholders, as specific terms of the Merger, and the irrevocable agreement of such Indemnifying Securityholders to be bound by and comply with, the Escrow Agreement and all of the arrangements and provisions of this Agreement relating thereto, including, without limitation, the deposit of the Escrow Amount into escrow, the indemnification obligations set forth in Section 14 hereof and the appointment and sole authority to act on behalf of the Indemnifying Securityholders of the Representative, as provided for herein and in the Escrow Agreement.

(b) Parent Indemnifying Parties shall have no recourse to the Expense Consideration. The Expense Consideration shall be for the exclusive use of the Representative pursuant to Section 14.6 and the Escrow Agreement.

2.8 Surrender of Certificates.

(a) Paying Agent. At the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with Wells Fargo Bank, N.A., as paying agent (the “Paying Agent”) for the benefit of the Company Stockholders (i) the Total Initial Common Consideration plus (ii) the Total Initial Preferred Consideration, less the Escrow Amount.

(b) Surrender Procedures.

(i) On or prior to the Effective Time, the Company shall mail to each Company Stockholder (A) a letter of transmittal substantially in the form agreed upon by Parent, the Representative and the Company, which shall contain all covenants, conditions and restrictions made applicable to the shares of Parent Common Stock to be issued under this Agreement or any of the exhibits hereto (including those contained in Sections 14 and 15 of this Agreement) and the Company Stockholder recipient’s receipt of such shares under this Agreement or any of the exhibits hereto (“Letter of Transmittal”), which shall include, among other things, the agreement of the surrendering Company Stockholders to the appointment of the Representative, the indemnification of the Representative, the payment of expenses of the Representative pursuant to the terms of this Agreement and a release of claims as set forth in Section 16 of this Agreement and (B) instructions for use in effecting the surrender of certificate(s) representing all of the shares of Company Stock held by such Company Stockholder in exchange for the Stock Closing Payment and the right to receive future payment of any Earn-Out Consideration. The payment of the Stock Closing Payment and future Earn-Out Consideration with respect to each such certificate is conditioned upon (1) the execution and delivery of the Letter of Transmittal, (2) a representation by the Company Stockholder that such Company Stockholder owns all right, title and interest to all shares of Company Stock registered in the name of such Company Stockholder and (3) the delivery of such certificates related thereto (or an affidavit of loss with respect to such certificates). As soon as practicable after receipt by the Paying Agent of such certificate(s), properly endorsed or otherwise in proper form for transfer, for cancellation (or affidavit, as applicable), together with such duly executed Letter of Transmittal, the Paying Agent shall, in exchange therefor, pay to such Company Stockholder the Stock Closing Payment payable in respect of the shares of Company Stock formerly represented by the certificate(s) surrendered, but without any interest earned thereon, and the certificate(s) so surrendered shall forthwith be canceled. If payment of any portion of the applicable Stock Closing Payment is to be made to a person, firm, entity, partnership, association or any business organization or division thereof (each a “Person”) other than the Person in whose name the surrendered certificate(s) are registered, it shall be a condition of payment that the Person requesting such payment (A) shall have paid any transfer and other Taxes required by reason of the payment of those amounts to a Person other than the registered holder of the certificate(s) surrendered, and shall have established to the satisfaction of the Parent that such Tax has been paid, or (B) shall have established to the satisfaction of the Parent that such Tax is not applicable. From and after the Effective Time, until surrendered as contemplated by this Section 2.8(b), each certificate formerly representing shares of Company Stock (other than any Dissenting Shares) shall be deemed to represent for all purposes only the right to receive the portion of the Merger Consideration and Earn-Out Consideration as provided pursuant to Section 2.1(a) hereof, if any, in respect of such shares of Company Stock formerly represented thereby in accordance with the terms hereof and in the manner provided herein. In connection with the surrender of the certificates representing shares of Company stock each Company Stockholder will be required to acknowledge that all the shares of Parent Common Stock issued in exchange therefor will be subject to the Lock-Up Restrictions.

(c) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the shares of Company Stock on the records of the Company. From and after the Effective Time, the holders of certificates formerly evidencing ownership of the shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by Applicable Law. After the Effective Time, the Surviving Corporation or the Paying Agent shall cancel and exchange, as provided in this Section 2, any presented certificate representing shares of Company Stock outstanding immediately prior to the Effective Time.

(d) Termination of Fund; No Liability. At any time following the Earn-Out Distribution Date, Parent or the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including, without limitation, any earnings received with respect thereto) that had been made available to the Paying Agent and that have not been disbursed to Company Stockholders and thereafter such Company Stockholders shall be entitled to look only to Parent or the Surviving Corporation (subject to abandoned property, escheat or other similar Legal Requirements), upon due surrender of their certificates formerly representing shares of Company Stock or rights to purchase such shares, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a certificate formerly representing shares of Company Stock for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

(e) Withholding Rights. Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from payment of any amounts (or any portion thereof) payable pursuant to this Agreement to, or on behalf of, any Company Stockholder or any other Person, and the Escrow Agent shall be entitled to deduct and withhold from payment of any Company Stockholder’s pro rata portion of the Escrow Amount (or any portion thereof) otherwise payable pursuant to this Agreement to any Company Stockholder, such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other Legal Requirement. To the extent that amounts are so withheld by Parent, the Surviving Corporation, the Paying Agent or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Stockholder or such other Person to whom such amounts would otherwise have been paid.

(f) Lost, Stolen or Destroyed Certificates. In the event any certificate(s) which formerly represented shares of Company Stock shall have been lost, stolen or destroyed, upon the making and delivery of an affidavit of that fact by the Company Stockholder thereof in form reasonably satisfactory to Parent and the execution and delivery of a letter of transmittal in accordance with Section 2.8(b), Parent shall instruct the Paying Agent to pay such Company Stockholder the applicable Stock Closing Payment as provided in this Section 2; provided, however, that Parent may, in its reasonable discretion, acting in good faith, and as a condition precedent to issuing such instruction to the Paying Agent, require the owner of such lost, stolen or destroyed certificate(s) to deliver an agreement of indemnification in form reasonably satisfactory to Parent and a bond in such sum as Parent may reasonably direct as indemnity, against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the certificate(s) alleged to have been lost, stolen or destroyed.

(g) Dissenting Shares. The provisions of this Section 2.8 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Parent under this Section 2.8 shall commence on the date of loss of such status and the holder of such shares shall be entitled to receive in exchange for such shares the applicable amounts provided in Section 2.

2.9 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are and will remain fully authorized in the name of the Company and Merger Sub or otherwise to take, and shall take, all such action.

SECTION 3. Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub that the statements in this Section 3 are true, complete and correct as of the date hereof and will be true at the Effective Time (unless the particular statement speaks expressly as of another date, in which case it is true, complete and correct as of such other date), subject, in any case, to the exceptions provided in the Disclosure Schedule (or an updated Disclosure Schedule, which shall, among other things, reflect actions taken pursuant to Section 5.1 of this Agreement, performed under the direction of Parent or as mutually agreed upon by the Parent and the Company, which the Company provides to the Parent prior to the Effective Time), with specific reference to the Sections hereof to which such exception relates, provided that the inclusion of an item as an exception or qualification to one section of this Agreement shall cause that item to be an exception or qualification only to another section of this Agreement if it is reasonably clear on its face, upon reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to such section:

3.1 Organization and Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to conduct its business as currently conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it requires such qualification. The Company is not subject to Section 2115 of the California Corporations Code.

(b) Prior to the date of this Agreement, the Company has furnished to Parent complete and correct copies of the Company Organizational Documents as currently in effect. The Company Organizational Documents are in full force and effect and the Company is not in violation of any provision of its Company Organizational Documents in any material respects. Section 3.1 of the Disclosure Schedule lists the directors and officers of the Company as of the date hereof.

3.2 Capitalization and Ownership of Shares. The authorized capital stock of the Company on the date hereof consists of (a) 278,000,000 shares of Company Common Stock, of which 33,634,736 shares are issued outstanding, (b) 182,000,000 shares of Company Preferred Stock, of which (i) 6,650,000 shares have been designated as Series A Preferred Stock, of which 6,650,000 shares are issued outstanding, (ii) 35,491,041 shares have been designated as Series B-1 Preferred Stock, of which 35,491,041 shares are issued outstanding, (iii) 70,167,963 shares have been designated as Series B-2 Preferred Stock, of which 68,489,838 shares are issued outstanding, (iv) 52,000,000 shares have been designated as Series C Preferred Stock, of which 50,730,395 shares are issued outstanding, and (v) 16,000,000 shares have been designated as Series D Preferred Stock, of which 15,822,785 shares are issued outstanding. All of the issued and outstanding shares of Company Stock have been, and all of the shares of Company Stock that may be issued pursuant to any Option granted under the Option Plan or pursuant to the Warrants will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable. Except as set forth in Section 3.2(b) of the Disclosure Schedule or for the Options and Warrants listed on the Securityholder Schedule, no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding. From and after the Effective Time, no holder of any Option or Warrant will have the right to any consideration with respect thereto, except shares of Company Stock properly acquired upon exercise thereof prior to the Effective Time as set forth in this Agreement. The Company does not have any obligation (whether written, oral, contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company. The Company does not have any obligation (whether written, oral, contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance with all Applicable Law.

3.3 Subsidiaries.

(a) Except for the Persons set forth on Section 3.3(a) of the Disclosure Schedule (each a “Subsidiary”), the Company does not own and has never otherwise owned, directly or indirectly, any capital stock of or any other equity or ownership interest in, or controlled, directly or indirectly, any other Person, and the Company is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Each Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of formation. Each Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted. The Company has furnished to Parent an accurate and complete copy of the organizational document for each Subsidiary, each as amended to date and in full force and effect on the date hereof. None of the Subsidiaries has violated its organizational documents in any material respect.

(b) The authorized capitalization of each Subsidiary, including the identity of each holder of any outstanding equity interest therein, is set forth on Section 3.3(b) of the Disclosure Schedule. All of the outstanding capital stock of, or other equity or ownership interests in, each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Security Interest and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or ownership interests). There are no outstanding capital stock or other equity securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or equity or ownership interests in any Subsidiary. All of the outstanding capital stock of each Subsidiary has been duly authorized and are validly issued, fully paid and non-assessable.

3.4 Securityholder Lists and Agreements.

(a) The information set forth as of the date hereof in Section 3.4 of the Disclosure Schedule and as updated prior to the Effective Time pursuant to Section 10.1(r) (the “Securityholder Schedule”), is true, complete and accurate as of the date hereof and, as updated prior to the Effective Time, will be true, complete and accurate as of the Effective Time, and the calculations performed to compute such information are, and will be, accurate and in accordance with the terms of this Agreement, the Company Organizational Documents and all other agreements and instruments among the Company and the Company Stockholders. The Securityholder Schedule sets forth the following information with respect to each Company Stockholder:

(i) the name and the mailing address of each Company Stockholder as reflected on the stock transfer or other corporate records of the Company;

(ii) with respect to each Company Stock certificate held by such Company Stockholder (A) the number of shares of Company Common Stock represented by such certificate, and (B) the number and class or series of shares of Preferred Stock represented by such certificate;

(b) Each Company Stockholder shall deliver to Parent all shares of Company Stock registered in the name of such Company Stockholder free and clear of any Security Interests.

(c) Except for the agreements set forth on Section 3.4(c) of the Disclosure Schedule (the “Rights Agreements”) and the Standstill Agreements, there are no agreements, written or oral, between the Company and any holder of its securities or others, or among any holders of its securities, relating to the acquisition (including, without limitation, rights of first refusal, anti-dilution or pre-emptive rights), disposition, registration under the Securities Act of 1933, as amended (the “Securities Act”), or voting of the capital stock of the Company. Effective as of the Effective Time, the Rights Agreements shall terminate and be of no further force or effect.

(d) Each of the currently outstanding Options were granted under the Option Plan and, except for the Option Plan, the Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person. True and complete copies of the Option Plan and all agreements and instruments relating to or issued under each such plan (including executed copies of all Contracts relating to each Option and the shares of Company Common Stock purchased under such plan), and all agreements and instruments related to the Warrants, have been made available or provided to Parent, and the Option Plan and such Contracts have not been amended, modified or supplemented since being made available or provided to Parent, and there are no Contracts to amend, modify or supplement the Option Plan or such Contracts in any case from those made available or provided to Parent. Each grant of an Option was duly authorized by all necessary corporate action no later than the date on which the grant of such Option was by its terms to be effective. Each Option may be treated in accordance with the applicable provisions of Section 2.3 without the consent of the holder of such Option.

3.5 Authority for Agreement.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it and, subject to Section 3.6, to perform its obligations hereunder and thereunder and to consummate the transactions hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each instrument required hereby to which it is a party and the consummation of the transactions contemplated to be performed by it hereby and thereby have been, subject to Section 3.6, duly authorized by all necessary and proper corporate action on the part of the Company. This Agreement has been, and each instrument required hereby to be executed and delivered by the Company at the Closing will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub and the Representative, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles. Effective upon the written consent of a majority of the holders of the Company Preferred Stock waiving the Merger as a liquidation event under the Charter, each Company Stockholder is entitled to receive in the Merger the consideration as set forth in this Agreement and no Company Stockholder shall be entitled to receive in the Merger any different or additional amount in the Merger with respect to shares of Company Stock held by such Company Stockholder. At the Effective Time, the Company will have taken all necessary and appropriate actions so that each Option and Warrant will be treated in the Merger in accordance with the provisions of this Agreement.

(b) Assuming the Requisite Stockholder Approval is obtained, the execution and delivery of this Agreement by the Company and each instrument required hereby to be executed and delivered by the Company at the Closing, the compliance by the Company with the provisions of this Agreement and each instrument required hereby to be executed and delivered by the Company at the Closing and the consummation of the transactions contemplated hereby or thereby, will not (i) conflict with or violate the Company Organizational Documents, each as currently in effect in any material respect, (ii) conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any Contract, Permit, Security Interest or other interest to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which its assets are subject, (iii) result in the creation or imposition of any Security Interest upon any assets of the Company or any of its Subsidiaries or any shares of Company Stock or shares of capital stock of its Subsidiaries, or (iv) violate in any material respect any Applicable Law. For purposes of this Agreement, “Security Interest” means any material mortgage, security interest, pledge, encumbrance, charge, restriction on the right to sell or dispose, lien or other adverse claim of any kind (whether arising by contract or by operation of law and whether voluntary or involuntary).

3.6 Consents. No consent, notice, waiver, approval, order, Permit or authorization of, or registration, declaration or filing with, or notification to (together, the “Consents”) any United States federal, state, municipal or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority power, or any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body (collectively, “Governmental Authorities”) is required to be obtained by the Company, any of its Subsidiaries or any Company Stockholder in connection with the execution and delivery of this Agreement or the Escrow Agreement or completion of the Merger or the other transactions to be consummated at the Closing as contemplated by this Agreement, except for (i) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware,(ii) notices and filings (“Antitrust Filings”) as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable U.S. or foreign antitrust laws (collectively, “Antitrust Laws”); and (iii) any filings that are required under U.S. federal, state and foreign tax, securities and corporation laws.

3.7 Financial Statements.

(a) Attached hereto as Section 3.7 of the Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”): (i) the consolidated audited balance sheets of the Company as of December 31,2006, December 31, 2007 and December 31, 2008 and the related consolidated statements of operations, shareholders’ equity and cash flows for the fiscal year then ended, including the notes thereto, and (ii) the unaudited balance sheet of the Company as of March 31, 2009 (the “Unaudited Balance Sheet”) and the related statements of operations and changes in shareholders’ equity for the three months then ended, in each case prepared in accordance with United States generally accepted accounting principles (“GAAP”), except that a statement of cash flows for the three months then ended shall not be provided and all the notes that would be required by GAAP shall not be provided. Subject to the foregoing, the Financial Statements are complete and correct in all material respects, are in accordance with the books and records of the Company and each of its Subsidiaries and present fairly the financial condition and results of operations of the Company and each of its Subsidiaries as of the dates and for the periods indicated.

(b) The Company has in place systems and processes (including the maintenance of proper books and records) that are customary for a company at the same stage of development as the Company designed to (i) provide reasonable assurances regarding the reliability of the Financial Statements and (ii) in a timely manner accumulate and communicate to the Company’s principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Financial Statements (such systems and processes are herein referred to as the “Controls”). Neither the Company nor any of its Subsidiaries, nor the Company’s independent auditors has identified or been made aware of any complaint, allegation, deficiency, assertion or claim, whether written or oral, regarding the Controls or the Financial Statements. There have been no instances of fraud, whether or not material, that occurred during any period covered by the Financial Statements. The Company has in place a revenue recognition policy consistent with GAAP.

3.8 Absence of Changes. Since March 31, 2009, there has been no Company Material Adverse Effect. In addition, and without limiting the generality of the foregoing, except as Parent may consent to in writing following the date of this Agreement, as permitted pursuant to Section 5.1 of this Agreement, or as set forth in Section 3.8 of the Disclosure Schedule, since March 31, 2009, neither the Company nor any of its Subsidiaries have:

(a) declared, set aside, made or paid any dividend or other distribution in respect of its capital stock, or agreed to do any of the foregoing, or purchased or redeemed or agreed to purchase or redeem, directly or indirectly, any shares of its capital stock, except for (i) the repurchase of shares of its capital stock from employees, officers, directors, consultants or other persons performing services for the Company or any of its Subsidiaries pursuant to agreements under which the Company has the option to repurchase such shares of capital stock upon the occurrence of certain events, such as termination of employment, and (ii) commitment to pay Warrant termination fees, not to exceed $500,000 in the aggregate, in connection with the cancellation of Warrants not exercised on or before the Effective Date.

(b) adopted, amended, modified, or terminated in any material respect any Company Employee Plan or collective bargaining agreement (other than as may have been required by the terms of the Company Employee Plan or collective bargaining agreement, or as may have been required by Applicable Law) or announced its intention to adopt any arrangement or program which would constitute a Company Employee Plan;

(c) except as set forth in Section 3.8(c) of the Disclosure Schedules, materially increased any compensation or fringe benefits (including, but not limited to, the granting of Options or other equity awards under the Option Plan not in the ordinary course of business), paid any bonus, granted or increased any severance or termination pay of amounts or otherwise changed any of the material terms of employment or service for any of its employees, officers, directors or consultants, except as provided for in this Agreement;

(d) entered into any loan with, or advanced (other than travel and business expenses) any money or other property to, any of its employees, officers, directors or consultants;

(e) subjected to any Security Interest, any of its properties or assets, tangible or intangible;

(f) acquired or disposed of any assets or properties having a value in excess of $250,000 (singly or in the aggregate) other than inventory in the ordinary course of business;

(g) forgiven or canceled any debts or claims, or waived any rights, having a value in excess of $250,000 (singly or in the aggregate);

(h) incurred a capital expenditure or made a commitment to incur a capital expenditure exceeding $250,000 individually or $500,000 in the aggregate other than in the ordinary course of business;

(i) changed any accounting method or practice in any material respects (including any change in depreciation or amortization policies or rates) other than as required by GAAP;

(j) changed any election in respect of Taxes, adopted or changed any material accounting method in respect of Taxes, agreed to or settled any claim or assessment in respect of Taxes, filed any amended Tax Return or extended or waived the limitation period applicable to any material claim or assessment in respect of Taxes;

(k) revalued (other than Section 409A appraisals) any of its assets (whether tangible or intangible), including, without limitation, writing down the value of inventory or writing off, discounting or otherwise compromising any notes or accounts receivable in an amount in excess of $250,000 singly or $500,000 in the aggregate, in each case in excess of reserves;

(l) made any payment of any nature to any employee, director or consultant other than salary, sales bonuses, fees or business related reimbursements payable in the ordinary course of business consistent with past practices;

(m) commenced or settled any Action;

(n) except as otherwise provided for in Section 5.1 of this Agreement, conducted its business, other than in the ordinary course consistent with past practice;

(o) suffered any damage, destruction or loss, whether or not covered by insurance, with respect to its property and assets having a replacement cost of more than $250,000 for any single loss or $500,000 for all such losses;

(p) entered into any transaction or Contract not otherwise provided for in this Section 3.8 other than in the ordinary course of business with an aggregate annual value in excess of $250,000;

(q) changed or modified in any material respect its credit, collection or payment policies, procedures or practices, or failed to pay or delayed payment of material payables or other material liabilities, except as reflected in the Financial Statements, provided, however, that the Company may accelerate the collection of its receivables (whether or not past due); or

(r) entered into any agreement, commitment or obligation to do any of the foregoing, except as provided for in this Agreement.

3.9 Absence of Undisclosed Liabilities. The Company and its Subsidiaries do not have any Indebtedness or other liability or obligation of the type required to be disclosed in the Company’s financial statements and notes thereto prepared in accordance with GAAP, except for (a) liabilities or obligations shown on the Unaudited Balance Sheet and (b) liabilities which have arisen since the date of the Unaudited Balance Sheet in the ordinary course of business and which are, in nature and amount, consistent with those incurred historically, are permitted by the terms of Section 5.1 of this Agreement, are consented to in writing by Parent following the date hereof or are not material to the Company or its Subsidiaries, individually or in the aggregate. Except as set forth in the Unaudited Balance Sheet or Section 3.9 of the Disclosure Schedule, there is no Company Debt. For purposes of this Agreement, “Indebtedness” shall include all liabilities and obligations, including any applicable penalties (including with respect to any prepayment thereof), interest and premiums, (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables incurred in the ordinary course of business), (iv) under capital leases, (v) with respect to letters of credit, (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person, or (vii) in the nature of obligations of the type referred to in clauses (i) through (vi) of any other Person secured by any Security Interest on any asset of the Company or any of its Subsidiaries.

3.10 Taxes.

(a) (i) All Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all respects. All Taxes that have become due and payable by the Company and its Subsidiaries have been timely paid, and none of the Company or any of its Subsidiaries is or will be liable for any additional Taxes in respect of any Taxable period or any portion thereof ending on or before the date of the Unaudited Balance Sheet in an amount that exceeds the corresponding reserve therefor reflected in the Unaudited Balance Sheet, and any Taxes of the Company or any of its Subsidiaries arising after such date and at or before the Effective Time have been or will be incurred in the ordinary course of the business of the Company or its Subsidiaries.

(b) The Company and each of its Subsidiaries have complied with all Applicable Laws relating to the withholding of Taxes and payment of such withheld amounts and have duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all Applicable Laws.

(c) Parent has been furnished (or the Company has made available to Parent) complete copies of all Tax Returns of, or including, the Company and each of its Subsidiaries for all Tax periods since their respective dates of formation and all relevant documents and information with respect thereto, including, without limitation, work papers, records, examination reports and statements of deficiencies proposed, assessed against or agreed to by the Company or any of its Subsidiaries.

(d) No claim has been made by a Taxing Authority in a jurisdiction where the Company and its Subsidiaries do not file a Tax Return that any of them is or may be subject to taxation in that jurisdiction.

(e) No deficiency or adjustment in respect of Taxes has been proposed, asserted in writing or assessed by any Taxing Authority against the Company or any of its Subsidiaries. All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company or any of its Subsidiaries have been fully paid. No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings are presently in progress, pending or threatened in writing with regard to any Taxes of the Company or any of its Subsidiaries or Tax Returns filed by or on behalf of the Company or any of its Subsidiaries. No issue has been raised by any Taxing Authority in any prior examination of the Company or any of its Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent Tax period.

(f) Neither the Company nor any of its Subsidiaries nor any other Person on the Company’s or any of its Subsidiaries’ behalf has (i) agreed to, is required to or has any application pending requesting permission to, make any adjustment pursuant to Section 481(a) of the Code or any similar provision of Tax Law or has any knowledge that any Taxing Authority has proposed any such adjustment, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law with respect to the Company or any of its Subsidiaries, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(g) No property owned by the Company or any of its Subsidiaries is (i) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iii) “limited use property” within the meaning of Rev. Proc. 76 30, or (iv) subject to any provision of state, local or foreign Tax Law comparable to any of the provisions listed above.

(h) Neither the Company nor any of its Subsidiaries has been or will be a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five year period ending on the Closing Date.

(i) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax sharing, allocation, indemnity or similar agreement or arrangement.

(j) There are no outstanding rulings of, or requests for rulings by, any Taxing Authority addressed to the Company or any of its Subsidiaries that are, or if issued would be, binding on the Company or any of its Subsidiaries.

(k) There are no liens as a result of any unpaid Taxes upon any of the assets of the Company or any of its Subsidiaries, other than with respect to Taxes that are not yet due and payable.

(l) Neither the Company nor any Subsidiary has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which the common parent is the Company.

(m) The Company and its Subsidiaries are not presently liable, nor does the Company or any of its Subsidiaries have any potential liability, for the Taxes of another person (other than the Company or any Subsidiary) (i) under Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or foreign law), (ii) as transferee or successor, or (iii) by contract or indemnity or otherwise.

(n) Neither the Company nor any of its Subsidiaries has ever been either a “distributing corporation” or a “controlled corporation” in connection with a distribution of stock qualifying for tax-free treatment, in whole or in part, under Section 355 of the Code.

(o) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

(p) Neither the Company nor any of its Subsidiaries has participated in any way (i) in any “tax shelter” within the meaning of Section 6111 (as in effect prior to the enactment of P.L. 108 357 or any comparable laws of jurisdictions other than the United States) of the Code or (ii) in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011 4(b) or any comparable laws of jurisdictions other than the United States.

(q) The Company and each of its Subsidiaries have provided or made available to Parent all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non U.S. government. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(r) The Company and each of its Subsidiaries has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax authorities.

(s) All elections with respect to Taxes affecting the Company and its Subsidiaries that were not made in the Tax Returns delivered to the Parent are described in Section 3.10(s) of the Disclosure Schedule.

(t) Neither the Company nor any of its Subsidiaries has a permanent establishment in any country with which the United States of America has a relevant Tax treaty, as defined in such relevant Tax treaty, nor does the Company or any of its Subsidiaries otherwise operate or conduct business through any branch in any country other than the United States (other than the Taiwan Branch Office of RMI Asia).

(u) Neither the Company nor any of its Subsidiaries has filed any consent agreement under Section 341(f) of the Code (as in effect prior to its repeal by the Jobs and Growth Tax Relief Reconciliation Act of 2003) or agreed to have Section 341(f)(2) of the Code (as in effect prior to such repeal) apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code prior to such repeal) owned by the Company or any of its Subsidiaries.

(v) All persons who have purchased shares of the Company’s capital stock that will be subject to a substantial risk of forfeiture under Section 83 of the Code at the Effective Time have, to the Company’s Knowledge, timely filed elections under Section 83(b) of the Code and any analogous provisions of applicable state and local Tax Laws.

(w) All Taxes (including, without limitation, all Taxes imposed by the People’s Republic of China or any political subdivision thereof) that have become due and payable by the Company to the Company’s Knowledge or any of its Subsidiaries in connection with payments of compensation or other remuneration to foreign persons or their affiliates have been timely paid in full and are reflected as liability on the Company’s financial statements or are otherwise reserved for.

(x) For purposes of this Agreement:

“Tax” or “Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments imposed by any Taxing Authority, including without limitation all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, and (ii) all interest, penalties, fines, additions to Tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i).

“Taxing Authority” means the Internal Revenue Service (the “IRS”) or any other governmental body (whether state, local or foreign) responsible for the administration of any Tax.

“Tax Law” means any Legal Requirement (whether domestic or foreign) relating to Taxes.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, estimate, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, affiliated, combined, consolidated or unitary returns for any group of entities that includes the Company or any of its Subsidiaries.

3.11 Property and Sufficiency.

(a) The Company and each of its Subsidiaries has good and marketable title to, or, in the case of leases of properties and assets, a valid leasehold interest in, all of its material properties and assets (whether real, personal, tangible or intangible) (i) reflected on the Unaudited Balance Sheet (other than assets sold in the ordinary course of business since the date of the Unaudited Balance Sheet) or acquired thereafter and (ii) which the Company reasonably believes to be necessary to conduct all of the businesses and operations of the Company and each of its Subsidiaries as currently conducted by the Company, and none of such properties or assets is subject to any Security Interest other than those the material terms of which are described in Section 3.11(a) of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries own any real property.

(b) Each of the leases for real property of the Company or any of its Subsidiaries is identified in Section 3.11(b) of the Disclosure Schedule (“Real Property Leases”).

(c) Neither the Company nor any of its Subsidiaries have transferred or assigned any interest in any Real Property Lease, nor has the Company or any of its Subsidiaries subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any Person. The facilities subject to a Real Property Lease (each a “Leased Premises”) and the personal property owned or leased by the Company or any of its Subsidiaries are in good operating condition and repair, reasonable wear and tear excepted, and are suitable for the uses for which they are being used in all material respects. To the Company’s Knowledge, there are no Legal Requirements, now in existence or under active consideration by any Governmental Authority which are reasonably likely to require the tenant of any Leased Premises to make any expenditure in excess of $250,000 to modify or improve such Leased Premises to bring it into compliance therewith.

(d) To the Company’s Knowledge, the Company and each of its Subsidiaries has all certificates of occupancy and Permits of any Governmental Authority reasonably necessary for the current use and operation of each Leased Premises, and the Company and each of its Subsidiaries have fully complied with all material conditions of the Permits applicable to them. To the Company’s Knowledge, no default or violation, or event that with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any Permit applicable to the Leased Premises.

(e) Neither the Company nor any of its Subsidiaries owns, holds, or is obligated under or is a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

3.12 Contracts. Except as disclosed in Section 3.14 or Section 3.12 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to, subject to or otherwise bound by:

(a) any Contract or series of related Contracts with the same counterparty or its affiliates which requires aggregate future expenditures by the Company or any of its Subsidiaries in excess of $250,000;

(b) any Contract for the purchase or sale of any commodity, product, material, supplies, equipment or other personal property with an aggregate annual value in excess of $250,000, except for Contracts for the manufacture, assembly, testing or sale of inventory;

(c) any distributor, reseller manufacturer’s representative, sales representative or similar Contract with aggregate annual payments from the Company or any of its Subsidiaries in excess of $250,000 under which the Company (or applicable Subsidiary) does not have the right to terminate without penalty on less than thirty (30) days’ notice;

(d) any Contract under which the Company or any of its Subsidiaries is materially restricted from carrying on any business or other services or competing with any Person anywhere in the world, or which would so materially restrict the Company or any of its Subsidiaries or any of their respective successors in interest thereof after the Closing Date (other than Contracts solely between the Company and one or more of its Subsidiaries);

(e) any loan agreement, indenture, note, bond, debenture or any other document or Contract evidencing Indebtedness or a Security Interest to any Person in excess of $250,000 or any commitment to provide any of the foregoing, or any agreement of guaranty, indemnification or other similar commitment with respect to the obligations or liabilities of any other Person in excess of $250,000;

(f) any Contract for the disposition of the Company’s or any of its Subsidiaries’ business or material assets (whether by merger, sale of stock, sale of assets or otherwise), in each case, other than in the ordinary course of business;

(g) any Contract for the acquisition of a business or capital stock of another party (whether by merger, sale of stock, sale of material assets or otherwise);

(h) any Contract concerning a partnership, joint venture, joint development or other similar arrangement with one or more Persons;

(i) any hedging, futures, options (other than options to purchase capital stock of the Company granted to employees, board members and consultants of the Company or its Subsidiaries pursuant to the Company’s Option Plan) or other derivative Contract;

(j) any Contract creating any obligation with respect to the payment of any severance, retention, bonus or other similar payment to any Person, one condition to the payment or acceleration of which is the Company entering into this Agreement or the consummation of any of the transactions contemplated hereby, except as provided for in this Agreement;

(k) Section 3.12(k) of the Disclosure Schedule provides the form of the standard customer Contract and lists all of the customer Contracts which deviate (other than with respect to prices, payment amounts or delivery schedules) in any material respect from the standard form;

(l) Section 3.12(l) of the Disclosure Schedule sets forth the top ten (10) customers for each calendar quarter in the period beginning January 1, 2008 and ending March 31, 2009, determined on the basis of the revenue for such calendar quarter (each customer a “Key Customer”);

(m) Section 3.12(m) of the Disclosure Schedule sets forth any requirement to give “most favored nation” pricing to any customers or potential customers or any class of customers or to provide exclusive or favored access to any product features to any customers or potential customer or class of customers; or

(n) except for employment or consulting agreements or other such compensatory arrangements, any other agreement (or group of related Contracts with the same third party) to the extent not otherwise disclosed in the Disclosure Schedule, the performance of which involves consideration paid or payable by the Company in excess of $100,000 in any one-year period commencing January 1, 2009.

Each Contract disclosed in the Disclosure Schedule or required to be disclosed pursuant to this Section 3.12, each of the Real Property Leases and each other Contract to which the Company or any of its Subsidiaries is a party or otherwise bound relating to any Intellectual Property that is material to the business of the Company or any of its Subsidiaries is a valid and binding agreement and is in full force and effect in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws, and neither the Company any of its Subsidiaries, nor, to the Company’s Knowledge, any other party thereto is in default or breach, in each case, in any material respect, under the terms of any of the foregoing Contracts (a “default” being defined for purposes hereof as an actual default or event of default or the existence of any fact or circumstance which would, upon receipt of notice or passage of time, constitute a default or right of termination), nor except as set forth in Schedule 3.12(ii) will the consummation of the transactions contemplated by this Agreement give rise to any such default. No party to any of the foregoing Contracts has exercised any termination rights with respect thereto by written notification to the Company, and no party has given notice of any material dispute with respect to any of the foregoing Contracts.

As used in this Agreement, a “Contract” shall mean any written or binding oral agreement, understanding, contract, deed, mortgage, lease, sublease, license, sublicense, instrument, commitment, promise, undertaking or other binding arrangement.

3.13 Benefit Plans.

(a) Identification of Plans. Except for the arrangements set forth on Section 3.13(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries maintains or contributes to, or has any outstanding liability to or in respect of or obligation under, any pension, profit-sharing, deferred compensation, bonus, stock option, share appreciation right, severance, group or individual health, dental, medical, life insurance, survivor benefit, or similar plan, policy or arrangement, whether formal or informal, written or oral, for the benefit of any director, officer, consultant or employee, whether active or terminated, including but not limited to by reason of being or having been treated as a single employer with any other person (any such person, an “ERISA Affiliate”) under Section 414 of the Code or Section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Each of the arrangements set forth on Section 3.13(a) of the Disclosure Schedule is referred to herein as a “Company Employee Plan”).

(b) Delivery of Documents. The Company has heretofore delivered or made available to Parent true, correct and complete copies of each Company Employee Plan, and with respect to each such Company Employee Plan (or if such Company Employee Plan is not written, an accurate description of the material terms thereof) true, correct and complete copies of (a) any associated trust, custodial, insurance or service agreements, (b) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any governmental agency or distributed to participants or beneficiaries thereunder in the current or any of the three (3) preceding calendar years, (c) the most recently received IRS determination letters and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Company Employee Plan, and pending requests relating to any of the foregoing, and (d) any written policies or procedures used in Company Employee Plan administration.

(c) Compliance with Terms and Law. Each Company Employee Plan is and has heretofore been maintained and operated in all material respects in compliance with the terms of such Company Employee Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all statutes, governmental or court orders, or governmental rules or regulations in effect from time to time, including but not limited to ERISA and the Code, and applicable to such Company Employee Plan. Each Company Employee Plan which is intended to qualify under Section 401(a) of the Code (a “Qualified Plan”) and each trust or other entity intended to qualify as a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code and associated with any Company Employee Plan is expressly identified as such on Section 3.13(c) of the Disclosure Schedule and has been determined to be so qualified by the Internal Revenue Service (or, where there is no determination letter but the Qualified Plan is based upon a master and prototype or volume submitter form, the sponsor of such form has received a current advisory opinion as to the form upon which the Company is entitled to rely under applicable Internal Revenue Service procedures) and nothing has occurred as to each which has resulted or is likely to result in the revocation of such qualification or which requires or is likely to require action under the compliance resolution programs of the Internal Revenue Service to preserve such qualification.

(d) Absence of Certain Events and Arrangements. Except as set forth on Section 3.13(d) of the Disclosure Schedule,

(i) there is no pending or, to the Company’s Knowledge, threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Company Employee Plan or, to the Company’s Knowledge, any fiduciary or service provider thereof and, to the Company’s Knowledge, there is no basis for any such legal action, proceeding or investigation;

(ii) no liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation (“PBGC”) or any Multiemployer Plan has been incurred by the Company or any ERISA Affiliate (other than insurance premiums satisfied in due course);

(iii) no reportable event within the meaning of Section 4043 of ERISA, or event or condition which presents a material risk of termination by the PBGC, has occurred with respect to any Company Employee Plan, or any retirement plan of an ERISA Affiliate, which is subject to Title IV of ERISA;

(iv) no Company Employee Plan nor, to the Company’s Knowledge, any person who is a party in interest in respect of an Company Employee Plan within the meaning of Section 3(14) of ERISA, has engaged in a prohibited transaction which could subject the Company or any Subsidiary directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code;

(v) no Company Employee Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries except to the extent required by applicable state insurance laws and Title I, Subtitle B, Part 6 of ERISA;

(vi) except as set forth this Agreement, neither the Company nor any Subsidiary has announced its intention, or undertaken (whether or not legally bound) to modify or terminate any Company Employee Plan or adopt any arrangement or program which, once established, would come within the definition of an Company Employee Plan;

(vii) each Company Employee Plan is terminable at the sole discretion of the sponsor thereof and without penalty or cost (other than routine administrative costs), subject only to such constraints as may be imposed by applicable law; and

(viii) neither the Company nor any Subsidiary has any liability, including under any Company Employee Plan, arising out of the improper treatment of any service provider as a consultant or independent contractor and not as an employee, or vice-versa.

(e) Funding of Certain Plans. With respect to each Company Employee Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required of the Company or any Subsidiary, under the terms of each such Company Employee Plan or applicable law (determined without regard to any waiver of legally applicable funding requirements), as applied through the Closing Date. The fair market value of the assets of each such Company Employee Plan, as of the end of the most recently ended plan year of that Company Employee Plan, equals or exceeded the present value of all benefits liabilities under that Company Employee Plan. None of the assets of any Company Employee Plan include any capital stock or other securities issued by the Company or any ERISA Affiliate.

(f) Effect of Transactions. The execution of this Agreement and the consummation of the transactions contemplated herein will not, by itself or in combination with any other event (regardless of whether that other event has or will occur), result in any payment (whether of severance pay or otherwise) becoming due from or under any Company Employee Plan to any current or former director, officer, consultant or employee of the Company or any Subsidiary or result in the vesting, acceleration of payment or increases in the amount of any benefit payable to or in respect of any such current or former director, officer, consultant or employee. Neither the Company nor any Subsidiary is party to, or otherwise obligated under, any contract, agreement, plan or arrangement (other than this Agreement) covering any person that, individually or collectively, but without giving effect to the payment of Transition Shares or Retention Shares or any other payment by Parent, could give rise to the payment of any amount that would not be deductible by Parent, the Company or any Subsidiary by reason of Section 280G of the Code or that could be subject to Section 4999 of the Code. The Company’s Code Section 280G Disclosure memorandum will be accurate and complete as of the date it is delivered to the Company’s Stockholders.

(g) Multiemployer Plans. No Company Employee Plan is a multi-employer plan within the meaning of Section 4001 of ERISA (“Multiemployer Plan”) and neither the Company nor any ERISA Affiliate has in the past contributed to any Multiemployer Plan.

(h) Foreign Plans. Except as set forth on Section 3.13(h) of Disclosure Schedule, no Company Employee Plan is subject to the laws of any jurisdiction outside of the United States.

(i) Section 409A Compliance. The exercise price of each Option is no less than the fair market value of a share of Common Stock determined on the date of grant of such Option (and as of any later modification thereof within the meaning of Section 409A of the Code). Each plan, program, arrangement or agreement that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Section 3.13(i) of the Disclosure Schedule. Since December 31, 2004 and through December 31, 2008, each plan, program, arrangement or agreement identified or required to be identified on Section 3.13(i) of the Disclosure Schedule has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code and its purpose with respect to amounts deferred (within the meaning of Section 409A of the Code) after December 31, 2004. By December 31, 2008, each plan, program, arrangement or agreement identified or required to be identified on Section 3.13(i) of the Disclosure Schedule has been amended to the extent necessary or appropriate to comply with Section 409A of the Code and the final regulations promulgated thereunder. From and after January 1, 2009, each plan, program, arrangement or agreement identified or required to be identified on Section 3.13(i) of the Disclosure Schedule has been operated and maintained in accordance with Section 409A of the Code and applicable guidance thereunder, including but not limited to the final regulations promulgated thereunder.

3.14 Intellectual Property.

(a) Section 3.14(a) of the Disclosure Schedule sets forth true, complete and correct lists of the following Intellectual Property, both U.S. and foreign, that are owned by the Company and each of its Subsidiaries as of the date of this Agreement, along with the record owner of each such item of Intellectual Property, the jurisdiction in which each such item of Intellectual Property has been registered or filed and the applicable registration, application or serial number or similar identifier:

(i) all patents and pending patent applications;

(ii) all trademark registrations (including Internet domain name registrations), pending trademark applications and material unregistered trademarks;

(iii) all copyright registrations and pending copyright applications; and

(iv) all mask work registrations and pending mask work applications.

For purposes of this Agreement, the “Company’s Registered Intellectual Property” shall mean the above categories (i), (ii), (iii) and (iv), collectively, as set forth in Section 3.14(a) of the Disclosure Schedule (excluding material unregistered trademarks).

(b) All of the Company’s Registered Intellectual Property is owned solely by the Company or one of its Subsidiaries.

(c) To the Company’s Knowledge, all of the Company’s Registered Intellectual Property is valid, subsisting, in full force and effect (except with respect to applications), and has not expired or been cancelled or abandoned (other than by natural expiration or Company decision). All necessary documents and certificates in connection with the Company’s Registered Intellectual Property have been filed with, and all relevant fees have been paid to, the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining the Company’s Registered Intellectual Property.

(d) There is no pending or, to the Company’s Knowledge, threatened (and at no time within the two years prior to the date of this Agreement has there been pending any) Action before any court, government agency or arbitral tribunal in any jurisdiction challenging the use, ownership, validity, enforceability or registrability of any of the Company Intellectual Property (other than those that have been resolved to the satisfaction of the Company). Neither the Company nor any of its Subsidiaries is a party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments or orders resulting from Actions which permit third parties to use any of the Company Intellectual Property.

(e) The Company or one of its Subsidiaries owns, or has valid rights to use, all of the Intellectual Property used or held for use in the business of the Company and its Subsidiaries as currently conducted, including without limitation the design, development, reproduction, manufacture, branding, marketing, use, distribution, import, licensing, provision and sale of Proprietary Products (as defined below).

(f) The conduct of the business of the Company and each of its Subsidiaries as currently conducted, including without limitation the design, development, reproduction, manufacture, branding, marketing, use, distribution, importation, licensing, provision, offer for sale and sale of Proprietary Products, to the Company’s Knowledge, does not and will not when conducted by Parent and/or Surviving Corporation following the Closing, infringe upon, dilute or misappropriate any Intellectual Property or other proprietary right owned by any third party, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction where the Company currently conducts business to the extent the Company currently conducts business in each such jurisdiction.

(g) To the Company’s Knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by the Company or any of its Subsidiaries (“Company Intellectual Property”), and no Intellectual Property or other proprietary right misappropriation, infringement, dilution or violation Actions have been brought against any third party by the Company or any of its Subsidiaries.

(h) There is no pending or, to the Company’s Knowledge, threatened (and at no time has there been pending any) Action alleging that the activities or the conduct of the Company’s or any of its Subsidiaries’ business dilutes, misappropriates, infringes, violates or constitutes the unauthorized use of, or will dilute, misappropriate, infringe upon, violate or constitute the unauthorized use of the Intellectual Property of any third party, other than those that have been resolved to the satisfaction of the Company, nor does the Company have Knowledge of any basis therefor. Neither the Company nor any of its Subsidiaries is a party to any settlement, covenant not to sue, consent, decree, stipulation, judgment, or order resulting from any Action which (i) restricts the Company’s or any of its Subsidiaries’ rights to use any Intellectual Property, (ii) restricts the Company’s or any of its Subsidiaries’ business in order to accommodate a third party’s Intellectual Property (iii) requires any future payment by the Company or any of its Subsidiaries, or (iv) to the Company’s Knowledge would so restrict Parent or its Subsidiaries or require future payments by any of them after acquisition of the Company pursuant to the Merger.

(i) Each of the Company’s and its Subsidiaries’ employees has executed a confidentiality and nondisclosure agreement in substantially the form attached to Section 3.14(i) of the Disclosure Schedule. Other than under a confidentiality or nondisclosure agreement, or contractual provision or fiduciary duty relating to confidentiality and nondisclosure, there has been no disclosure by Company or any of its Subsidiaries to any third party of material confidential information or material trade secrets of the Company or any of its Subsidiaries related to any proprietary product or service currently being marketed, sold, licensed or developed by the Company or any of its Subsidiaries (each such product, a “Proprietary Product”), or of any confidential information owned by a third party to whom the Company or any of its Subsidiaries has a confidentiality obligation, except for instances in which the disclosure of such information did not breach any legal duty owed by the Company or its Subsidiaries to such third party. All employees of the Company and its Subsidiaries who have made material contributions to the development of any Company Intellectual Property or Proprietary Product (including without limitation all employees who have designed, written, tested or worked on any software source code contained in any Company Intellectual Property or Proprietary Product) have executed an inventions assignment agreement in substantially the form attached to Section 3.14(i) of the Disclosure Schedule. All employees, consultants and independent contractors of the Company and its Subsidiaries who have made material contributions to the development of any Company Intellectual Property or Proprietary Product (including without limitation all employees, consultants and independent contractors who have designed, written, tested or worked on any software source code contained in any Company Intellectual Property or Proprietary Product) have entered into a work-made-for-hire agreement, invention assignment agreement or have otherwise assigned to the Company or its Subsidiaries, as applicable (or a third party that has assigned its rights in such Company Intellectual Property or Proprietary Product to the Company or its Subsidiaries, as applicable) all of their right, title and interest (other than moral rights, if any, to the extent such assignment of moral rights is not permitted under the Legal Requirements of any jurisdiction) in and to the portions of such Company Intellectual Property or Proprietary Product developed by them in the course of their work for the Company or its Subsidiaries. Assignments of the patents, patent applications, copyrights and copyright applications listed in Section 3.14(a) of the Disclosure Schedule have been duly executed and filed with the United States Patent and Trademark Office or Copyright Office, as required by applicable law.

(j) Neither the Company nor any of its Subsidiaries has granted nor is it obligated to grant access or a license to any of its source code (including, without limitation, in any such case any conditional right to access or under which the Company or any of its Subsidiaries has established any escrow arrangement for the storage and conditional release of any of its source code), except to employees, consultants and contractors in the ordinary course of business.

(k) Section 3.14(k) of the Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code that is contained in, distributed with, or used in the development of any Proprietary Product or from which any part of any Proprietary Product is derived, (ii) the title of the license for each such item of Open Source Code, (iii) the Proprietary Product(s) to which each such item of Open Source Code relates, and (iv) a description of the manner in which such Open Source Code is used, modified and/or distributed by the Company or its Subsidiaries. Except as set forth on Section 3.14(k) of the Disclosure Schedule, none of the Proprietary Products is subject to the provisions of any Open Source Code license or other Contract (including any general public license, limited general public license or other similar Contract) which (other than with respect to any Open Source Code that is distributed with such Proprietary Product) requires or conditions the distribution of such Proprietary Product in source code form, requires the license of such Proprietary Product’s source code or any portion thereof for the purpose of making modifications or derivative works, or requires the distribution of such Proprietary Product or any portion thereof without charge. For purposes of this Agreement, “Open Source Code” means any software code that is distributed as “open source software” or “freeware” or is otherwise distributed publicly or made generally available in source code form under terms that permit modification and public or general redistribution of such software. Open Source Code includes without limitation software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

(l) Except as identified in Section 3.14(l)(i) of the Disclosure Schedule, either the Company nor any of its Subsidiaries has an obligation to pay any third party any future royalties or other fees for the continued use of such third party’s Intellectual Property and will not have any obligation to pay such royalties or other fees arising from the consummation of the transactions contemplated by this Agreement (other than those the Company or its Subsidiaries would have been required to pay had the transactions contemplated by this Agreement not occurred that are so identified in Section 3.14(l)(ii) of the Disclosure Schedule). Except as identified in Schedule 3.14(l), neither the Company nor any of its Subsidiaries has entered into any agreement, whether written or oral, granting any third party the right to manufacture or have manufactured and subsequently sell, offer to sell, import, export or use any of the Proprietary Products.

(m) Neither the Company nor any of its Subsidiaries is a party to any agreement that requires the Company or its Subsidiaries to perform any software engineering, development, consulting, and/or integration services for a third party other than purchases of Company Products.

(n) Except as set forth on Section 3.14(n)(i) of the Disclosure Schedule , the Company and its Subsidiaries are not in material breach of any Contract to which it is party or otherwise bound that will result in any violation, loss or impairment of ownership by the Company or its Subsidiaries of, or the right of to use, any Intellectual Property that is material to the business of the Company or its Subsidiaries as currently conducted by the Company. Except as set forth on Section 3.14(n)(i)(ii) of the Disclosure Schedule, the consummation by the Company of the transactions contemplated hereby will not result in any violation, loss or impairment of ownership by the Company or its Subsidiaries of, or the right of to use, any Intellectual Property that is material to the business of the Company or its Subsidiaries as currently conducted by the Company, nor require the consent of any Governmental Authority or third party with respect to any such Intellectual Property. Neither the Company nor any of its Subsidiaries is a party to any Contract under which a third party would have or would be entitled to receive a license or any other right to any Intellectual Property of Parent or any of Parent’s affiliates as a result of the consummation of the transactions contemplated by this Agreement nor would the consummation of such transactions result in the amendment or alteration of any such license or other right which exists on the date of this Agreement.

(o) Other than inbound “shrink-wrap” and similar publicly-available commercial binary code end-user licenses and outbound “shrink-wrap” licenses (in substantially the form set forth on Section 3.14(o)(i) of the Disclosure Schedule) and similar non-exclusive, end-user licenses granted by Company or its Subsidiaries and agreements with employees, contractors and consultants entered into in the ordinary course of business, Section 3.14(o)(ii) of the Disclosure Schedule lists all contracts, licenses and agreements to which the Company is currently a party with respect to any Intellectual Property, including all licenses of Intellectual Property granted to or by the Company or its Subsidiaries and all assignments of Intellectual Property to or by the Company. All such contracts, etc. are in full force and effect except such contracts which have naturally expired pursuant to its terms. Following the Closing Date, both Parent and the Surviving Corporation will be permitted to exercise all of the Company’s rights under such contracts, licenses and agreements to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company may have otherwise been required to pay (assuming for this purpose that Parent is not subject to existing restrictions with respect to the foregoing irrespective of the Merger).

(p) All Company Intellectual Property will be fully transferable, alienable or licensable by Surviving Corporation and Parent without restriction and without payment of any kind to any third party, subject to existing non-exclusive licenses disclosed to and not rejected by Parent prior to the date of this Agreement.

(q) Section 3.14(q) of the Disclosure Schedule lists all contracts, licenses and agreements (and for the avoidance of doubt, excluding sales orders having standard terms and conditions for products of the Company or any of its Subsidiaries) between the Company or any of its Subsidiaries and any other person wherein or whereby the Company or its Subsidiaries have agreed to, or assumed, any material obligation or duty to indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any material obligation or liability or provide a right of rescission or similar right with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property of any person other than the Company or any of its Subsidiaries.

(r) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property or Intellectual Property purported to be owned by the Company or any of its Subsidiaries. To the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any material Company Intellectual Property or Intellectual Property purported to be owned by the Company or any of its Subsidiaries, has performed services for the government, university, college, or other educational institution or educational research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(s) Section 3.14(s) of the Disclosure Schedule contains, to the Company’s knowledge, a complete and accurate list of all material bugs, defects and errors, in each version of the Proprietary Products which (i) have not been corrected as of the date hereof and (ii) have had or are reasonably likely to have a Material Adverse Effect.

(t) To the Company’s Knowledge, there are no known material Field Failures of the Products, where a “Field Failure” means failure of a Product to meet the Product specifications in a customer’s solution after deployment of the customer’s solution in the field; provided, however, that the failure was not caused by use of the Product outside of its permitted scope.

(u) For purposes of this Agreement, “Intellectual Property” shall mean (i) trademarks, service marks, trade names, slogans, logos, trade dress, labels, product displays, internet domain names and other similar designations of source or origin, together with all goodwill, registrations, applications, renewals and extensions related to the foregoing; (ii) patents, utility, models and industrial design registrations or applications (including without limitation any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations, substitutions, extensions and applications for any of the foregoing); (iii) copyrights, copyrightable subject matter and moral rights (including without limitation any registrations, applications, renewals, extensions and reversions for any of the foregoing); (iv) mask works rights, masks, circuit designs, behavior models, hardware description language models, proprietary design tools, tooling, dies, molds, layouts, test keys, cells, databases, libraries, recipes, development work-in-process, graphics, artwork, photography; (v) trade secrets and other confidential information, know-how, technology, proprietary processes, formulae, inventions, compositions, techniques, technical data and information, procedures, databases, algorithms, models, methodologies, invention disclosures, improvements, designs, design rights; and (vi) and computer programs, including any and all software implementation of algorithms, models and methodologies (whether in source code, object code or other form), compilations, descriptions, flow-charts and other work product to design, plan, organize and develop any of the foregoing, development documentation, programming tools, drawings, specifications, test software, laser programs, sort programs, packaged unit test programs, characterization programs and data.

3.15 Accounts Receivable. All of the accounts and notes receivable of the Company and its Subsidiaries, whether reflected on the Unaudited Balance Sheet or arising since the date of the Unaudited Balance Sheet, have (a) arisen from bona fide transactions in the ordinary course of business consistent with past practices, (b) to the Company’s Knowledge, are valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws, and (c) subject to the allowance for doubtful accounts set forth therein, fully collectible in the aggregate amount thereof.

3.16 Suppliers. No material supplier of the Company or its Subsidiaries has terminated, or to the Company’s Knowledge, has, in writing or by an express oral statement, threatened to terminate or advised that it will terminate its relationship with the Company or any of its Subsidiaries within the last 12 months.

3.17 Insurance. Section 3.17 of the Disclosure Schedule contains a complete and correct list as of the date hereof of all insurance policies maintained by or on behalf of the Company or any of its Subsidiaries. True and complete copies of each listed policy have been made available to Parent. Such policies are in full force and effect, all premiums due thereon have been paid and the Company and its Subsidiaries have complied in all material respects with the provisions of such policies. Neither the Company nor any of its Subsidiaries have received any written notices from any issuer of any of their insurance policies canceling or amending any policies listed in Section 3.17 of the Disclosure Schedule, materially increasing any deductibles or retained amounts thereunder, or materially increasing premiums payable thereunder. There is no claim by the Company or any of its Subsidiaries pending under any of such policies as to which coverage has been denied or disputed by the underwriters or in respect of which the underwriters have reserved their rights. Neither the Company any of its Subsidiaries nor any affiliate thereof has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

3.18 Personnel.

(a) Section 3.18(a)(i) of the Disclosure Schedule sets forth the number of employees, consultants or independent contractors of the Company and each of its Subsidiaries as of the date hereof. Section 3.18(a)(ii) of Disclosure Schedule sets forth the current title, base salary as well as bonus paid for the fiscal year ended December 31, 2008 to “key employees” identified by Parent on Schedule 8.4. The Company has previously delivered to Parent a true and complete list of all employees, consultants and independent contractors of the Company and its Subsidiaries as of the date hereof that sets forth as of such date, their name, title, and then current base salary or compensation rate for the fiscal year ended December 31, 2008.

(b) The Company and each of its Subsidiaries are in compliance, in all material respects, with all Legal Requirements relating to the employment of labor. Neither the Company nor any of its Subsidiaries is subject to any collective bargaining agreement. There is not pending, or to the Company’s Knowledge, threatened, any strike, labor dispute, slowdown, lockout, walkout or work stoppage involving employees of the Company or any of its Subsidiaries.

(c) To the Company’s Knowledge, none of the Company’s or its Subsidiary’s officers or employees with an annual salary in excess of $135,000 intend to terminate his or her relationship with the Company or its Subsidiaries prior to the Closing for any reason, including, without limitation, as a result of the transactions contemplated hereby nor does the Company intend to terminate any such officer or employee prior to the Closing Date.

(d) Each employee of the Company and each of its Subsidiaries is an employee at-will and the Company may terminate each employee’s employment at any time, with or without cause or for any lawful reason.

3.19 Litigation. There is no (a) action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, complaint, demand or other proceeding to, from, by or before any arbitrator, court, tribunal or other Governmental Authority (individually, an “Action,” and collectively, “Actions”) pending, or to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, or affecting any of its properties or the Merger or the other transactions contemplated hereby, (b) governmental inquiry or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or affecting any of its properties (including, without limitation, any inquiry as to the qualification of the Company or any of its Subsidiaries to hold or receive any license or other Permit) or (c) to the Company’s Knowledge, any Actions pending or threatened against any Related Party in connection with the business of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in default with respect to any order, writ, injunction or material decree of any Governmental Authority served upon the Company or any of its Subsidiaries. There is no action or suit by the Company or any of its Subsidiaries pending, threatened or contemplated against any other Person.

3.20 Environmental Matters.

(a) To the Company’s Knowledge:

(i) the Company and each of its Subsidiaries is and has been in compliance with all Environmental Laws; (ii) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or any of its Subsidiaries; (iii) there have been no Hazardous Substances generated by the Company or any of its Subsidiaries that have been disposed of, or come to rest at, any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority within or outside the United States; (iv) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned, leased or otherwise used by the Company or any of its Subsidiaries, except for the storage of hazardous waste in substantial compliance with Environmental Laws; and (v) the Company and each of its Subsidiaries has made available to Parent true and correct copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments in the possession of the Company, any of its Subsidiaries or any of its representatives or advisors.

(b) For purposes of this Agreement, “Environmental Laws” means any applicable Legal Requirement (whether domestic or foreign) relating to (i) releases or threatened release of Hazardous Substances, (ii) pollution or protection of employee health or safety, public health or the environment or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

3.21 Compliance with Instruments; Laws; Governmental Authorizations.

(a) Neither the Company nor any of its Subsidiaries is in violation of or default under any Legal Requirement, except for such violations or defaults under any Legal Requirement as could not have a Company Material Adverse Effect on the Company. To the Company’s Knowledge, neither the Company, any of its Subsidiaries nor, any Related Person, is under investigation with respect to, nor has the Company, any of its Subsidiaries or, to the Company’s Knowledge, any Related Party been threatened to be charged with, or has been given written notice of, any material violation of any Legal Requirement. All material governmental permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals (collectively, “Permits”) (A) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of its properties, or (B) which is required for the operation of the business of the Company and of its Subsidiaries as currently conducted or the holding of any such interest, have been issued or granted to the Company or its Subsidiaries, and all such Permits are in full force and effect and constitute all Permits required to permit the Company and each of its Subsidiaries to operate or conduct its business or hold any interest in its properties or assets.

(b) The Company and each of its Subsidiaries has in all material respects, conducted its transactions in accordance with the United States export control laws and regulations and U.S. economic sanctions laws. Without limiting the foregoing:

(i) The Company and each of its Subsidiaries has obtained all material export licenses and other approvals required for its export of products, software and technologies from the United States and from any other place from which the Company or any of its Subsidiaries exports any such products, software or technologies;

(ii) The Company and each of its Subsidiaries is in compliance in all material respects with the terms of all applicable export licenses or other approvals;

(iii) To the Company’s Knowledge, there are no pending or threatened claims or enforcement actions against the Company or any of its Subsidiaries with respect to such export licenses or other approvals, nor has the Company or any of its Subsidiaries made any disclosure to U.S. authorities which is reasonably likely to result in any such claim or enforcement action, and

(iv) No consents or approvals for the for the transfer of export licenses to Parent are required by any Governmental Authority.

(c) The Company and each of its Subsidiaries (including any of its officers, directors or employees or, to the Company’s knowledge, agents or other Person associated with or acting on its behalf) has not, directly or indirectly, taken any action which would cause it to be in violation of the U.S. Foreign Corrupt Practices Act, as amended, or any rules or regulations thereunder, including by offering or conveying, directly or indirectly (such as through an agent), anything of value to obtain or retain business or to obtain any improper advantage, including any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to a foreign government official, candidate for office, or political party or official of a political party.

3.22 Banking Relationships; Powers of Attorney. Section 3.22 of the Disclosure Schedule sets forth a true and complete list of the name and location of each bank, savings and loan or similar financial institution in which the Company or any of its Subsidiaries has an account or a safe deposit box.

3.23 Minute Books and Records. The minute books of the Company and each of its Subsidiaries contain complete and accurate, in all material respects, records of all meetings and other corporate actions of their respective stockholders and the board of directors and committees thereof. The stock records of the Company and each of its Subsidiaries are correct and complete, in all material respects, and reflect all issuances, transfers, repurchases and cancellations of shares of capital stock of the Company and each of its Subsidiaries. Prior to execution of this Agreement, the Company and its Subsidiaries have furnished to Parent true and complete copies of (a) the Company Organizational Documents and organizational documents of each of the Subsidiaries, (b) all minute books (containing the records of meetings of stockholders, the board of directors and any committees of the board of directors to date) of the Company and each of its Subsidiaries, (c) all stock certificate and stock record books of the Company and each of its Subsidiaries and (d) all Contracts referred to or identified in Section 3.12 of the Disclosure Schedule. Except as disclosed in Section 3.23 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries have any prior names, and since the date of its incorporation has not conducted business under any name other than the current name of the Company and its Subsidiaries.

3.24 Brokers; Schedule of Fees.

(a) No broker, finder or investment banker (other than Credit Suisse Securities (USA) LLC (“Credit Suisse”)) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

(b) Section 3.24(b) of the Disclosure Schedule sets forth a good faith estimate as of the date of this Agreement of the fees and expenses of the Company’s legal counsel and accountants incurred by the Company and any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby.

3.25 Vote Required; Notices; Proxy Statement.

(a) The affirmative vote of the holders of (i) more than 50% of the outstanding Company Stock, entitled to vote on the Merger and voting together as a single class; and (ii) more than 50% of the outstanding Series B Preferred Stock, entitled to vote on the Merger on an converted basis and voting together as a single class, are the only votes of the holders of any of the Company Stock necessary to approve this Agreement and the transactions contemplated hereby (the “Requisite Stockholder Approval”).

(b) None of the information supplied or to be supplied by the Company expressly for the purpose of inclusion or incorporation by reference in the Parent’s proxy statement (together with any amendments or supplements thereto, the “Proxy Statement”) which is to be sent to Parent’s Stockholders in compliance with the Exchange Act with respect to the Parent Special Meeting to authorize the shares of Parent Common Stock to be issued in the Merger and the other transactions contemplated by this Agreement in accordance with the Nasdaq Marketplace Rules shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they are made. If at any time prior to the Closing, any event relating to the Company or any of its Subsidiaries should be discovered by the Company which should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent and provide updated information to Parent.

3.26 Company Determinations, Approvals and Recommendations. The Board of Directors of the Company, at a meeting duly called and held prior to the execution of this Agreement, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the

Merger, is advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) authorized and approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, (iii) approved this Agreement and the transactions contemplated hereby, including the Merger, which approval constituted approval under the provisions of Section 203 of the DGCL as a result of which this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, are not and will not be subject to the provisions of, or any restrictions under, the provisions of Section 203 of the DGCL and (iv) recommended the adoption of this Agreement and approval of the Merger and the transactions contemplated hereby by Company Stockholders and directed that this Agreement, the Merger and the transactions contemplated hereby be submitted for consideration by the Company Stockholders.

3.27 Certain Relationships and Related Transactions. No current or former stockholder, employee, officer or director of the Company or any of its Subsidiaries, or any “affiliate” or “associate” of such persons, (or with respect to such persons that are natural persons) any member of his or her immediate family (any of the foregoing, a “Related Party”) is indebted in an amount greater than $5,000 to the Company or any of its Subsidiaries. No Related Party owns any asset used by, or necessary to, the business of the Company. Except as described in Section 3.27 of the Disclosure Schedule, there is no transaction involving the Company or any of its Subsidiaries of the nature described in Item 404(a) of Regulation S K under the Securities Act. To the Knowledge of the Company, no Related Party owns any material direct equity interest in, or controls or is a director, officer or partner of, a competitor of the Company or any of its Subsidiaries.

3.28 No Existing Discussions. The Company is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 6.9) or any other substantially similar proposal in violation of Section 6.9.

3.29 Disclosures. Neither this Agreement, the Disclosure Schedule, the Company Solicitation Statement and Notice of Appraisal Rights, any Exhibit, Appendix or Schedule hereto or thereto, nor any certificates delivered or supplied by the Company or any of its Subsidiaries hereunder contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made and taken as a whole, not misleading provided, that neither the Company nor any of its Subsidiaries makes any representation or warranties with respect to any financial or operating projections communicated by the Company to Parent in connection with Parent’s due diligence review.

SECTION 4. Representations and Warranties by Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Organization and Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

4.2 Authority for Agreement.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered at Closing and subject to Section 4.3, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Parent has all requisite corporate power and authority to execute and deliver the Escrow Agreement and to perform its obligations thereunder. The execution and delivery by Parent and Merger Sub of this Agreement and each instrument required hereby to be executed and delivered by them at Closing and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and subject to Section 4.3, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been and each instrument required hereby to be delivered by Parent and Merger Sub at the Closing will be duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company and the Representative, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

(b) The execution and delivery of this Agreement by Parent and Merger Sub and the Escrow Agreement by Parent, the compliance with the provisions of this Agreement by Parent and Merger Sub and the provisions of the Escrow Agreement by Parent and the consummation by Parent or Merger Sub, as applicable, of the transactions contemplated hereby or thereby, will not (i) conflict with or violate the Articles of Organization or the Bylaws of Parent, each as amended to date and currently in effect, or the Certificate of Incorporation or the Bylaws of Merger Sub, each as amended to date and currently in effect, or (ii) violate, in any material respects Legal Requirements applicable to Parent or Merger Sub or any of their respective properties or assets.

(c) As of the Closing, the shares of Parent Common Stock to be issued pursuant to this Agreement will be (i) duly authorized and when issued and delivered in accordance with the terms of this Agreement will be validly issued, fully paid and non-assessable and (ii) offered and sold pursuant to an exemption from the registration requirements of Section 5 of the Securities Act subject to the terms and conditions of this Agreement, including Section 6.11.

4.3 Non-Contravention; Consents. Neither the execution and delivery of this Agreement and each document or instrument to which Parent or Merger Sub, as the case may be, is a party, nor the consummation or performance of any of the transactions contemplated hereby, will directly or indirectly (with or without notice or lapse of time) contravene, conflict with or result in a violation of or default under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in any Security Interest upon any assets or properties of Parent or Merger Sub, pursuant to (i) any of the provisions of Parent’s or Merger Sub’s respective certificate of incorporation or bylaws, (ii) any resolutions adopted by Merger Sub’s stockholders, Parent’s or Merger Sub’s board of directors or any committee of Parent’s or Merger Sub’s board of directors, or Parent’s stockholders or (iii) any material agreement, contract, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which Parent or Merger Sub is a party or by which the assets and properties of Parent or Merger Sub is bound. No Consent of any Governmental Authorities or any Person is required to be obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Escrow Agreement or the Merger or the other transactions to be consummated at the Closing as contemplated by this Agreement, except for (a) the approval of the stockholders of Parent and Merger Sub; (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (c) notices and filings as may be required under Antitrust Laws; (d) any filings that are required under the U.S., state and foreign securities laws; and (e) such consents, waivers, approvals, orders, authorizations, registrations, declarations or filings necessary or advisable in order to complete the transactions contemplated hereby.

4.4 SEC Information. (a) As of their respective filing dates (except as thereafter amended) all documents that Parent has filed with the SEC since December 31, 2006 (the “Parent SEC Documents”) have complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, and none of the Parent SEC Documents, as supplemented by written statements provided by Parent expressly for inclusion in the Company Solicitation Statement and Notice of Appraisal Rights, has contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading except to the extent corrected by a subsequently filed Parent SEC Document filed prior to the date hereof.

(b) To Parent’s Knowledge, Parent is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder applicable to it.

4.5 Brokers and Finders. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any Person acting on behalf of Parent or Merger Sub or any of their respective “affiliates” or “associates” in such manner as to give rise to any valid claim against the Company or any Company Stockholder for any brokerage or finder’s commission, fee or similar compensation.

4.6 Ownership and Activities of Merger Sub. Parent owns all of the issued and outstanding shares of capital stock of Merger Sub. As of the date hereof and as of the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated hereby or thereby, Merger Sub (i) is a direct, wholly owned subsidiary of Parent, (ii) was formed solely for the purpose of engaging in the transactions contemplated hereby and (iii) has not and at the Effective Time will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.7 Disclosures. Neither this Agreement, any Exhibit, Appendix or Schedule hereto or thereto, nor any certificates delivered or supplied by Parent hereunder or the SEC Documents and other written documents provided expressly for inclusion in the Company Solicitation Statement and Notice of Appraisal Rights contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made and taken as a whole, not misleading, provided, that Parent makes no representations or warranties with respect to the assets of Integrated Device Technology, Inc. that Parent agreed to acquire pursuant to the Asset Purchase Agreement dated as of April 30, 2009 or with respect to the financial condition, results of operation, products, and cash flows of or associated with such assets either prior to or subsequent to the acquisition thereof by Parent, or with respect to the likelihood that such acquisition will be consummated by Parent; and provided, further that any financial and operating projections communicated by Parent to the Company in connection with the Company’s due diligence review are “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and do not constitute representations or warranties by Parent for any purpose.

SECTION 5. Conduct of Business.

5.1 Conduct of the Company’s Business Prior to Closing. The Company covenants and agrees as to it and each of its Subsidiaries that, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), the Company shall conduct its business, and shall cause each of its Subsidiaries to, conduct their respective businesses, and not take any action except, in the ordinary course of business and in a manner consistent with past practices and in compliance in all material respects with all Applicable Law except as contemplated by the Merger or this Agreement and except as set forth on Schedule 5.1; and the Company shall, and shall cause each of its Subsidiaries to, use all reasonable efforts to (i) maintain and preserve intact the business organization and the goodwill of the Company and each of its Subsidiaries, (ii) keep available the services of the current officers and employees of the Company and each of its Subsidiaries and (iii) preserve the present relationships of the Company and each of its Subsidiaries with customers, suppliers, landlords, creditors, licensors, licensees, channel partners and other Persons with which the Company and each of its Subsidiaries have significant business relations in each case subject to the specific allowances set forth in clauses (a) through (aa) below. By way of amplification and not limitation, except as specifically set forth on Schedule 5.1, the Company shall not, and shall cause each of its Subsidiaries not to, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the things set forth in clauses (a) through (aa) below except in the ordinary course of business and in a manner consistent with past practices and in compliance with all Applicable Law without the prior written consent of Parent (which consent shall not be unreasonably withheld, or delayed):

(a) amend or otherwise change the Company Organizational Documents or the organizational documents of any of its Subsidiaries;

(b) issue, grant, sell, dispose of, or subject to any Security Interest, or authorize the issuance, grant, sale or disposition of or Security Interests on any capital stock or other securities of the Company or any of its Subsidiaries, except that the Company may (i) issue shares of Company Stock upon the exercise of outstanding Options as of the date hereof under the terms thereof and which become exercisable prior to the Effective Date or pursuant to acceleration occurring in connection with the transactions contemplated by this Agreement, (ii) issue shares of Company Stock upon the exercise of outstanding and exercisable Warrants as of the date hereof under the terms thereof and (iii) in the ordinary course of business and consistent with past practices, grant Options to purchase the number of shares of Company Common Stock under the Option Plan to non-officer employees of the Company hired after the date of this Agreement; provided, that such Options (x) shall have an exercise price equal to the fair market value of the shares of Company Common Stock covered by such options determined as of the time of the grant of such options, (y) shall not contain any “single-trigger,” “double-trigger” or other vesting acceleration provisions and shall not be subject to acceleration (in whole or in part) as a result of the Merger or any of the other transactions contemplated by this agreement (whether alone or in combination with any termination of employment or other event), and (z) shall be subject to the Company’s standard vesting schedule;

(c) (A) sell, lease or dispose of, or subject to any Security Interest (which shall include any exclusive license) any assets or properties of the Company or any of its Subsidiaries (except for (i) sales of inventory in the ordinary course of business, (ii) sales of assets (other than inventory) in the ordinary course of business and in a manner consistent with past practices, not to exceed $250,000 individually or $500,000 in the aggregate, (iii) dispositions of obsolete or worthless assets, (iv) sales of immaterial assets not in excess of $250,000 individually or $500,000 in the aggregate) or (B) incur, assume or guarantee any Indebtedness (including by means of drawing down additional amounts under any existing revolving credit line) or assume, guarantee or endorse the obligations of any Person except pursuant to commitments in existence on the date hereof, or make any loans or advances (other than travel and business expense advances) or capital contributions to or investments in any other Person;

(d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or other equity or voting interest, (ii) split, combine, recapitalize or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) amend the terms or change the period of exercisability of any securities of the Company or any of its Subsidiaries, or any option, warrant or right, directly or indirectly, to acquire any securities of the Company or any of its Subsidiaries, or purchase, repurchase, redeem or otherwise acquire any securities of the Company or any of its Subsidiaries, or propose to do any of the foregoing, other than pursuant to (1) the exercise of currently outstanding Options under the terms thereof and which become exercisable prior to the Effective Date or pursuant to acceleration occurring in connection with the transactions contemplated by this Agreement, (2) the exercise of currently outstanding and exercisable Warrants under the terms thereof, (3) the termination of Options contemplated by this Agreement (4) the termination of Warrants contemplated by this Agreement or (5) the repurchase of shares of capital stock from terminated employees;

(e) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or business thereof;

(f) make or commit to make any capital expenditures or purchase of fixed assets which are, individually, in excess of $250,000 and, in the aggregate, in excess of $500,000;

(g) enter into, amend or waive any material Contract other than in the ordinary course of business and consistent with past practices or that involve total obligations of less than $250,000 and excluding product sales and inventory acquisitions,

(h) fail to provide any notices, assurances or support required by any Contract relating to any Intellectual Property in order to ensure that no condition under such Contract occurs which could result in, or could increase the likelihood of, any transfer or loss by it of any material Intellectual Property;

(i) take any action that would materially adversely affect or materially delay the ability of the parties to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated by this Agreement except as permitted by this Agreement;

(j) materially modify its standard warranty terms for its products or materially amend or modify any product warranties in effect as of the date hereof in any manner that is materially adverse to the Company or any of its Subsidiaries;

(k) enter into or amend any Contract pursuant to which any other party is granted exclusive marketing or other exclusive rights of any time or scope with respect to any of its products or technology;

(l) increase in any manner the compensation payable or to become payable to any director, officer, consultant or employee, except for increases in base compensation in the ordinary course of business consistent with past practices that were communicated prior to the date of this Agreement; except as set forth in Schedule 5.1, grant any severance or termination pay to any director, officer, consultant or employee, or terminate or amend any Company Employee Plan; establish, adopt, enter into, terminate or otherwise materially change the coverage or benefits available under, any bonus, profit sharing, thrift, compensation, stock option (other than acceleration of the vesting of any option), restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employees; grant any unusual or extraordinary benefit or compensation to any person; or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by Applicable Law or commitments under Contracts which are existing as of the date hereof and listed in Schedule 5.1 or as required pursuant to this Agreement;

(m) take any action to materially change accounting or Tax reporting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by GAAP or, except as so required by GAAP, materially change any assumption underlying, or method of calculating, any bad debt contingency or other reserve;

(n) make or change any election in respect of Taxes, file any amended Tax Returns, adopt or request permission of any Taxing authority to change any accounting method in respect of Taxes, enter into any closing agreement in respect of Taxes, settle any claim or assessment in respect of Taxes, surrender or allow to expire any right to claim a refund of Taxes known to the Company, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, fail to timely file all of its Tax Returns that are due (taking all timely filed extension requests into account) on or before the Closing Date, knowingly fail to truly, correctly and completely prepare such Tax Returns, fail to timely pay all Taxes shown as due on such Tax Returns;

(o) pay, discharge or satisfy any claims, liabilities or obligations in excess of $250,000 (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements or incurred since the date of the Unaudited Balance Sheet in the ordinary course of business or payment of undisputed accounts payable and other current obligations in the ordinary course of business consistent with past practices;

(p) materially modify the payment terms or payment schedule of any receivables other than in the ordinary course of business consistent with past practices or sell, securitize, factor or otherwise transfer any accounts receivable;

(q) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger or if done so in compliance with Section 6.9);

(r) except as required by GAAP, revalue in any material respect any assets or properties with a value that exceeds $250,000, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable;

(s) transfer to any Person any rights to any Intellectual Property owned by the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practices;

(t) enter into any operating lease with annual payments in excess of $250,000;

(u) materially reduce the amount of any insurance coverage provided by existing insurance policies;

(v) enter into any labor or collective bargaining agreement through negotiation;

(w) enter into any Contract that restrains or materially restricts the Company or any of its Subsidiaries from competing with or conducting any business or line of business in any geographic area;

(x) commence an Action with respect to a claim for greater than $250,000 or settle any pending or threatened Action or any claim or claims for an amount that could, individually or in the aggregate result in payment or loss to the Company or any of its Subsidiaries greater than $250,000;

(y) take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement (except as may be permitted under this Agreement);

(z) take any action that would otherwise prevent the Company or any of its Subsidiaries from performing, or cause the Company or any of its Subsidiaries not to perform in any material way, its covenants hereunder except as permitted under this Agreement; or

(aa) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1 (a) through (z) above.

5.2 Conduct of Parent’s Business Prior to Closing. Parent covenants and agrees that, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not unreasonably withheld or delayed), Parent shall not, and shall cause each of its subsidiaries not to:

(a) issue, grant or sell or authorize the issuance, grant or sale of more than $50,000,000 of capital stock or other securities of the Company in one or more equity financing transactions;

(b) sell, lease or dispose of any businesses, assets or properties of the Parent or any of its subsidiaries in an aggregate amount in excess of $25,000,000;

(c) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or business thereof in exchange for consideration in excess of $10,000,000;

(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent (other than the Merger);

(e) take any action that would otherwise prevent the Parent or any of its Subsidiaries from performing, or cause the Parent or any of its subsidiaries not to perform in any material way, its covenants hereunder except as permitted under this Agreement;

(f) take any action that would materially adversely affect or materially delay the ability of the parties to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated by this Agreement except as permitted by this Agreement; or

(g) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.2 (a) through (f) above.

5.3 Operation of the Business After Closing.

(a) From the Effective Date through the completion of the Earn-Out Period, Parent will, and shall cause the Surviving Corporation to, (i) devote substantially similar resources (and in no event less than reasonable resources) to the development, sale, marketing and distribution of the products developed, sold, and distributed by the Company (the “Company Products”) as Parent devotes to the marketing, distribution and sale of its key products and (iii) otherwise use commercially reasonable efforts in good faith to afford the Company Stockholders the reasonable opportunity to maximize the Earn-out Consideration payable to such Company Stockholders hereunder. Notwithstanding the foregoing, the Company and Parent acknowledge that. from the Effective Date through the completion of the Earn-Out Period, all Company Products will be subject to reasonable pricing at reasonable net margins as determined by Parent consistent with the Company’s past practices and financial forecasts previously provided to Parent by the Company.

(b) In the event that Parent, prior to the completion of the Earn-Out Period elects, to divest, discontinue, adopt a licensing model for, or second source one or more of the Company Products, and such action could be reasonably expected to materially adversely impair the opportunity to achieve the maximum Earn-Out Consideration, Parent shall pay the full Earn-Out Consideration as if it had been achieved.

(c) As part of Parent’s commitment to continue to operate the business of the Company on and after the Closing Date, following the Closing Date Parent agrees to provide those employees of the Company who continue as employees of the Company and/or Parent (or Parent affiliate) after the Closing Date, grants of restricted stock units of Parent Common Stock (“Parent RSUs” and or grants of options to acquire shares of Parent Common Stock (“Option Shares”) and, together with Parent RSUs, the “Incentive Shares”), with the terms and conditions of such grants, the vesting periods, and the levels of such grants to be determined by Parent. After the Closing Date, Parent shall issue $45,000,000 in Incentive Shares in the form of Parent RSUs and/or Options Shares to be awarded to the employees of the Company prior to the Closing who become employees of Parent or an affiliate thereof following the Merger with the total number of Incentive Shares determined by dividing $45,000,000 by the Applicable Closing Price. Parent may determine the combination of Parent RSUs and Option Shares to be awarded in Parent’s sole discretion. For purposes of this Section 5.3(c) and such awards, one Parent RSU shall be equivalent to two Option Shares such that the total number of Incentive Shares determined pursuant to this Section 5.3(c) shall be credited by one share for each Parent RSU awarded by Parent and by one share for every two Option Shares awarded by Parent. Any and all Incentive Shares will be granted by the board of directors of Parent within 60 days after the Closing Date at fair market value upon the date of grant and be subject to an agreement between the recipient and Parent.

SECTION 6. Additional Agreements.

6.1 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Mutual Non-Disclosure Agreement by and between Parent and the Company dated as of June 8, 2008, as amended on April 17, 2009 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b) Access to Information. At the reasonable request of a Party during the period prior to the Effective Time, the other Party will, and will cause each of its Subsidiaries to, as applicable, afford the requesting Party and its accountants, counsel and other representatives reasonable access during normal business hours to all of the premises, properties, books, records, financial, tax and accounting records (including, without limitation, the work papers of the Party’s independent accountants), Contracts, personnel, counsel, financial advisors and auditors of a Party and its Subsidiaries, as applicable, to obtain all information concerning the business, including, without limitation, the status of product development efforts, properties, results of operations and personnel of a Party and each of its

Subsidiaries, as applicable, for purposes of this Agreement; provided, however, that a Party and its Subsidiaries, as applicable, may restrict the foregoing access to the extent that any Applicable Law requires a Party or its Subsidiaries, as applicable, to restrict or prohibit access to any such properties or information. In addition, any information obtained from a Party pursuant to the access contemplated by this Section 6.1(b) shall be subject to the confidentiality obligations pursuant to Section 6.1(a). No information or knowledge obtained in any investigation pursuant to this Section 6.1 or otherwise shall affect or be deemed to modify or quantify any representation or warranty of the Parties or the conditions to the obligations of the parties to consummate the Merger or the other transactions contemplated by this Agreement.

6.2 Public Disclosure. Except as contemplated by this Agreement or as required by Legal Requirements (including applicable securities laws) or, as to Parent, by regulatory authority, no press release or any public disclosure, either written or oral, of the transactions contemplated hereby shall be made by any party hereto unless approved by Parent and the Company prior to release, which consent will not be unreasonably withheld.

6.3 Regulatory Filings; Reasonable Efforts.

(a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Applicable Laws, and as soon as reasonably practicable after the date hereof, each of Parent, Merger Sub and the Company shall (and shall cause each of their respective affiliates to) obtain or make all consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Authority in connection with the Merger and the transactions contemplated hereby, including, (i) any filings under any applicable Antitrust Laws, foreign merger laws and (ii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Applicable Law relating to the Merger. Each of Parent, Merger Sub and the Company will cause all documents that it is responsible for filing with any Governmental Authority under this Section 6.3(a) to comply in all material respects with all Applicable Laws.

(b) Exchange of Information. Parent, Merger Sub and the Company each shall (and shall cause each of their respective affiliates to) promptly supply the other with any information that may be required in order to effectuate or obtain any filings or other actions pursuant to Section 6.3(a). Except where prohibited by Applicable Law, and subject to the Confidentiality Agreement and any joint defense agreement entered into between the parties or their counsel, each of Parent, Merger Sub and the Company shall (and shall cause each of their respective affiliates to) (i) consult with the others prior to taking a position with respect to any such filing or other actions, (ii) to the extent reasonably required to permit appropriate coordination of efforts, permit the others to review and discuss in advance, and consider in good faith the views of the others in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Authority in connection with any Action in connection with this Agreement or the transactions contemplated hereby, (iii) coordinate with the others in preparing and exchanging such information and (iv) promptly provide the others (and their counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Authority in connection with this Agreement or the transactions contemplated hereby; provided, however, that, notwithstanding the foregoing, with respect to any such filing, presentation or submission, each of Parent, Merger Sub and the Company (and their respective affiliates) need not supply the others (or their counsel) with copies (or in case of oral presentations, a summary) to the extent that any applicable Legal Requirement requires such party or its subsidiaries to restrict or prohibit access to any such properties or information.

(c) Notification. Each of Parent, Merger Sub and the Company will notify the others promptly upon the receipt of: (i) any comments from any Governmental Authority in connection with any filings or other actions made pursuant hereto and (ii) any request by any Governmental Authority for amendments or supplements to any filings or other actions made pursuant to, or for information provided to comply in all material respects with any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing or other action made pursuant to Section 6.3(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Authority such amendment or supplement.

(d) Reasonable Efforts. Upon the terms and subject to the conditions set forth herein, each of the parties hereto agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, without limitation, using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Sections 7, 8 and 9 to be satisfied; (ii) obtaining or making all consents, approvals, orders or authorizations of, or registrations, declarations or filings with any Governmental Authority and the taking of all reasonable steps as may be necessary to avoid any Action by any Governmental Authority; (iii) the obtaining of all consents, approvals or waivers from third parties (provided, that the parties will discuss in good faith procedures to pursue third party consents with respect to the Merger); (iv) to lift any restraint, injunction or other legal bar to the Merger and (v) the executing or delivering of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its board of directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated hereby, use all reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize, to the extent reasonably possible, the effect of any such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.

6.4 Advise of Changes. From the date hereof and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent and the Company and each of its Subsidiaries shall promptly advise the other party in writing to the extent it has Knowledge of (a) any event or circumstance that would reasonably be expected to result in any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) in this Agreement becoming untrue or inaccurate in any material respect, (b) the failure by it (and, in the case of Parent, by Merger Sub) to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement prior to the Effective Time, (c) any change or event having, or which is reasonably likely to have, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable (d) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that no such notification will be deemed to prevent or cure any breach of, or inaccuracy in, amend or supplement any Section of the Disclosure Schedule, or otherwise disclose an exception to, or affect in any manner, the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties or the Indemnifying Securityholders under this Agreement.

6.5 Cooperation. Subject to compliance with Applicable Law, from the date hereof until the Effective Time, the officers of the Company and each of its Subsidiaries and other personnel of the Company and each of its Subsidiaries shall make themselves reasonably available to confer on a regular and frequent basis with one or more representatives of Parent to report operational matters that are material and the general status of ongoing operations, in each case with respect to the Company and its Subsidiaries.

6.6 Employee Benefit Plans.

(a) Unless Parent requests otherwise by written notice to Company prior to the Closing Date, effective immediately prior to the Closing, the Company will terminate any and all Company Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code and effective immediately prior to the Closing, no employee shall have any right to contribute any amounts to any Company Employee Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code. At the request of Parent, the Company will provide Parent with evidence that such Company Employee Plans have been terminated effective immediately prior to the Closing pursuant to resolutions duly adopted by the board of directors of the Company. In addition, at the request of Parent, the Company will terminate any and all other Company Employee Plans, including any group health or dental plans or programs, effective either immediately prior to the Closing or thereafter as specified by Parent and, at the request of Parent, the Company will provide Parent with evidence that such Company Employee Plans have been so terminated pursuant to resolutions duly adopted by the board of directors of the Company. The Company also shall take such other actions in furtherance of terminating such Company Employee Plans as Parent may reasonably require.

(b) If the Company is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code if the stockholder approval requirements of Section 280G(b)(5)(B) of the Code are not satisfied (“Potential 280G Benefits”), then the Company shall use its commercially reasonable efforts to obtain such stockholder approval as promptly as is practicable after the date hereof and in any event prior to the Closing Date.

(c) Parent shall provide to employees of the Company and its Subsidiaries who become employees of Parent or remain employees of the Surviving Corporation or its Subsidiary following the Closing Date employee benefits and compensation plans and programs that are no less favorable in the aggregate than those provided to similarly situated employees of Parent. Parent shall take such actions as are necessary to provide each employee of the Company and its subsidiaries with credit for service for the Company and its subsidiaries for purposes of vesting, eligibility, participation and level of benefits (but not benefit accruals under any defined benefit plan) under any benefit plan or arrangement of Parent or an affiliate thereof in which such employee participates on or after the Closing in the same manner as if such service had been service for the Parent or its affiliate; provided, however, that no such credit shall be required to the extent that such credit would result in a duplication of benefits for the same period of service.

(d) Subject to the requirements of Applicable Law, Parent shall take reasonable actions intended to cause the group health plan maintained by the Parent or an affiliate thereof, and applicable insurance carriers, third party administrators and any other third parties, to the extent such group health plan is made available to employees of the Company and its subsidiaries, to (i) waive any evidence of insurability requirements, waiting periods, and any limitations as to preexisting medical conditions under the group health plan applicable to employees of the Company and its subsidiaries and their spouses and eligible dependents (but only to the extent that such preexisting condition limitations did not apply or were satisfied under the group health plan maintained by the Company or its affiliates prior to the Closing) and (ii) provide employees of the Company and its subsidiaries with credit, for the calendar year in which the Closing occurs, for the amount of any out-of pocket expenses and copayments or deductible expenses that are incurred by them during the calendar year in which the Closing occurs under a group health plan maintained by the Parent or any of its affiliates.

(e) Parent shall take reasonable actions intended to cause a retirement plan maintained by it or one of its affiliates that is qualified under Section 401(a) of the Code to accept direct and indirect rollover distributions, on behalf of the employees of the Company and its subsidiaries who continue employment following the Closing, of account balances maintained by them under any Company Employee Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, including promissory notes evidencing outstanding plan loans (if any).

6.7 Company Option Plan. Prior to the Effective Time, the Company shall take all action necessary such that the Company Option Plan is terminated effective as of the Effective Time.

6.8 Calculation of Estimated Transaction Expenses. On or prior to the Closing Date, the Company shall provide Parent with a certificate executed by the Company’s Chief Executive Officer or Chief Financial Officer with the Company’s calculation of, and supporting documentation for, the Estimated Transaction Expenses.

6.9 Non-Solicitation.

(a) The Company and each of its Subsidiaries and affiliates shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its Subsidiaries (and it shall use reasonable efforts to cause such officers, directors, employees, representatives and agents not to, directly or indirectly), (i) solicit, initiate or knowingly encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, an Acquisition Proposal (as defined below) or (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal; provided, however, that if, at any time prior to the date the Requisite Stockholder Approval is obtained (the “Applicable Period”), the board of directors of the Company determines in good faith, after consultation with its outside counsel, that the failure to do so is reasonably likely to result in a breach of fiduciary duties to the Company Stockholders under Applicable Law, the Company may and may permit and authorize its Subsidiaries and representatives to, in response to an Acquisition Proposal (as defined below) that could reasonably be expected to result in a Superior Proposal (as defined in Section 6.9(c)), which was not solicited by it and which did not otherwise result from a breach of this Section 6.9(a), and subject to compliance with Section 6.9(b), (x) furnish information with respect to the Company and its Subsidiaries to any Person making such an Acquisition Proposal pursuant to a confidentiality agreement containing terms substantially similar to the terms (including with respect to standstill or other provisions) of the Confidentiality Agreement and permitting the disclosure contemplated by this Section 6.9 and (y) participate in discussions or negotiations with such Person making such Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any inquiry, proposal or offer from any person relating to any direct or indirect acquisition or purchase of a business that constitutes 25% or more of the net revenues, net income or the assets of the Company and its Subsidiaries, taken as a whole, or 25% or more of any class of equity securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

(b) Neither the board of directors of the Company nor any committee thereof shall, except as set forth in this Section 6.9, withdraw, amend or modify, or propose to any person outside the Company to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company’s board of directors or any such committee of this Agreement or the

Merger (any such withdrawal, amendment, modification or proposal, a “Change of Recommendation”). Notwithstanding the foregoing, at any time prior to the Requisite Stockholder Approval, the board of directors of the Company may effect a Change of Recommendation, provided, that the Company’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to do so is reasonably likely to result in a breach of fiduciary duties to the Company Stockholders under Applicable Law; provided, further, that, in addition to the condition in the immediately preceding clause, the following additional conditions must first be satisfied prior to effecting a Change of Recommendation in response to a Superior Proposal (as defined below): the Company has (A) provided to Parent three business days’ prior written notice which shall state (1) that is has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal, subject to the provisions of any existing non-disclosure agreement as of the date hereof, a copy of the current draft of each negotiated agreement relative thereto, and the identity of the Person or group making the Superior Proposal, and (3) that the Company’s board of directors intends to effect a Change of Recommendation due to the existence of a Superior Proposal; (B) provided to Parent a copy of all written materials made available to the Person or group making the Superior Proposal in connection with such Superior Proposal to the extent that such materials have not previously been provided to Parent; (C) during such three business day period, if requested by Parent, engaged in, and caused its financial and legal advisors to have engaged in, good faith negotiations with respect to any amendments to this Agreement; and (D) Parent shall not have, during such three day business period, made, and not withdrawn, a bona fide written offer (that will be binding on the Parent assuming due authorization and execution thereof by the Company) that the Company’s board of directors has in good faith determined results in the Superior Proposal no longer being a Superior Proposal. Nothing in this Section 6.9 shall be deemed to affect any obligation of the Company under this Agreement.

(c) If Parent makes a counterproposal to a Superior Proposal, the Company shall consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal. For purposes of this Agreement, a “Superior Proposal” means any unsolicited bona fide, written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the board of directors of the Company determines in its good faith judgment after receiving the advice of an independent financial advisor of nationally recognized reputation and its outside counsel, taking into account all of the terms and conditions of such proposal and this Agreement (including any proposal by Parent to amend the terms of this Agreement) to be more favorable from a financial point of view to the Company and the Company’s equityholders than the terms of this Agreement and to have a reasonable likelihood of closing, taking into account all financial, legal, regulatory, timing and other aspect of such proposal (including the need for and contingency for financing).

(d) The Company agrees that as of the date of this Agreement, it shall, and it shall cause its Subsidiaries and affiliates (and their respective officers, directors, employees, representatives and agents) to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person (other than Parent or its representatives) conducted heretofore with respect to any Acquisition Proposal. Subject to the restrictions, terms and conditions of any non-disclosure agreement entered into on or before the date hereof, the Company shall notify Parent promptly (but no later than 48 hours) after receipt by the Company (or its advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any person or entity that informs the Company that it is considering making, or has made, an Acquisition Proposal; provided, however, that (i) such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact; (ii) the Company shall keep Parent reasonably informed on a current basis (and in any event within 48 hours) of all material developments and the status of any Acquisition Proposal, any negotiations or discussions with respect to any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal or for access to the properties, books or records of the Company or any of its Subsidiaries by any person or entity that is considering making, or has made, an Acquisition Proposal; (iii) the Company shall, subject to the terms of any nondisclosure agreement entered into prior to the date hereof, provide Parent with copies of all documents received from or delivered or sent to any person or entity that is considering making or has made an Acquisition Proposal to the extent that such documents relate to or are furnished in connection with an Acquisition Proposal and have not previously been provided to Parent; and (iv) the Company will promptly provide to Parent any non-public information concerning the Company provided to any other party making an Acquisition Proposal which was not previously provided to Parent.

(e) Nothing contained in this Section 6.9 shall prohibit the Company from making any disclosure to the Company’s stockholders if, in the good faith judgment of the board of directors of the Company, after consultation with its outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that except as specifically permitted in this Section 6.9, neither the Company nor its board of directors nor any committee thereof shall withdraw or modify, or propose to any person outside the Company to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose to any person outside the Company to approve or recommend, an Acquisition Proposal.

(f) The Parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.9 and Section 6.11(c) were not performed in accordance with their specific terms or were otherwise breached. Either Party shall be entitled to an immediate injunction or injunctions as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.9 and Section 6.11(c) and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which such Person may be entitled at law or in equity.

6.10 Company Stockholders’ Consent.

(a) Promptly following the execution of this Agreement, the Company shall submit this Agreement and the transactions contemplated hereunder, including the Merger to all of the Company Stockholders for approval and adoption by written consent as provided by the DGCL and the Company’s Organizational Documents pursuant to the Company Solicitation Statement and Notice of Appraisal Rights which form of written consent and Company Solicitation Statement and Notice of Appraisal Rights shall include information regarding the Company, the terms of the Merger, this Agreement, and the recommendation of the Company Board to adopt and approve this Agreement, the Escrow Agreement and the other transactions contemplated hereby, and approve the Merger, and a statement that the Board of Directors of the Company has unanimously determined that the terms of the Merger and this Agreement are fair to and in the best interests of the Company and the Company Stockholders; and provided that the Company shall not solicit the written consent or vote of any Company Preferred Stockholder who is not an “accredited investor” unless and until Parent shall have provided to such Preferred Stockholder the type of information required to be furnished under Rule 502 of Regulation D promulgated under the Securities Act and determined to Parent’s reasonable satisfaction that such Preferred Stockholder meets the conditions under Rule 506(b)(2) of Regulation D, and in no event prior to the date on which Parent mails the Proxy Statement to the Parent Stockholders.

(b) Subject to the foregoing, the Company shall use its best efforts to obtain the approval or consent of as many of the Company Stockholders as possible as promptly as practicable following the date hereof.

6.11 Parent Special Meeting; Proxy Statement.

(a) Parent shall, as soon as reasonably practicable following the date of execution of this Agreement, prepare and file with the SEC the Proxy Statement in preliminary form (provided that the Company and their counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, and each amendment or supplement thereto, prior to its filing with the SEC), and Parent shall use its best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect thereto. If at any time prior to the Parent’s Special Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, Parent shall promptly prepare and mail to the Parent Stockholders such an amendment or supplement. Parent shall use reasonable efforts to cause the Proxy Statement to be mailed to the Parent Stockholders as promptly as practicable after filing with the SEC.

(b) The Company shall use its commercially reasonable efforts to cooperate with Parent to prepare the Proxy Statement (and each amendment or supplement thereto) and agrees to provide all information about the Company and its Subsidiaries to Parent that is required to be included in the Proxy Statement pursuant to the applicable provisions of the Securities Act and the rules and regulations thereunder, including, but not limited to, (i) all financial statements and related pro forma financial statements, that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) for financial statements that would be required to be included in Proxy Statement (together with customary reports and “comfort” letters of the Company’s independent public accountants) and (ii) shall provide and make reasonably available upon reasonable notice the senior management employees of the Company to discuss the materials prepared and delivered pursuant to this Section 6.11(b). Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Company Stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Parent shall use its commercially reasonable efforts to (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Special Meeting”) and (ii) cause the Proxy Statement to be mailed to the Parent’s stockholders, in each case, as soon as practicable following communication from the SEC that (A) the Proxy Statement will not be reviewed or (B) there are no further comments on the Proxy Statement and authorized its mailing; provided that Parent shall not be obligated to proceed with such meeting during the pendency of any order or injunction by a Governmental Authority prohibiting the solicitation of proxies pursuant to the Proxy Statement. Neither the board of directors of Parent nor any committee thereof shall, withdraw, amend or modify, or propose to any person outside Parent to withdraw or modify, in a manner adverse to the Company or the Company Stockholders, the approval or recommendation by Parent’s board of directors or any such committee of the matters set forth in the Proxy Statement (“Parent Change of Recommendation”).

(d) The Company shall cooperate with Parent in connection with the preparation of related pro forma financial statements, in each case that comply with (i) the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) for financial statements that would be required to be included in Proxy Statement (together with customary reports and “comfort” letters of the Company’s independent public accountants) and (ii) shall provide and make reasonably available upon reasonable notice the senior management employees of the Company to discuss the materials prepared and delivered pursuant to this Section 6.11(d).

6.12 Indemnification of Company Board of Directors and Officers; Insurance.

(a) Indemnification Obligations. During the period ending six years after the Effective Time, Parent will directly provide all rights to indemnification existing as of the Closing Date in favor of the Company’s officers and directors still serving as of such date, (the “Indemnified D&Os”), and shall ensure that the Surviving Corporation fulfills its obligations to the Indemnified D&Os, pursuant to the terms of the Company Organizational Documents as in effect on the date hereof and each indemnification agreement in effect between the Company and the Indemnified D&Os, subject to all defenses available to the Company or Parent, as the case may be. The certificate of incorporation and bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company Organizational Documents on the date of this Agreement, and, during the period commencing on the earliest date on which the Merger Sub purchases the Company Stock and ending on the sixth anniversary of the Effective Time, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any Indemnified D&O.

(b) Insurance. Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage that shall provide the Indemnified D&Os with coverage for six years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the Indemnified D&Os than the Company’s directors’ and officers’ liability insurance coverage presently maintained by the Company, so long as the aggregate cost is less than $100,000.

6.13 Resignation of Officers and Directors. The Company shall obtain the resignations of all officers and members of the board of directors of the Company and each of its Subsidiaries effective as of the Effective Time.

6.14 Employee Retention Consideration. Parent shall provide the following additional consideration in order to retain certain of the employees of the Company up to and after the Effective Time (“Employee Retention Consideration”):

(a) Parent shall issue $8,650,000 in shares of Parent Common Stock (the “Retention Shares”), with each share of Parent Common Stock deemed to have a per share value equal to the Applicable Closing Price, less applicable withholding taxes. The Retention Shares shall be allocated and distributed by the Surviving Corporation to certain employees of the Company to further incentivize them to remain as employees of the Company through the consummation of the Merger and will be issued as set forth on Schedule 6.14(a), immediately following the Closing Date.

(b) After the Closing Date, Parent shall issue $10,000,000 in shares of Parent Common Stock (“Transition Shares”), which Transition Shares shall be in the form of Parent RSUs to be awarded to incentivize certain individuals who are employees of the Company immediately prior to the Closing and who become employees of Parent or remain employees of the Surviving Corporation or its Subsidiaries following the Merger to remain so employed for one year after the Effective Date. The total number of Transition Shares shall be determined by dividing $10,000,000 by the Applicable Closing Price. Fifty Percent of the Transition Shares shall vest and be issued on the six month anniversary of the Closing Date and the remaining fifty percent of the Transition Shares shall vest and be issued on the twelve month anniversary of the Closing Date. Allocation of the Transition Shares shall be as set forth on
Schedule 6.14(b)(i). All Transition Shares will be granted by the board of directors of Parent within 60 days after the Closing Date and be subject to an agreement between the recipient and Parent (“Transition Share Agreement”). Each Transition Share Agreement shall provide that the vesting schedule for the Transition Shares shall accelerate in the event the recipient is terminated by Parent without Cause prior to twelve months following the Closing Date, provided, that the Transition Share Agreement for the employees listed in Schedule 6.14(b)(ii) shall provide that the vesting schedule for the Transition Shares shall also accelerate in the event the recipient is terminated by Involuntary Termination. Each transitional employee described in this Section 6.14(b) shall receive an employment agreement providing for (i) the payment, upon the completion or earlier termination of such employee’s services to Parent or the Surviving Corporation, of the same severance amount, if any, set forth in such employee’s employment agreement with the Company existing on the date hereof and (ii) the extension of COBRA and unemployment benefits following the termination of such services that are consistent with what the employee would have been eligible to receive following his or her termination as a Company employee on the Effective Date.

(c) On or before the Closing Date, Parent shall file a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to all shares of Parent Common Stock to be issued as Employee Retention Consideration and the Incentive Shares.

6.15 Interim Financing. Concurrent with the execution of this Agreement, Parent will issue the Company a short term bridge loan in the original principal amount of $15,000,000 to be used by the Company solely for working capital to fund its operations in the ordinary course of business. The bridge loan will be evidenced by a fixed term interest bearing, secured note due and payable in full 18 months following the Closing Date pursuant to a Note and Security Agreement (the “Note Agreement”) substantially in the form attached as Exhibit D.

6.16 Tax Matters.

(a) Prior to the Effective Time, Parent, Merger Sub and the Company each agree to use their respective commercially reasonable efforts to cause the Merger to qualify, and will not take any actions which to their Knowledge could reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code. For the avoidance of doubt, Parent, Merger Sub, and the Company each agree to use their respective commercially reasonable efforts to merge the Surviving Corporation with and into a limited liability company wholly-owned by Parent in a manner that will enable the Merger to qualify as a “reorganization” under Section 368(a) of the Code in the event that Parent, in Parent’s sole discretion, determines that such action is reasonably necessary or advisable so as to enable the Merger to qualify as a “reorganization” under Section 368(a) of the Code. Following the Effective Time, Parent and Surviving Corporation each agree to use their respective commercially reasonable efforts to cause the Merger to qualify, and will not take any actions which could cause any of the statements or representations in their respective letters delivered in connection with the opinion referred to in Section 9.6 to be untrue, incorrect or incomplete or, to their Knowledge, could reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code. For the avoidance of doubt, following the Merger, Parent may merge the Surviving Corporation with and into Parent, a business entity wholly owned by Parent which is disregarded as an entity separate from Parent for federal income tax purposes (within the meaning of Treasury Regulations Section 1.368-2(b)(1)(i)(A)), or an entity that is classified as a corporation for federal income tax purposes and is treated as controlled by Parent for purposes of Section 368(a)(2)(D) of the Code, by means of a statutory merger or consolidation, within the meaning of Treasury Regulations Section
1.368-2(b)(1)(ii); provided, that Parent shall not be obligated to merge the Surviving Corporation with any entity after the Merger.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Parent, Merger Sub and the Company shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a “determination” within the meaning of and described in Section 1313(a)(1) of the Code.

SECTION 7. Conditions Precedent to the Obligations of Each Party to Effect the Merger. The respective obligations of each party under this Agreement to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

7.1 Stockholder Approval. Parent shall have obtained the Parent Stockholder Approval, and the Company shall have obtained the Requisite Stockholder Approval.

7.2 Antitrust Approvals. All approvals, authorizations or clearances required under any applicable Antitrust Laws with respect to any Antitrust Filings shall have been obtained and all requirements thereunder shall have been satisfied.

7.3 No Order. No temporary restraining order, preliminary or permanent injunction or other order or judgment preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect.

SECTION 8. Additional Conditions Precedent to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub under this Agreement to consummate the Merger and the other transactions contemplated hereby shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions:

8.1 Representations, Warranties and Covenants.

(a) Each of the representations and warranties of the Company in this Agreement, shall be true, complete and correct in all material respects as of the Effective Time as though such representation and warranty had been made at the Effective Time (except for changes in capitalization permitted under this Agreement, changes resulting from the Company’s conduct of business in the ordinary course in compliance with the Agreement and the ancillary agreements and those representations and warranties which address matters only as of a particular date shall remain true, complete and correct as of such date); provided, however, (i) that the condition set forth in this Section 8.1(a) shall be deemed satisfied unless the effect of all such failures of representations and warranties to be true, complete and correct, taken together, are or could reasonably be expected to have a Company Material Adverse Effect; (ii) that, nothing contained in this Section 8.1(a) shall affect a Parent Indemnified Party’s right to indemnification pursuant to Section 14 if the Closing occurs; and (iii) for the sole purpose of determining whether any representation or warranty is true, complete or correct pursuant to Section 8.1(a)(i), any and all qualifications as to materiality and Company Material Adverse Effect shall apply to such representation or warranty; provided, however, that if a determination is made that a representation or warranty that is so qualified is nevertheless not true, complete or correct, thereafter for purposes of determining whether a Company Material Adverse Effect has occurred pursuant to Section 8.1(a)(i), such qualifications shall not be taken into account. Nothing in clause (iii) above shall affect any other qualification to a representation or warranty, and

(b) The Company shall not have materially breached its covenants under this Agreement required to be performed and complied with as of the Effective Time.

8.2 Government and Other Third Party Approvals. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority or other Person identified on Schedule 8.2 shall have been obtained or made, in a manner reasonably satisfactory in form and substance to Parent, and no such consent, approval, order or authorization shall have been revoked.

8.3 Legal Action.

(a) There shall not be any threatened or pending action, proceeding or other application before any court or Governmental Entity brought by any Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the Merger or other transactions contemplated by this Agreement, or seeking to obtain any material damages from Parent, Merger Sub, the Company or any of its Subsidiaries as a result of the Merger or such other transactions contemplated by this Agreement, (ii) that would result in the Merger or any of the other transactions contemplated hereby being rescinded following consummation, (iii) seeking to prohibit or impose any limitations on Parent’s or any of its affiliates’ ownership or operation of all or any portion of the Company’s or any of its Subsidiaries’ business or assets, or to compel Parent to dispose of or hold separate all or any portion of its or the Company’s or any of its Subsidiaries’ business or assets as a result of the transactions contemplated hereby which if successful would have an adverse effect on Parent’s ability to receive the anticipated benefits of the Merger and other transactions contemplated hereby, (iv) that has or could be reasonably expected to result in a Company Material Adverse Effect or (v) that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of this Section 8.3(a).

(b) There shall not be any threatened or pending action, proceeding or other application before any court or Governmental Entity brought by any Person: (i) that would result in the Merger or any of the other transactions contemplated hereby being rescinded following consummation, or (ii) that has or could be reasonably expected to result in a Company Material Adverse Effect; or (iii) that is reasonably likely directly or indirectly to result to any of the consequences referred to in clauses (i) through (ii) of this Section 8.3(b).

8.4 Employee Matters. Each of the employee listed on Schedule 8.4(a) and at least three of the other five employees identified by Parent as “key employees” on Schedule 8.4(b) and 75% of all other employees to whom Parent or the Surviving Corporation has extended offers shall have agreed to accept employment with Parent or the Surviving Corporation after the Merger pursuant to offers of employment by Parent including an employment letter agreement and a Proprietary Information and Inventions Agreement. Each of the employees listed on Schedule 8.4(c) shall have executed and delivered to Parent a Non-Competition Agreement in the form mutually agreed upon by the parties.

8.5 Required Stockholder Approval. The Company shall have obtained the written consent in accordance with Section 6.10 of the holders of at least 75% of the Company Stock entitled to vote with respect to the Merger and voting together as a single class (determined as of the date of this Agreement), including holders of at least (i) 80% of the outstanding Company Preferred Stock, entitled to vote on the Merger on an as converted basis and voting together as a single class and (ii) a majority of all outstanding Company Common Stock entitled to vote on the Merger and voting together as a single class (“Required Stockholder Approval”).

8.6 Dissenting Shares. Holders of no more than 5% of the Company Preferred Stock and 30% of the Company Common Stock shall have exercised any appraisal rights pursuant to the DGCL.

8.7 Company Material Adverse Effect. Since the date of this Agreement no change has occurred that has had a Company Material Adverse Effect.

8.8 Options and Warrants. All outstanding Options and the Warrants shall have been terminated and Parent shall have received documentation reasonably satisfactory to it and its counsel to the foregoing effect.

8.9 Deliveries. Parent shall have received the items listed in Section 10.1.

SECTION 9. Conditions Precedent to Obligations of the Company. All obligations of the Company under this Agreement to consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction at or prior to the Closing Date of the following conditions:

9.1 Representations, Warranties and Covenants.

(a) Each of the representations and warranties of Parent in this Agreement, shall be true, complete and correct in all material respects as of the Effective Time as though such representation and warranty had been made at the Effective Time (except for changes resulting from Parent’s conduct of business in the ordinary course in compliance with the Agreement and the ancillary agreements and those representations and warranties which address matters only as of a particular date shall remain true, complete and correct as of such date); provided, however, (i) that the condition set forth in this Section 9.1(a) shall be deemed satisfied unless the effect of all such failures of representations and warranties to be true, complete and correct, taken together, are or could reasonably be expected to have a Parent Material Adverse Effect; and (ii) for the sole purpose of determining whether any representation or warranty is true, complete or correct pursuant to Section 9.1(a)(i), any and all qualifications as to materiality and Parent Material Adverse Effect shall apply to such representation or warranty; provided, however, that if a determination is made that a representation or warranty that is so qualified is nevertheless not true, complete or correct, thereafter for purposes of determining whether a Parent Material Adverse Effect has occurred pursuant to Section 9.1(a)(i), such qualifications shall not be taken into account. Nothing in clause (ii) above shall affect any other qualification to a representation or warranty, and

(b) Parent shall not have materially breached its covenants under this Agreement required to be performed and complied with as of the Effective Time.

9.2 Parent Material Adverse Effect. Since the date of this Agreement no event, occurrence, change, effect or condition of any character shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

9.3 Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger and as Earn Out Consideration shall be approved for listing on the Nasdaq Global Select Market or such exchange as the Parent Common Stock may then be listed.

9.4 Government and Other Third Party Approvals. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority or other Person identified on Schedule 9.4 shall have been obtained or made, in a manner reasonably satisfactory in form and substance to the Company, and no such consent, approval, order or authorization shall have been revoked.

9.5 Legal Action.

(a) There shall not be any threatened or pending action, proceeding or other application before any court or Governmental Entity brought by any Governmental Entity: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or other transactions contemplated by this Agreement, or seeking to obtain any material damages from Parent, Merger Sub, the Company or any of its Subsidiaries as a result of the Merger or such other transactions contemplated hereby, (b) that would result in the Merger or any of the other transactions contemplated hereby being rescinded following consummation, (c) seeking to prohibit or impose any limitations on Parent’s or any of its affiliates’ ownership or operation of all or any portion of the Company’s or any of its Subsidiaries’ business or assets, or to compel Parent to dispose of or hold separate all or any portion of its or the Company’s or any of its Subsidiaries’ business or assets as a result of the transactions contemplated hereby which if successful would have an adverse effect on Parent’s ability to receive the anticipated benefits of the Merger and the other transactions contemplated hereby, (d) that has or could reasonably be expected to result in a Parent Material Adverse Effect or (e) that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (a) through (d) of this Section 9.5.

(b) There shall not be any threatened or pending action, proceeding or other application before any court or Governmental Entity brought by any Person: (i) that would result in the Merger or any of the other transactions contemplated hereby being rescinded following consummation, (ii) that has or could be reasonably expected to result in a Parent Material Adverse Effect; or (iii) that is reasonably likely directly or indirectly to result to any of the consequences referred to in clauses (i) through (ii) of this Section 8.3(b).

9.6 Tax Opinion. The Company shall have received a written opinion from Pillsbury Winthrop Shaw Pittman LLP, counsel to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided that if Pillsbury Winthrop Shaw Pittman LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Bingham McCutchen LLP renders such opinion to the Company (it being agreed that the Company and Parent shall each provide reasonable cooperation, including making reasonable and customary representations, to Pillsbury Winthrop Shaw Pittman LLP or Bingham McCutchen LLP, as the case may be, to enable them to render such opinion and that counsel shall be entitled to rely on such representations and such assumptions as they deem appropriate in rendering such opinion).

9.7 Deliveries. The Company shall have received the items listed in Section 10.2.

SECTION 10. Closing Deliveries.

10.1 Closing Deliveries of the Company. At or prior to the Closing, the Company shall deliver, or caused to be delivered, to Parent the following:

(a) a certificate executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer to the effect that, as of the Effective Time, each of the conditions set forth in Section 8 has been satisfied;

(b) the Certificate of Merger, duly executed by the Company;

(c) the Escrow Agreement, duly executed and delivered by the Representative, such agreement to be in full force and effect as of the Effective Time;

(d) a certificate of the Secretary of the Company dated the Closing Date, in form and substance reasonably satisfactory to Parent as to (i) the Company Organizational Documents and the Company being in good standing (including attaching the Company Organizational Documents and certificates of good standing dated not more than five (5) Business Days prior to the Closing issued by the Secretary of State of the State of Delaware and by each state in which the Company is qualified to do business as a foreign corporation), (ii) the organizational documents of each of the Company’s Subsidiaries and each of the Company’s Subsidiaries being in good standing (including attaching the applicable organizational documents and certificates of good standing dated not more than five (5) Business Days prior to the Closing), (iii) the incumbency and signatures of the officers of the Company executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby and (iv) the Company having taken all necessary and appropriate steps with respect to treatment of capital stock and other equity securities of the Company, including Options and Warrants, under this Agreement;

(e) evidence, reasonably satisfactory to Parent, that the Company has complied in all respects with the requirements under Section 262 of the DGCL;

(f) evidence satisfactory to Parent of resignations of each director and, each officer of the Company and certain directors and officers of its Subsidiaries as requested by Parent, effective in writing at the Effective Time in the form mutually agreed upon by Parent and the Company;

(g) the Offer Package Agreements and Non-Competition Agreements identified in Section 8.4 shall be in full force and effect as of the Effective Time and the percentage of employees who have signed such Offer Package Agreements is not less than the threshold set forth in Section 8.4 and such employees shall be willing and able to perform in accordance with such Offer Package Agreements.

(h) the legal opinion of Pillsbury Winthrop Shaw Pittman LLP in a form reasonably acceptable to Parent;

(i) the Company’s minute books, stock record books, Financial Statements and, to the extent requested by Parent, all other documents, books, records, agreements and financial data in the possession of the Company;

(j) evidence, reasonably satisfactory to Parent, as to the termination of the Company Employee Plans referred to in Section 6.6, without any obligations or liabilities thereunder on the part of the Company;

(k) a certificate dated the Closing Date from the Company satisfying the requirements set forth in Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), in form and substance reasonably satisfactory to Parent, certifying that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) at any time during the five years preceding the date of the certificate (or such shorter period as may be specified by Section 897(c)(1)(A)(ii) of the Code);

(l) the certificate required to update the Estimated Transaction Expenses;

(m) evidence, reasonably satisfactory to Parent, of obtaining the consent of the third party consents identified on Schedule 8.2;

(n) at least one Business Day prior to the Closing Date, a complete and accurate preliminary schedule allocating the Merger Consideration and Earn-Out Consideration by Company Stockholder which shall be updated immediately prior to the Effective Time (collectively, “Allocation Schedule”);

(o) evidence reasonably satisfactory to Parent that each of the Rights Agreements and all other investor rights granted by the Company to the Company Stockholders and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants, shall have terminated as of or prior to the Effective Time; and

(p) an update of the Securityholder Schedule, giving effect to any changes required as a result of the passage of time between the date of this Agreement and the Effective Time, dated and delivered to Parent four (4) Business Days prior to the anticipated Closing Date.

10.2 Closing Deliveries of Parent. At or prior to the Closing, Parent shall deliver, or caused to be delivered, to the Company the following:

(a) a certificate executed on behalf of the Parent by one of its officers to the effect that, as of the Effective Time, the conditions set forth in Section 9.1 above have been satisfied;

(b) the Escrow Agreement, duly executed and delivered by Parent;

(c) a certificate of the Secretary of the Parent dated the Closing Date, in form and substance reasonably satisfactory to Company as to (i) the Parent’s charter and bylaws (the “Parent Organizational Documents”) and the Parent being in good standing (including attaching the Parent Organizational Documents and certificates of good standing dated not more than five (5) Business Days prior to the Closing issued by the Secretary of State of the State of Delaware and by each state in which the Company is qualified to do business as a foreign corporation) and (ii) the incumbency and signatures of the officers of the Parent executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Parent pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby;

(d) the legal opinion of Bingham McCutchen, LLP in a form reasonably acceptable to the Company;

(e) evidence, reasonably satisfactory to the Company, as to the consent of the third party consents identified on Schedule 9.4; and

(f) evidence of the deposit of the shares of Parent Common Stock set forth in Section 2.7(a) above with the Paying Agent.

SECTION 11. Survival. All (a) representations and warranties of the Company and the Representative contained herein and (b) covenants and obligations of the Company and the Representative set forth in Sections 2.8, 2.9, 6.1(a), 6.2, 11, 13, 14, 15, 16 and 17 shall survive the Closing and shall continue for the Escrow Period, provided that, if any claims for indemnification have been asserted with respect to inaccuracy or a breach of such representations, warranties, covenants and obligations prior to the end of the Escrow Period, such claim shall survive and continue in effect until final resolution of such claims, and provided further, that, the representations and warranties set forth in Section 3.4(b) shall survive indefinitely. All (a) representations and warranties of Parent or Merger Sub contained herein and (b) covenants and obligations of the Parent and the Merger Sub set forth in Sections 2, 5.3, 6, 11, 13, 14, 15, 16 and 17 shall survive the Closing and shall continue for the Escrow Period; provided, however, that any covenants or obligations of Parent or Merger Sub which by their terms extend beyond the Escrow Period, including Sections 2.5, 2.6, 2.8, 5.3, 6.1(a), 6.2, 6.11(e), 6.12, 6.14, 11, 13, 16, and 17, shall extend beyond the Escrow Period until all obligations thereunder have been performed; provided further, that if any claims are brought against Parent or Merger Sub within the Escrow Period or, as the case may be within the longer period specified in the preceding proviso, with respect to any inaccuracy or breach of such representations, warranties, covenants and obligations, such representation, warranty, covenant or obligation shall survive and continue in effect until the final resolution of such claim.

SECTION 12. Termination.

12.1 Termination prior to the Effective Time of the Merger. This Agreement may be terminated at any time prior to the Effective Time, regardless of whether this Agreement and/or the Merger have been approved by the Company Stockholders, as follows and in no other manner:

(a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

(b) by either the Company or Parent if the Merger shall not have been consummated by October 31, 2009 (the “End Date”); provided further that the right to terminate this Agreement under this Section 12.1(b) except as set forth in Schedule 12.1(b) shall not be available to any party whose action or failure to act has been a principal cause of, or resulted in the failure of, the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either the Company or Parent if a Governmental Authority shall have issued or enacted any Legal Requirement or taken any other action (including, without limitation, the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Legal Requirement is final and nonappealable, as applicable;

(d) by the Company, (i) upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub, or (ii) if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 9.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 12.1(d) prior to 15 days following the receipt of written notice from the Company by Parent of such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 12.1(d) if the Company shall have materially breached this Agreement or if such breach by Parent or Merger Sub is cured such that such conditions would then be satisfied);

(e) by Parent, (i) upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or the Representative, or (ii) if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 8.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company’s representations and warranties or breach by the Company or the Representative is curable by the Company or the Representative prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement solely by reason of this Section 12.1(e) prior to the 15 days following the receipt of written notice from Parent by the Company of such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 12.1(e) if Parent shall have materially breached this Agreement or if such breach by the Company or the Representative is cured such that such conditions would then be satisfied);

(f) (i) by Parent, if the Required Stockholder Approval shall not have been obtained within two Business Days following the date of this Agreement or (ii) by the Company, if the Required Stockholder Approval shall not have been obtained by October 31, 2009 or at the Parent Stockholder Meeting (giving effect to any adjournment or postponement thereof); and

(g) by Parent, if a Company Material Adverse Effect shall have occurred, or Parent first becomes aware of a Company Material Adverse Effect, after the date hereof.

(h) by the Company, if:

(i) prior to the Requisite Stockholder Vote, the Company’s board of directors shall effect a Change of Recommendation with respect to a Superior Proposal; or

(ii) Parent’s Board of Directors (or any committee thereof) shall have failed to include Parent’s board of directors’ recommendation to adopt and approve the matters set forth in the Proxy Statement or have a Parent Change of Recommendation.

12.2 Notice of Termination; Effect of Termination. If a party wishes to terminate this Agreement pursuant to Section 12.1, then such party shall deliver to the other parties to this Agreement a written notice stating that such party is terminating this Agreement and setting forth a brief description of the basis on which such party is terminating this Agreement. Any termination of this Agreement under Section 12.1 will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 12.1, this Agreement shall be of no further force or effect, except (i) as set forth in Sections 6.1(a), 6.2, 12.2, 13 and 17, each of which shall survive the termination of this Agreement, (ii) nothing in this Section 12.2 shall relieve any party from liability for any breach of this Agreement or willful failure to fulfill any condition set forth in this Agreement prior to such termination, and (iii) each Party shall be entitled to seek an injunction or injunctions to prevent a breach of, or specific performance to enforce specifically the provisions of, any covenant of the other Party contained in this Agreement in any court of competent jurisdiction. No termination of this Agreement shall affect the obligations of the Parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

SECTION 13. Fees and Expenses. All fees, costs and expenses of Parent or Merger Sub incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by Parent whether or not the Merger is consummated. If the Merger is consummated, all reasonable fees, costs and expenses of the Company and the Representative incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of financial advisors, financial sponsors, accountants, legal counsel and other advisors, shall be treated as Transaction Expenses under this Agreement and, to the extent not already paid by the Company, shall be paid by the Parent. If the Merger is not consummated the Company shall bear all of its own expenses in connection with this Agreement and the transactions contemplated hereby whether or not treated as Transaction Expenses. Notwithstanding anything to the contrary, any fees related to Antitrust Filings shall be split by Parent and Company. The Company confirms that it has neither paid nor agreed to pay any fees, costs or expenses incurred by any Company Stockholder in connection with this Agreement or any of the transaction contemplated hereby, except for the reasonable fees and expenses of legal counsel to review the Standstill Agreement, the Escrow Agreement and the provision of this Agreement related to the Representative in an amount not to exceed $15,000.

SECTION 14. Indemnification and Claims for Damages.

14.1 Parent Claims Against Indemnifying Securityholders. Subject to the terms and provisions of the Escrow Agreement and this Section 14, each Indemnifying Securityholder who accepts payment of the applicable portion of the Merger Consideration pursuant to this Agreement shall be deemed to have agreed, and hereby agrees, that Parent Merger Sub and their respective affiliates (including, without limitation, following the Effective Time, the Surviving Corporation) and their respective directors, officers, employees, agents, representatives, successors and assigns (collectively, the “Parent Indemnified Parties”) shall have full recourse against, and be entitled to be compensated and reimbursed from, the Escrow Funds (subject to the terms and conditions set forth in the Escrow Agreement) and shall, subject to the limitations set forth in this Section 14.1, have the right, solely to the extent the aggregate amount of claims made against the Escrow Fund during the Escrow Period exceeds the total amount of the Escrow Funds, to withhold from, and place into the Escrow, any required payments of the Earn-Out Consideration to the Indemnifying Securityholders up to a maximum of 10% of such earned payments for any and all Damages arising from or related to any of the following (each a “Parent Claim”):

(a) any fraud, misrepresentation or breach or failure of any representation or warranty made by the Company or the Representative in this Agreement or in any officers certificate to be true and correct in all respects as of the date hereof and as of the Closing Date in each case, as such representation or warranty would read if all qualifications as to knowledge and materiality, including, without limitation, each reference to the defined term Company Material Adverse Effect, were deleted therefrom solely for the purposes of calculating Damages but not for the purposes of determining whether or not any misrepresentation, breach or failure of any representation or warranty has occurred;

(b) any post-closing claim for material breach or non-fulfillment of any covenant or agreement made or to be performed by the Company prior to the Closing pursuant to this Agreement or in any agreement or instrument entered into by the Company or in connection with this Agreement;

(c) any inaccuracy in the Allocation Schedule;

(d) any indemnity payments to any Person having acted or claiming to have acted, directly or indirectly, as a broker, finder or financial advisor for any Company Stockholder or, prior to the Closing, the Company in connection with the transactions contemplated by this Agreement to the extent not otherwise included in the Transaction Expenses; and

(e) regardless of any disclosure on the Disclosure Schedule, any claim related to the items disclosed as (3) or (4) under Section 3.14(h) of the Disclosure Schedule (each a “Special Matter” and collectively, the “Special Matters”).

The Parent Indemnified Parties’ shall have a right, solely to the extent the aggregate amount of Claims made against the Escrow during the Escrow Period exceeds the total amount of the Escrow Funds, to withhold from, and place into the Escrow, any required payments of the Earn-Out Consideration, which would otherwise have been made to the Indemnifying Securityholders, up to a maximum of 10% of such earned payments for any and all Damages arising from or related to any of the above clauses (a)-(b). Any such amounts deposited shall be treated as Escrow Funds pursuant to the Escrow Agreement and this Section 14. For purposes of this Section 14, each share of Parent Common Stock deemed to have a per share value equal to the Applicable Closing Price, the amounts otherwise payable as Earn-Out Consideration that are deposited into the Escrow shall be referred to as the “Earn-Out Set-Off,” and together with the Escrow Funds, the “Indemnification Funds.”

14.2 Indemnification of Parent Indemnified Parties. Subject to the limitations on liability set forth in Section 14.3(a) below, each Indemnifying Securityholder who accepts payment of the applicable portion of the Merger Consideration pursuant to this Agreement pursuant to Section 2 shall be deemed to have agreed, and hereby agrees, to indemnify, defend and hold harmless, severally and not jointly, the Parent Indemnified Parties from and against, and such Parent Indemnified Parties shall be entitled to be compensated and reimbursed for, any and all Damages arising from or related to any misrepresentation or breach or failure of Section 3.4(b) as it related to such Indemnifying Securityholder’s Company Stock.

14.3 Limitations of Liability.

(a) Except in the case of (i) fraud or intentional misrepresentation, or (ii) a breach of the representation made in Section 3.4(b), the sole and exclusive remedy of the Parent Indemnified Parties for Parent Claims against any Indemnifying Securityholder for any other breach or obligation hereunder shall be recourse against the Indemnification Funds, relating specifically to shares held by that Indemnifying Securityholder. Notwithstanding anything herein to the contrary, claims by Parent in excess of such Indemnification Funds with respect to breach of the representation made in Section 3.4(b) may only be brought against the Indemnifying Securityholder who held, or claimed to have held, the Company securities that gave rise to such Claim. Claims by Parent in excess of such Indemnification Funds as a result of fraud or intentional misrepresentation may only be brought against the Indemnifying Securityholder who committed such fraud or made such intentional misrepresentations.

(b) Notwithstanding anything herein to the contrary, indemnification shall not be available, and the Parent Indemnified Parties shall not otherwise have recourse against the Indemnification Funds, for Damages with respect to Parent Claims made pursuant to Section 14.1 (other than Parent Claims made pursuant to 14.1(e) for which a Parent Claim can be made pursuant to the limitations set forth in Section 14.3(c)) unless the total of all Damages in respect of such Parent Claims shall exceed $500,000 (the “Threshold”) in the aggregate, whereupon the total amount of all such Damages (including Damages included within such amount) shall be recoverable in accordance with the terms hereof.

(c) Notwithstanding anything to the contrary, indemnification shall not be available, and the Parent Indemnified Parties shall not otherwise have recourse against the Indemnification Funds, for Damages with respect to Parent Claims made pursuant to Section 14.1(e) (“Special Claims”) unless the total of all Damages with respect to such Parent Claim shall in the case of each Special Matter exceed $250,000 (the “Special Deductible”). In the event Damages with respect to a Special Claim exceed the Special Deductible, Parent shall be entitled to indemnification pursuant to this Section 14, subject to the limitations otherwise set forth herein, for 50% of any amount of Damages in excess of the Special Deductible.

(d) Without limiting the rights of the Parent Indemnified Parties under the Escrow Agreement or against the Indemnification Funds, the liability of each Indemnifying Securityholder for indemnification hereunder in all events shall be several and not joint, and in no event will an Indemnifying Securityholder have liability under this Agreement for an amount in excess of the aggregate amount of Merger Consideration and Earn-Out Consideration received by such Indemnifying Securityholder pursuant to this Agreement, including, without duplication, the Indemnification Funds contributed by such Indemnifying Securityholder.

(e) In the event (i) the Company terminates this Agreement pursuant to Section 12.1(d) or (ii) Parent fails to complete the Merger notwithstanding the satisfaction of all closing conditions under Section 7 and Section 8, and Parent is not then entitled to terminate this Agreement pursuant to Section 12.1, the Company shall be entitled to all remedies available at law or equity. Notwithstanding anything herein to the contrary, any amounts payable pursuant to the indemnification obligations hereunder shall be paid without duplication, and in no event shall any Parent Indemnified Parties be indemnified under different provisions of this Agreement for the same Damages.

(f) In the event (i) Parent terminates this Agreement pursuant to Section 12.1(e) or (ii) the Company fails to complete the Merger notwithstanding the satisfaction of all closing conditions under Section 7 and Section 8, and the Company is not then entitled to terminate this Agreement pursuant to Section 12.1, Parent shall be entitled to all remedies available at law or equity.

(g) Any Damages as to which indemnification provided for in Section 14 may apply shall be determined net of any actual cash recovery actually received by a Parent Indemnified Party with respect to insurance or contributions from third parties specifically with respect to the specific matter for which indemnification is sought, less any current or prospective costs associated with receiving such recovery. This Section 14.3(f) shall not imply and shall not be construed to imply any obligation on the part of any Person to seek or pursue any such recovery and the failure to seek or pursue any such recovery shall not be a defense to any indemnification obligation hereunder. Parent shall attempt to mitigate Damages that have resulted to an Indemnification claim hereunder, provided, however, that nothing herein shall require Parent to take any action that is not commercially reasonable.

The terms and conditions of this Section 14 constitute essential terms and conditions of this Agreement and the Merger, and approval of this Agreement by the Company Stockholders shall constitute the express agreement of each Indemnifying Securityholder with respect to the obligations of the Company Stockholders pursuant to this Section 14.

14.4 Notification Certification of Claims. If any Parent Claim has occurred, an authorized officer or an authorized representative of the Parent Indemnified Party may provide the Representative with a written certificate signed by such officer or representative (an “Officer’s Certificate”) describing with reasonable specificity, and to the extent known by the applicable Parent Indemnified Party, the nature and amount of such Parent Claim. Any such Officer’s Certificate shall be delivered during the Escrow Period.

14.5 Third Party Actions. In the event any Action is instituted against a Parent Indemnified Party which involves or appears reasonably likely to involve a Parent Claim for which indemnification may be sought, Parent will, promptly after receipt of notice of any such Action, provide written notification to the Representative of the commencement thereof. The failure to so notify the Representative of the commencement of any such Action will not relieve the Indemnifying Securityholders from liability in connection therewith, except to the extent that such failure materially and adversely affects the ability of the Indemnifying Securityholders to defend their interests in such Action; provided, however, that such written notice shall be effective only if delivered to the Representative within the Escrow Period. Parent shall have the right in its sole discretion to assume and control the defense or settlement of such Action, provided that, except with the consent (which consent may not be unreasonably withheld, conditioned or delayed) of the Representative (or, in the event indemnification is being sought hereunder directly from an Indemnifying Securityholder as permitted by Section 14.3(a)), no settlement of any such Action with third party claimants shall be determinative of the amount of Damages relating to such matter. In the event that the Representative has consented to any such settlement, the Indemnifying Securityholders shall have no power or authority to object under any provision of this Section 14 to the amount of any such Parent Claim against the Indemnity Funds, or against the Indemnifying Securityholders directly as permitted by Section 14.3(a), as the case may be, with respect to such settlement.

14.6 Reimbursement and Indemnification for Stockholder Agent. Subject to the terms and provisions of the Escrow Agreement and this Section 14, each Indemnifying Securityholder who accepts payment of the applicable portion of the Merger Consideration pursuant to this Agreement shall be deemed to have agreed, and hereby agrees, in addition to the Representative’s entitlement to reimbursement of Reimbursable Expenses pursuant to Section 15.6 of this Agreement, that the Representative shall be entitled to reimbursement out of the Expense Consideration for its reasonable fees, costs and expenses incurred in the performance of its duties as Representative under this Agreement, including, but not limited to, the right to employ financial and legal advisors and other agents to undertake or to assist in the assessment, litigation and/or settlement of any claims against the Escrow Fund. The Representative is expressly authorized to rely upon the advice of such advisors and agents. The Representative shall be indemnified and held harmless by the Indemnifying Securityholders from and against any Damages that may be incurred by the Representative arising out of or in connection with the acceptance or performance of the Representative’s duties or the transactions contemplated by this Agreement or the Escrow Agreement, except as caused by the Representative’s gross negligence or willful misconduct, including the legal costs and expenses of defending such Representative against any claim or liability in connection with the acceptance or performance of the Representative’s duties or the transactions contemplated by this Agreement or the Escrow Agreement. Parent shall not have any obligation or liability for such expenses, costs or losses or for payment of any fees of the Representative.

14.7 Definition of Damages. For purposes of this Agreement, the term “Damages” shall mean the amount of any loss, Tax, damage, deficiency, liability, judgment, fine, penalty, diminution in value, cost or expense (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses) actually incurred, paid, accrued or sustained by the Parent Indemnified Parties, whether or not involving an Action, including, without limitation, any reasonable costs of defending any Actions (unless such Action is found by a trier of fact to not be meritorious or settled or withdrawn without any consideration from Parent) or properly enforcing the Parent Indemnified Party’s rights under this Agreement.

14.8 Treatment of Indemnification Payments. The Company Stockholders, the Representative and Parent agree to treat (and cause their affiliates to treat) any payments received pursuant to Section 14 as adjustments to the Merger Consideration and Earn-Out Consideration for all Tax purposes, to the maximum extent permitted by Legal Requirements.

14.9 Transfer and Similar Taxes. Any sales, use, transfer, gains, stamp, duties, recording and similar Taxes incurred by the Company Stockholders as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne by the Company Stockholders.

14.10 Dispute Resolution.

(a) Representative shall have 30 days after receipt (or deemed receipt) of the Officer’s Certificate to deliver to Parent a written objection to all or any part of the Officer’s Certificate, and such objection shall set forth in reasonable detail the basis of the Representative’s objection to the Officer’s Certificate and the amount of dispute. In case the Representative shall deliver such written objection, Parent shall have 30 days to respond in a written statement to the objection. If after such thirty (30) day period there remains a dispute as to any claims, the Representative and Parent shall attempt in good faith for 30 days to agree upon the rights of the respective parties with respect to each of such claims. If the Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, if Parent has requested delivery of a portion of the Escrow Funds, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the appropriate portion of the Escrow Funds in accordance with the terms of the memorandum. If no such agreement can be reached after good faith negotiation, either Parent or the Representative may, by written notice to the other, demand arbitration of the matter, unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Within 15 days after such written notice is sent, Parent (on the one hand) and the Representative (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything contained herein to the contrary, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments from the Escrow Funds in accordance with such decision. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be conducted under the commercial rules then in effect of the Judicial Arbitration & Meditation Services (“JAMS”). Any arbitration shall be held in Santa Clara County, California. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the JAMS, and the expenses and costs, incurred by the prevailing party to the arbitration (as determined by the arbitrator), but excluding attorney’s fees and costs.

(b) Any dispute, controversy, or claim between Parent, on the one hand, and the Indemnifying Securityholders or the Representative, on the other hand, arising out of or relating to the provisions of this Agreement that relates to the amount of Earn-Out Consideration payable pursuant to Section 2.5(a) that cannot be resolved by negotiations between Parent and the Representative shall also be resolved through arbitration in the manner described in subparagraph (a) of this Section 14.10. Notwithstanding anything to the contrary in this Section 14.10, in the event of an alleged violation or breach of this Agreement by a party (including, without limitation, unauthorized disclosure of Confidential Information), the other party may seek temporary injunctive relief from any court of competent jurisdiction.

SECTION 15. Representative.

15.1 Powers of the Representative.

(a) The Representative shall have and may exercise all of the powers conferred upon him, her or it pursuant to this Agreement and the Escrow Agreement, which shall include, without limitation:

(i) The power to execute as Representative on behalf of each Indemnifying Securityholder the Escrow Agreement and any other agreement or instrument entered into or delivered in connection with the transactions contemplated hereby;

(ii) The power to give or receive any notice or instruction permitted or required under this Agreement or the Escrow Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, to be given or received by any Indemnifying Securityholder, and each of them (other than notice for service of process relating to any Action before a court or other tribunal of competent jurisdiction, which notice must be given to each Indemnifying Securityholder individually, as applicable), and to take any and all action for and on behalf of the Indemnifying Securityholders, and each of them, under this Agreement, the Escrow Agreement or any other such agreement, document or instrument; provided, however, that the Representative shall not have any duty to ascertain or inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement.

(iii) The power to (A) contest, negotiate, defend, compromise or settle any Actions for which a Parent Indemnified Party may be entitled to indemnification through counsel selected by the Representative and solely at the cost, risk and expense of the Indemnifying Securityholders, (B) authorize payment to any Parent Indemnified Party of any of the Escrow Funds, or any portion thereof (including, without limitation, any Earn-Out Consideration deposited in escrow with the Escrow Agent), in satisfaction of any Parent Claims, (C) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Parent Claims, (D) resolve any Parent Claims, (E) take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise, including, without limitation any claims pursuant to Section 2.5(c) of this Agreement challenging the amount of Earn-Out Consideration paid or otherwise related to Parent’s performance of its obligations set forth in Section 2.5 of this Agreement, and (F) take or forego any or all actions permitted or required of any Indemnifying Securityholder or necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement;

(iv) The power to consult with or engage legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Indemnifying Securityholders;

(v) The power to amend or review, negotiate and agree to and authorize any payments from the Escrow Funds in satisfaction of any payment obligation, in each case, on behalf of the Indemnifying Securityholders, as contemplated thereunder;

(vi) The power to waive any terms and conditions of this Agreement or Escrow Agreement providing rights or benefits to the Indemnifying Securityholders (other than the right to receive Merger Consideration payable to such Indemnifying Securityholders unless, with respect to each Indemnifying Securityholder, such right is waived (i) with such Securityholder’s agreement or (ii) pro-rata (in accordance with the allocations set forth in this Agreement) in connection with the settlement of a Parent Claim or dispute in respect of the Earn-Out Consideration pursuant to the powers granted by this Agreement, in which case the Representative shall have the power to waive such right to receive Merger Consideration);

(vii) The power to take any actions or give any instructions in regard to such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby or as the Representative reasonably believes are in the best interests of the Indemnifying Securityholders;

(viii) To enforce, on behalf of the Indemnifying Securityholders, any Claim against Parent or Merger Sub; and

(ix) To do each act, implement any decision and exercise all rights which the Indemnifying Securityholders are required or permitted to do or exercise under this Agreement.

(b) The Representative represents and warrants to Parent and Merger Sub that:

(i) The Representative has all necessary power and authority to execute and deliver this Agreement and the Escrow Agreement and to carry out his, her or its obligations hereunder and thereunder;

(ii) This Agreement has been duly executed and delivered by the Representative and, assuming the due authorization, execution and delivery of this Agreement by Parent, Merger Sub and the Company, constitutes the valid and legally binding obligation of the Representative, enforceable against the Representative in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles; and

(iii) The Escrow Agreement will be duly executed and delivered by the Representative and, assuming the due authorization, execution and delivery of the Escrow Agreement by Parent and the Escrow Agent, constitute a legal, valid and binding obligation of the Representative, enforceable against the Representative in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

15.2 Claims by Parent.

(a) Upon receipt or notice of any Parent Claim pursuant to Section 14, the Representative shall give prompt notice of the amount and details thereof (to the extent of the information in his or her possession) to the Indemnifying Securityholders.

(b) Prior to the settlement of any Parent Claim, or the release of any portion of the Escrow Funds to any Parent Indemnified Party other than as a result of a final arbitration award or court order, the proposed settlement must receive the written approval of the Representative. The Representative shall have the discretion to take such action as he, she or it shall determine to be in the best interest of all of the Indemnifying Securityholders, including, without limitation, authorizing the distribution to any Parent Indemnified Party of any portion of the Escrow Funds; provided, however, that, in any event, all Indemnifying Securityholders are treated in substantially the same manner consistent with the allocation formula set forth in this Agreement.

15.3 Notices. Any notice given to the Representative will constitute notice to each and all of the Indemnifying Securityholders at the time notice is given to the Representative. Any action taken by, or notice or instruction received from, the Representative will be deemed to be action by, or notice or instruction from, each and all of the Indemnifying Securityholders, provided, however, notice with respect to any Parent Claims with respect to Section 3.4(b) shall be given to the Indemnifying Securityholder to which indemnification is sought. Parent, Merger Sub, the Company and the Surviving Corporation may, and the Escrow Agent will, disregard any notice or instruction received from any one or more individual Indemnifying Securityholders.

15.4 Agreement of the Representative. The Representative hereby agrees to do such acts, and execute further documents, that in its discretion are reasonable to carry out the provisions of this Agreement and the Escrow Agreement.

15.5 No Liability. The Representative shall not incur any liability or damages with respect to any action taken or suffered by it or omitted hereunder as the Representative while acting in good faith and in the exercise of reasonable judgment and each Indemnifying Securityholder shall severally indemnify and hold the Representative harmless, and shall bear its pro-rata share (in accordance with the allocations set forth in this Agreement) of such liability of damages. The Representative may, in all questions arising hereunder, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Representative based on such advice, the Representative shall not be liable to anyone. The Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Representative.

15.6 Reimbursement of Expenses. The Indemnifying Securityholders shall severally, but not jointly, reimburse the Representative on a pro-rata basis (in accordance with the allocations set forth in this Agreement) for any reasonable expense incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including reasonable expenses incurred prior to the execution of the Merger Agreement in relation to the engagement of the Representative and the review or execution of the agreements related to such engagement (“Representative Reimbursable Expenses”). Without limiting the foregoing, the Representative shall have the right to engage legal counsel and other professional advisers to assist it in the administration of Representative’s duties hereunder, and any and all reasonable fees and expenses of such counsel and advisers shall be deemed Representative Reimbursable Expenses. Without limiting the foregoing, the Representative may be reimbursed for Representative Reimbursable Expenses out of the Expense Consideration.

15.7 Reliance on Representative. Parent, Merger Sub, their respective affiliates (including, without limitation, after the Effective Time, the Surviving Corporation) and the Escrow Agent shall be entitled to rely on the appointment of WP VIII Representative LLC as Representative and treat such Representative as the duly appointed attorney-in-fact of each Indemnifying Securityholder and as having the duties, power and authority provided for in this Agreement and the Escrow Agreement. None of Parent, Merger Sub, their respective affiliates (including, without limitation, after the Effective Time, the Surviving Corporation) or the Escrow Agent shall be liable to any Indemnifying Securityholder for any actions taken or omitted by them in reliance upon any instructions, notice or other instruments delivered by the Representative. Parent, Merger Sub, their respective affiliates (including, without limitation, after the Effective Time, the Surviving Corporation) and the Escrow Agent shall be entitled to rely at any time after receipt of any such notice on the most recent notice so received. No resignation of the Representative shall become effective unless at least 30 days prior written notice of the replacement or resignation of such Representative shall be provided to Parent and the Escrow Agent. If the Representative shall be unable or unwilling to serve in such capacity, his, her or its successor who shall serve and exercise the powers of the Representative hereunder shall be appointed by a written instrument signed by Indemnifying Securityholders holding a majority interest in the Escrow Funds. In addition, the Indemnifying Securityholders may replace the Representative at any time upon approval of the Indemnifying Securityholders holding a majority interest in the Escrow Fund on the Closing Date.

SECTION 16. Release. Each Company Stockholder who accepts payment of his, her or its portion of the Merger Consideration pursuant to Section 2 shall be deemed to have, and hereby does, unconditionally release and forever discharge the Company, Parent, Merger Sub and any other subsidiary of Parent, including their respective officers and directors, from (a) any and all obligations or duties the Company might have to such Company Stockholder and (b) any and all claims of liability, whether legal or equitable, of every kind and nature, which such Company Stockholder ever had, now has or may claim against the Company in each case arising out of facts or circumstances occurring at any time on or prior to the date hereof; provided, however, that such release shall exclude (i) those claims, liabilities, obligations and duties of the Company, Parent and Merger Sub under this Agreement, (ii) those claims, liabilities, obligations and duties of the Company pursuant to any agreement with a Related Party that is not terminated pursuant to the terms of this Agreement and (iii) to the extent applicable with respect to any Company Stockholder who is a director, officer or employee of the Company, (A) compensation not yet paid (including any amounts payable in connection with the consummation of the transactions contemplated by this Agreement), (B) reimbursement for expenses incurred by any such Company Stockholder in the ordinary course of his or her employment which are reimbursable under the Company’s expense reimbursement policies, (C) accrued vacation, subject to the Company’s policies on accrual and carryforward, and (D) any remaining obligations of the Company to indemnify any officer or director. For the purposes of this Section 16, each Company Stockholder hereby expressly waives the benefits of Section 1542 of the California Civil Code which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The terms and provisions of this Section 16 are specific terms of the Merger, and the approval and adoption of this Agreement and approval of the Merger by the Company Stockholders shall constitute approval by such Company Stockholders, as specific terms of the Merger, and the irrevocable agreement of such Company Stockholders to be bound by such terms and provisions.

SECTION 17. Miscellaneous.

17.1 Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier, facsimile (receipt confirmed) or by email to:

if to Parent or Merger Sub:

NetLogic Microsystems, Inc.

Attention: General Counsel

1875 Charleston Road

Mountainview, CA 94043

Facsimile No: (650) 961-1092

Email: rcortes@netlogicmicro.com

With a copy to:

Bingham McCutchen LLP

Attention: Alan B. Kalin

1900 University Avenue, 4th Fl.

East Palo Alto, CA 94303

Facsimile No: (650) 849-4609

Email: alan.kalin@bingham.com

if to the Company:

RMI Corporation

Attn: L. William Caraccio

18920 Forge Drive

Cupertino, CA 95014

Facsimile No: (408) 434-5585

Email: billc@rmicorp.com

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

Attn: Jorge del Calvo

2475 Hanover Street

Palo Alto, CA 94304-1114

Facsimile No: (650) 233-4545

Email: Jorge@pillburylaw.com

if to the Representative:

WP VIII Representative LLC

Attn: Scott Arenare, General Counsel

466 Lexington Avenue

New York, NY 10017

Facsimile No. (212) 922-0933

Email: sarenare@warburgpincus.com

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent three days following the date on which mailed, or one (1) day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by facsimile transmission (receipt confirmed) or electronic transmission, as the case may be, and addressed as aforesaid. Any notice to be given to any Indemnifying Securityholders hereunder shall be given to the Representative or, if for any reason there ceases to be a Representative, to each Indemnifying Securityholder.

17.2 Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. None of the parties may assign, transfer or delegate any of their respective rights or obligations under this Agreement, by operation of law or otherwise, without the consent in writing of the Company, Parent and the Representative provided, that Parent and Merger Sub (including the Surviving Corporation) may, without obtaining the prior written consent of Representative, assign any of its rights, or delegate any of its obligations under this Agreement to (a) any affiliate of Parent, (b) any successor of such party by merger or otherwise, or (c) the purchaser of all or substantially all of the assets or stock of such Person; provided that such assignment or delegation has been made in good faith and has not been made for the purpose of avoiding or frustrating any of the assigning or delegating party’s obligations hereunder and the assignee agrees to be subject to and bound by the terms and conditions of this Agreement. The Representative shall execute such acknowledgements of such assignments in such forms as Parent or Merger Sub (including the Surviving Corporation) may from time to time reasonably request. Any purported assignment or delegation of rights or obligations in violation of this Section 17.2 is void and of no force or effect.

17.3 Interpretation. For purposes of this Agreement, the following rules of interpretation apply:

(a) Descriptive Headings. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

(b) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-Business Day, the period in question ends on the next succeeding Business Day.

(c) Currency. Any reference in this Agreement to $ means U.S. dollars.

(d) Section and Similar References. Unless the context otherwise requires, all references in this Agreement to any “Section,” “Schedule” or “Exhibit” are to the corresponding Section, Schedule or Exhibit of this Agreement.

(e) Mutual Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and have been represented by their own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to their legal rights from such counsel. In the event an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

17.4 Counterparts; Execution. This Agreement may be executed in counterparts and the exchange of signature pages to this Agreement (in counterparts or otherwise) by facsimile transmission or other electronic transmission (including in the form of a PDF file) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

17.5 Severability. In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Legal Requirements, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party). If any court of competent jurisdiction determines that any provision of this Agreement is invalid, illegal or unenforceable, such court has the power to fashion and enforce another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the intentions of the parties hereto under this Agreement and, in the event that such court does not exercise such power, the parties hereto shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the parties’ intentions to the greatest lawful extent under this Agreement.

17.6 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon other than the parties hereto and their permitted successors or assigns. The Parent Indemnified Parties not party hereto are entitled to the rights and remedies of third party beneficiaries with respect to Section 14. Notwithstanding the foregoing, the Representative shall be a third party beneficiary to all sections of this Agreement in which it is not specifically designated as a Party.

17.7 Additional Definitions. For purposes of this Agreement, (a) an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter or such individual could reasonably be expected to discover or otherwise become aware of such fact or other matter after reasonable inquiry of such person’s direct reports, (b) with respect to Parent, “Knowledge” shall mean, with respect to any matter in question, the actual Knowledge of any individual who is currently serving as a director or officer of Parent after reasonable inquiry of such person’s direct reports, (c) with respect to the Company, “Knowledge” shall mean, with respect to any matter in question, the actual Knowledge of each of the “key employees” listed on Schedule 8.4 and the following officers of the Company, after reasonable inquiry of such officer’s direct reports: Behrooz Adbi, Steven Geiser, L. William Caraccio, Mark Litvack, Nazar Zaidi, Steve Longoria, Greg Hoeppner, Mike Wodopian, Paula Ewanich (provided, however, that the inclusion of L. William Caraccio in this definition shall not be deemed a waiver or serve to compel the waiver of any attorney-client, work product or other similar privilege with respect to any dispute, claim or other matter related to or arising out of this Agreement), (d) “affiliate” and “associate” have the meanings ascribed to them under Rule 405 promulgated by the SEC under the Securities Act and (e) “Business Day” means any day of the year on which national banking institutions in the State of California are open to the public for conducting business and are not required or authorized to close and shall not include Saturday.

17.8 Governing Law; Submission to Jurisdiction. This Agreement, and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including, without limitation, the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of California applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of laws provisions thereof) except as to matters pertaining to the Company as a Delaware corporation, and to the Company Stockholders as stockholders of a Delaware corporation, which are governed by the DGCL, and as to such matters, this Agreement shall be governed by the DGCL. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any court of competent civil jurisdiction sitting in State of California over any Action arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereto hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of such Action brought in such court or any claim that such Action brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such Action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by any applicable Legal Requirement. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any Action by delivery of a copy thereof in accordance with the provisions of Section 17.1 and consents to the exercise of jurisdiction of the courts of the State of California over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.

17.9 Entire Agreement, Not Binding Until Executed. This Agreement, including the Disclosure Schedule, Schedules and Exhibits and the other agreements referred to herein (including, without limitation, the Offer Package Agreements and the Escrow Agreement), is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in such Disclosure Schedule, Schedules, Exhibits or such other agreements and this Agreement, including such Disclosure Schedule, Schedules, Exhibits and such other agreements, supersede any prior understandings, negotiations, agreements or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof or thereof, with the exception of the Confidentiality Agreement, which shall remain in full force and effect. Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any party hereto unless and until the same is executed and delivered by all of the parties hereto.

17.10 Amendments; No Waiver. Subject to applicable Legal Requirements, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each of the parties hereto, or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after approval and adoption of this Agreement and the Merger by the Company Stockholders and without their further approval, no amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any share of Company Stock. No course of dealing and no failure or delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies. The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder. No single or partial exercise of any right, power or remedy conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No amendment to any term or provision affecting the rights or obligations of the Representative or any Indemnifying Securityholder should be permitted without the Representative’s written consent.

[Remainder of page left blank intentionally]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the day and year first above written.

NETLOGIC MICROSYSTEMS, INC.

By:	/s/ Ronald S. Jankov
Name:	Ronald S. Jankov
Title:	President & Chief Executive Officer

ROADSTER MERGER CORPORATION

By:	/s/ Ronald S. Jankov
Name:	Ronald S. Jankov
Title:	President

RMI Corporation

By:	/s/ Behrooz Abdi
Name:	Behrooz Abdi
Title:	Chief Executive Officer

REPRESENTATIVE:

WP VIII REPRESENTATIVE LLC

By:	Warburg Pincus Private Equity VIII, L.P., its Managing Member
By:	Warburg Pincus Partners LLC, its General Partner
By:	Warburg Pincus & Co., its Managing Member

By:	/s/ Henry Kressel
Name:	Henry Kressel
Title:	Partner

[Signature Page to Agreement and Plan of Merger]

Exhibit A

List of Persons Executing Standstill Agreement

[Form of Agreement]

Exhibit B

Form of Certificate of Merger

Exhibit C

Form of Escrow Agreement

Exhibit D

Form of Note and Security Agreement